As filed with the Securities and Exchange Commission on October 8, 2010.
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM F-1
REGISTRATION STATEMENT
Under
the Securities Act of 1933

AGFEED ANIMAL NUTRITION HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands	2040	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite A1001-1002, Tower 16
Hengmao International Center
Nanchang City, Jiangxi Province 330003, People’s Republic of China
(86) 791-6669090
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
(302) 636-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William W. Uchimoto, Esq. Stevens & Lee, P.C. 1818 Market Street, 29th Floor Philadelphia, Pennsylvania 19103 (215) 575-0100	David W. Swartz, Esq. Sunjeet S. Gill, Esq. Stevens & Lee, P.C. 111 North Sixth Street Reading, Pennsylvania 19601 (610) 478-2000	Mitchell Nussbaum, Esq. Giovanni Caruso, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If delivery of the prospectus is expect to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Class A ordinary shares, par value $0.0001 per share(2) (3)	$25,000,000	$1,782.50

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) and Rule 457(o) under the Securities Act of 1933, as amended.
(2)
Includes                          Class A ordinary shares that may be purchased by the underwriter to cover over-allotments, if any.  Also includes Class A ordinary shares initially offered and sold outside the United States either as part of its distribution or within 45 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public.  These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-           ).  Each American depositary share represents               Class A ordinary shares.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED	, 2010

AgFeed Animal Nutrition Holdings, Inc.

                              American Depositary Shares
Representing                         Class A Ordinary Shares

This is the initial public offering of American depositary shares, or ADSs, of AgFeed Animal Nutrition Holdings, Inc. We are offering                of our ADSs.  Each ADS represents        Class A ordinary shares.  Our share capital consists of Class A and Class B ordinary shares.  Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights.  Each Class A ordinary share is entitled to one vote per share, and each Class B ordinary share is entitled to 4 votes per share and is convertible at any time into one Class A ordinary share.  Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.  AgFeed Industries, Inc. holds all of our outstanding Class B ordinary shares through a wholly owned subsidiary.  Assuming the underwriter does not exercise its over-allotment option to purchase additional ADSs, upon completion of this offering, AgFeed Industries, Inc. will hold 16,000,000 Class B ordinary shares, or         % of the combined total of our outstanding Class A and Class B ordinary shares (representing          % of the total voting rights) in our company.  Our dual-class ordinary share structure involves certain risks.  See the relevant risk factors on pages 17 and 22 of this prospectus for a detailed discussion of such risks.

Prior to this offering, there has been no public market for our ADSs or Class A ordinary shares.  We anticipate that the initial public offering price of our ADSs will be between $         and $         per ADS.  We intend to apply to have our ADSs listed on the NASDAQ Global Select Market under the symbol “      ”on or promptly after the date of this prospectus.  We cannot assure you that our ADSs will be or will continue to be listed on the NASDAQ Global Select Market.

Investing in our ADSs involves risks.  See “Risk Factors” beginning on page 11 of this prospectus for a discussion of information that should be considered in connection with an investment in our ADSs.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

	Per ADS	Total
Initial public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us	$	$

(1)  Rodman & Renshaw, LLC will also receive warrants to purchase up to                    Class A ordinary shares, with an exercise price of $          per Class A ordinary share (125% of the public offering price), exercisable beginning on the first anniversary of the closing date, with an expiration date of                              , 201     (the five year anniversary of the effective date of the Registration Statement that this prospectus is a part of).  In addition, we have agreed to reimburse the underwriter for certain of its expenses as described under “Underwriting” in this prospectus.
The underwriter expects to deliver the ADSs to purchasers in New York, New York on or about             , 2010.

Rodman & Renshaw, LLC

The date of this prospectus is             , 2010.

TABLE OF CONTENTS

SUMMARY	1
RISK FACTORS	11
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	26
USE OF PROCEEDS	27
DIVIDEND POLICY	28
CAPITALIZATION	29
DILUTION	30
EXCHANGE RATE INFORMATION	32
ENFORCEABILITY OF CIVIL LIABILITIES	33
OUR HISTORY AND CORPORATE STRUCTURE	34
OUR RELATIONSHIP WITH AGFEED INDUSTRIES	36
SELECTED CONSOLIDATED FINANCIAL DATA	38
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS	41
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	45
BUSINESS	52
REGULATIONS	58
MANAGEMENT	64
PRINCIPAL SHAREHOLDER	68
RELATED PARTY TRANSACTIONS	69
DESCRIPTION OF SHARE CAPITAL	70
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	77
SHARES ELIGIBLE FOR FUTURE SALE	83
TAXATION	85
UNDERWRITING	93
EXPENSES RELATING TO THIS OFFERING	99
LEGAL MATTERS	100
EXPERTS	100
WHERE YOU CAN FIND ADDITIONAL INFORMATION	100
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus.  Neither we nor the underwriter have authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  Neither we nor the underwriter are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.  Our business, financial condition, results of operation and prospects may have changed since that date.

We have not taken any action to permit a public offering of our ADSs outside the United States or to permit the possession or distribution of this prospectus or any filed free writing prospectus outside the United States.  Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of our ADSs and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

i

SUMMARY

You should read the following summary together with the entire prospectus, including the more detailed information regarding us, the securities being sold in this offering, and our financial statements and related notes appearing elsewhere in this prospectus.

Overview

We are a British Virgin Islands business company formed to operate the animal nutrition business of AgFeed Industries in the People’s Republic of China (“China”) through various operating subsidiaries.  We are in the process of acquiring the animal nutrition business of AgFeed Industries, which we expect to complete in October 2010.  Our animal nutrition business consists of the research and development, manufacture, marketing and sale of additive premix (“premix”), concentrates and complete feed for use in the domestic animal husbandry markets, primarily for hog production in China.  We have been in the premix feed business since 1995 and now operate five premix feed manufacturing facilities located in the provinces of Jiangxi, Guangxi, Shandong and Hainan and the municipality of Shanghai.  We are aggressively expanding our concentrates and complete feed lines to meet the growing demand of commercial producers as they modernize their production technology and focus on the requirements of the food safety laws.

Core Strategy

Our core strategy focuses on the manufacture and delivery of high quality, safe animal nutrition products in response to the food safety laws of China enacted in 2009.  Our strategy is further defined by the requirement to improve feed utilization in the swine industry to significantly reduce the use of feedstuffs.  We accomplish this through our research and development activities, the manufacture of our products and close relationships with our distributor network and large commercial customers.  As an extension of this strategy, our business plan outlines an expansion into the rapidly growing complete feed market and the introduction of what we believe to be the first bulk feed delivery system in China for the swine industry.

Market Dynamics

We expect that the animal nutrition business in China will experience significant consolidation going forward due to the convergence of government policies and natural market forces.  Opportunities for us to expand, including through acquisitions, are increasing as the animal feed production industry evolves from traditional processes to modern, industrial scale enterprises capable of supplying high quality, safe products in complete formulations.  The need for industrial scale agricultural enterprises is driven by the urbanization of China and the need to feed this growing population safely, which cannot be done from traditional backyard farms.  This will lead to a much smaller number of larger integrated market participants.  Scale will become increasingly important in the feed business in order to meet the needs of a likewise evolving customer base.

Business

We manufacture, distribute, market and sell three main product lines - premix, concentrates and complete feed for use in all stages of a pig’s life.  We will conduct these operations through our subsidiaries, Shandong AgFeed Agribusiness Co., Ltd. (“Shandong Feed”), Hainan HopeJia Feed Co., Ltd. (“HopeJia”), Nanchang AgFeed Animal Feed Co., Ltd. (“Nanchang Feed”), Shanghai AgFeed Animal Feed Co., Ltd.  (“Shanghai Feed”), and Nanning AgFeed Animal Feed Co., Ltd. (“Nanning Feed”) (collectively, our feed operating companies).  Our feed operating companies will operate manufacturing facilities in the provinces of Jiangxi, Guangxi, Shandong and Hainan and the municipality of Shanghai, primarily serving the hog industry.  We will also provide educational, technical and veterinary support to our customers and distributor base.

The Ministry of Agriculture of China has granted AgFeed Industries a “Green Certification” status for certain premix products.  We sell these products under the brand label “BEST.”  This certification indicates that these products are safe, environmentally friendly, and can effectively promote the healthy growth of pigs.  According to current government regulations, the government will only accredit pork as “green” if it is produced using government certified “green” feed.  Having our feed certified as green requires us to adhere to strict manufacturing controls and procedures.  This green certification permits hog farms to produce hogs that result in high quality “green” pork products.  It is also an incentive for other commercial hog farms to enter into purchase contracts with our feed operating companies.

Our total feed output in 2009 was approximately 115,000 metric tons (73,000 metric tons in 2008), consisting of 32,000 metric tons of premix, 22,000 metric tons of concentrates and 61,000 metric tons of complete feed.  Our 2009 output represents a 57% increase over our 2008 feed output.  Our 2009 revenues grew to $76 million from $58 million in 2008, with revenues from our affiliated hog farms accounting for $12 million and $6 million, respectively.

The Market

The feed industry in China, initially developed during the 1980s, was transformed by the adoption of feed and feed additives regulations in the early 1990s.  These regulations emphasized labeling standards for the different grades of product.  These standards assisted in regulating the feed industry’s expansion and aimed to eliminate substandard products and fraudulent labeling.  A safe, highly efficient feed company producing high quality animal nutrition products is the foundation for the development of a sustainable animal breeding industry.  In 2009, the new food safety law strengthened the government’s supervisory powers, unified food safety standards, changed the licensing system, and increased liabilities for non-compliance.

In its Research Report on Chinese Feed Industry, 2009-2010, China Research and Intelligence reported that China’s feed manufacturing industry is second only to the United States in volume and is expected to surpass the United States in total feed production within 5 years.  Further, the report states the feed industry grew from 96 million metric tons in 2004 to 140 million metric tons in 2009 or from $36 billion to $58 billion.  Specific to the hog feed component, the report predicts the market will grow from $22.2 billion in 2010 to $30.7 billion in 2014, an increase of 38%.

Sales and Marketing

We sell our products directly to 795 large commercial hog farms.  Additionally, we work with independently owned and operated feed distribution chain stores that distribute our premix feed products throughout China.  As of June 30, 2010, we had a distributor base of 1,940, comprised of 1,314 exclusive feed distribution chain stores and 626 non-exclusive distributors.

Competitive Advantages

We believe the following competitive advantages will contribute to our success and differentiate us from our competitors:

•	quality and breadth of product offerings, including “green” certified feed;

•	providing feed solutions for all phases of a pig’s life;

•
ability to access a broad and large customer base in Southeastern China, a significant hog production area, through a dedicated and experienced sales force and an established distribution channel, which includes 795 commercial farms, 626 non-exclusive distributors, and 1,314 exclusive feed distribution chain stores;

•	research and development capabilities which allow us to address issues associated with food safety as well as explore new market opportunities;

•	providing strategic technical support to our customers and distributor base; and

•	a management team with extensive experience in the feed industry both in China and abroad.

Our History and Corporate Structure

Our animal nutrition business was started by AgFeed Industries, Inc., our ultimate parent, in 1995 and is operated through various indirect subsidiaries.  As part of the corporate reorganization of AgFeed Industries, we were incorporated in the British Virgin Islands on August 20, 2010 as an indirect wholly owned subsidiary of AgFeed Industries, Inc. to be the holding company for the animal nutrition business.  On May 24, 2010, AgFeed Industries, Inc. (“AgFeed BVI”), a British Virgin Islands business company and wholly owned subsidiary of AgFeed Industries, Inc., contributed 100% of the issued and outstanding shares of Shandong Feed to AgFeed Animal Nutrition Inc. (“AANI”), a British Virgin Islands business company and wholly owned subsidiary of AgFeed BVI.  Between July 2010 and September 2010, AgFeed BVI invested a total of approximately RMB 80.3 million (US $11.8 million) in AANI, which was treated as additional paid-in capital.  Concurrently, AANI contributed approximately RMB 80.3 million (US $11.8 million) to Shandong Feed.  Shandong Feed will use the proceeds (a) to capitalize each of its direct subsidiaries, Nanchang Feed, Shanghai Feed and Nanning Feed and (b) to, together with its subsidiaries, purchase (i) substantially all of the assets related to the animal nutrition business of AgFeed Industries from Nanchang Best Animal Husbandry Co., Ltd.  (“Nanchang Best”), Shanghai Best Animal Husbandry Co., Ltd.  (“Shanghai Best”), and Guangxi Huijie Sci & Tech Feed Co., Ltd.  (“Guangxi Huijie”), each of which are subsidiaries of AgFeed BVI, and (ii) 100% of the issued and outstanding shares of HopeJia from Nanchang Best.  The acquisition of HopeJia from Nanchang Best was effective July 7, 2010 with the initial purchase price payment made on July 21, 2010.  The acquisition of the remaining assets related to the animal nutrition business by Shandong Feed and its subsidiaries will be effective following receipt of certain regulatory approvals, which we expect to receive in October 2010.  Immediately following these acquisitions, AgFeed BVI will contribute 100% of the issued and outstanding shares of AANI to us.  Following the reorganization, we will conduct our animal nutrition business through AANI and its direct and indirect subsidiaries.  Following the completion of the reorganization, we will effect a 16,000,000:1 stock split.  After giving effect to the stock split, we will have 16,000,000 Class B ordinary shares outstanding, all of which are owned by AgFeed BVI.  After we acquire AANI, we will authorize grants of 1,685,000 restricted Class A ordinary shares to certain of our directors, officers, employees, director nominees and consultants.

Prior to our acquisition of AANI, we were a newly formed company with no operations or assets, and all of our outstanding Class B ordinary shares were owned and held by AgFeed BVI.  The following diagram illustrates our corporate structure as of the date of this prospectus.(1)

(1)	For risks relating to our current corporate structure, see “Risk Factors—Risks Related to Our Structure and Regulations.”

Our Relationship with AgFeed Industries

Prior to the reorganization of AgFeed Industries, AgFeed Industries, Inc., a Nevada corporation and our parent company, through its various subsidiaries, operated our animal nutrition business.  AgFeed Industries began reporting results of its animal nutrition operations as a separate business segment for the three months ended September 30, 2009.  References in this prospectus to the operations of our business, financial condition, and results of operations with respect to periods prior to September 30, 2009 are to AgFeed Industries’ animal nutrition business unit.  Prior to this offering, AgFeed Industries has provided us with tax, accounting, treasury, legal and human resources services, and had also provided us with the services of a number of its executives and employees.  All of our current executive officers and most of our current employees formerly were employees of AgFeed Industries.

Upon the completion of this offering, AgFeed Industries will continue to be our controlling shareholder, owning        % of the combined total of our outstanding Class A and Class B ordinary shares, representing        % of the voting rights of the combined total of our outstanding Class A and Class B ordinary shares due to the proportionately greater voting rights of the Class B ordinary shares it holds, which are entitled to 4 votes on matters subject to shareholders’ vote (as compared with one vote for Class A ordinary shares) or, assuming the underwriter exercises in full its over-allotment option to purchase additional ADSs,        % of our combined total outstanding Class A and Class B ordinary shares, representing        % of the combined total voting rights of our outstanding Class A and Class B ordinary shares.  However, AgFeed Industries is not subject to any contractual obligation to maintain its share ownership other than the 365-day lock-up period as described in “Underwriting.”

Upon completion of the reorganization, which we expect to occur in October 2010, our subsidiaries will have entered into agreements with AgFeed Industries with respect to various ongoing relationships between the two corporate groups, including a Master Separation Agreement, an Administrative Services Agreement, a Non-Compete Agreement, a supply agreement and trademark license agreements.  Other than the Master Separation Agreement and the supply agreement, the remaining agreements will be entered into upon completion of the reorganization.  These agreements contain provisions, among others, relating to (i) the transfer of substantially all of the assets related to the animal nutrition business from AgFeed Industries to us, (ii) cross-indemnification of liabilities arising from breaches of the Master Separation Agreement or any related intercompany agreement, (iii) our engagement of AgFeed Industries to provide certain services that are critical to our business, including accounting and financial reporting, human resources administration, information technology maintenance and administration, and legal and compliance administration commencing upon the completion of the reorganization of AgFeed Industries, (iv) limitations on AgFeed Industries from competing with us in the animal nutrition business for a three-year period commencing on August 1, 2010 with certain exceptions, (v) our engagement by AgFeed Industries to provide its Chinese hog production operations with their animal feed needs on market terms for a three-year period commencing on August 1, 2010 and (vi) the license to use certain trademarks owned by AgFeed Industries.  We will also enter into sublease arrangements, upon the completion of the reorganization, with AgFeed Industries for our facilities in the provinces of Jiangxi and Guangxi.  For additional details see “Our Relationship with AgFeed Industries.”

We believe that we will realize benefits from our carve-out from AgFeed Industries, including:

•
A sharper strategic focus.  By having our own board of directors and management team, we expect to be able to make more focused strategic decisions and be in a better position to take advantage of strategic opportunities in the hog feed industry.

•
Better incentives for employees and greater accountability.  We will seek to motivate and retain our employees through the implementation of incentive compensation programs tied to the market performance of our ADSs and the financial results of our company.

•
Direct access to capital markets.  As a separate, stand-alone company, we will have capital planning flexibility with direct access to the debt and equity capital markets and the opportunity to grow through acquisitions by using our shares as consideration.

Our Corporate Information

Our principal executive offices are located at Suite A1001-1002, Tower 16, Hengmao International Center, Nanchang City, Jiangxi Province 330003, People’s Republic of China.  Our telephone number at this address is (86) 791-6669090.  Our website address is http://www.agfeednutrition.com.  The information on our website does not form part of this prospectus.  Our registered office in the British Virgin Islands is located at the offices of Walkers Corporate Services (BVI) Limited, Walkers Chambers, P.O.  Box 92, Road Town, Tortola VG1110, British Virgin Islands.  Our agent for service of process in the United States is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

Conventions that Apply to this Prospectus

Unless otherwise indicated, information in this prospectus assumes that the underwriter has not exercised its over-allotment option to purchase up to                additional ADSs from us and assumes that there has been no vesting of awards of restricted Class A ordinary shares granted to our directors, executive officers, employees and consultants.

This prospectus contains translations of certain Renminbi, or RMB, the legal currency of China, amounts into U.S. dollars at the rate of RMB 6.7815 to $1.00, the noon buying rate in effect on June 30, 2010, in New York City, New York.  We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or can be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all.  On October 1, 2010, the noon buying rate was RMB 6.6895 to $1.00.

As used in this prospectus,

•	“Holdings” refers to AgFeed Animal Nutrition Holdings, Inc., a British Virgin Islands business company, and unless the context requires otherwise, includes its direct and indirect subsidiaries;

•	“AANI” refers to AgFeed Animal Nutrition Inc., a British Virgin Islands business company and a wholly owned subsidiary of Holdings;

•	“China” or “PRC” refers to the People’s Republic of China, and for the purpose of this prospectus, excludes Hong Kong, Macau and Taiwan;

•
“AgFeed Industries, Inc.” refers to AgFeed Industries, Inc., a Nevada corporation, our ultimate parent and controlling shareholder, whose shares of common stock are listed on the NASDAQ Global Select Market under the symbol “FEED”;

•	“AgFeed Industries” refers to AgFeed Industries, Inc. and its subsidiaries and, unless the context requires otherwise, excludes Holdings and its direct and indirect subsidiaries;

•	“ADSs” refers to our American depositary shares, each of which represents Class A ordinary shares;

•	“shares” or “ordinary shares” refers to our Class A ordinary shares, par value $0.0001 per share, and our Class B ordinary shares, par value $0.0001 per share; and

•
“we,” “us,” “our company” and “our” refer to AgFeed Animal Nutrition Holdings, Inc., and unless the context requires otherwise, includes its direct and indirect subsidiaries; when required by the context, references to “we,” “us,” “our company” and “our” include the animal nutrition business operations of AgFeed Industries for periods prior to the completion of the reorganization of AgFeed Industries.

Unless indicated otherwise, the information included in this prospectus regarding our outstanding Class A and Class B ordinary shares gives effect to the following as if they all had occurred as of June 30, 2010:

(i)	our formation on August 20, 2010;

(ii)	the contribution of AANI to us;

(iii)	the 16,000,000:1 stock split we will effect following the completion of the reorganization; and

(iv)	the authorization of grants of 1,685,000 restricted Class A ordinary shares to certain of our executive officers, directors, employees, director nominees and consultants.

References in this prospectus to the operation of our business, financial condition and results of operations with respect to the period from January 1, 2007 to the present are to AgFeed Industries’ animal nutrition business operations as conducted by AgFeed Industries’ subsidiaries.  References in this prospectus to the operations of our business, financial condition and results of operations with respect to periods following the completion of the reorganization of AgFeed Industries will be to our operations as a stand-alone company.

The Offering

Offering price	We currently estimate that the initial public offering price will be between $ and $ per ADS.

ADSs offered by us	ADSs.

ADSs outstanding immediately after the offering	ADSs (or ADSs, if the underwriter exercises in full its over-allotment option to purchase additional ADSs).

Class A ordinary shares outstanding immediately after the offering	Class A ordinary shares (or Class A ordinary shares, if the underwriter exercises in full its over-allotment option to purchase additional ADSs).

Class B ordinary shares	16,000,000 Class B ordinary shares.
outstanding immediately after the offering

Ordinary shares
Our share capital consists of Class A and Class B ordinary shares.  Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights.  Each Class A ordinary share is entitled to one vote on all matters subject to shareholders’ vote, and each Class B ordinary share is entitled to 4 votes on all matters subject to shareholders’ vote.  Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof.  Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

The ADSs	Each ADS represents Class A ordinary shares, par value $0.001 per share. The ADSs may be evidenced by American depositary receipts, or ADRs.

The depositary will be the holder of the ordinary shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

You may surrender your ADSs to the depositary to withdraw the Class A ordinary shares underlying your ADSs. The depositary will charge you a fee for that surrender.

We may amend or terminate the deposit agreement for any reason without your consent.  Any amendment which imposes or increases fees or charges or which materially prejudices any substantial existing rights you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to the ADS holders.  If an amendment becomes effective, you will be bound by the deposit agreement, as amended, if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of American Depositary Shares.”  We also encourage you to read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.

Use of proceeds
The net proceeds to us from this offering are expected to be approximately $       million, assuming an initial public offering price per ADS of $         , which is the mid-point of the estimated public offering price range.

The primary purposes of this offering are to create a public market for our ADSs for the benefit of all shareholders, retain talented employees by providing them with equity incentives and obtain additional capital.  We intend to use the net proceeds from this offering for general corporate purposes, including capital expenditures and funding possible future acquisitions.

Over-allotment option	We granted to the underwriter an over-allotment option, exercisable within 45 days from the date of this prospectus, to purchase up to an additional ADSs.

Lock-up
We and all of our directors, executive officers and existing shareholders have agreed with the underwriter, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our Class A ordinary shares, ADSs representing our Class A ordinary shares or securities convertible into or exercisable or exchangeable for our Class A ordinary shares for a period of 365 days following the date of this prospectus.  See “Underwriting” for additional information.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ADSs.

NASDAQ symbol	“ ”

Listing
We intend to apply to have our ADSs listed on the NASDAQ Global Select Market under the symbol “      ” on or promptly after the date of this prospectus.  We cannot assure you that our ADSs will be or will continue to be listed on the NASDAQ Global Select Market.

Depositary	The Bank of New York Mellon

Summary Consolidated Financial and Operating Data

The following summary consolidated financial information for the periods and as of the dates indicated should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our “Unaudited Pro Forma Consolidated Financial Statements” and our consolidated financial statements and related notes, each of which are included elsewhere in this prospectus.

The summary consolidated financial data presented below as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 are derived from our audited consolidated financial statements included elsewhere in this prospectus.  Our audited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, and were audited by Goldman Kurland Mohidin LLP, an independent registered public accounting firm.  The report of Goldman Kurland Mohidin LLP on those consolidated financial statements is included elsewhere in this prospectus.  The summary consolidated financial data as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 were prepared on the same basis as our audited consolidated financial statements.  Further, the summary consolidated financial data presented below as of and for the six months ended June 30, 2010 and 2009 was derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus.  We have prepared the unaudited consolidated financial statements on the same basis as our audited consolidated financial statements.  The unaudited consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for the periods presented.

Our animal nutrition business is operated by AgFeed Industries through its various subsidiaries.  AgFeed Industries began reporting results of its animal nutrition operations as a separate business segment during the three months ended September 30, 2009.

Pursuant to the reorganization of AgFeed Industries, we will assume substantially all of the assets and certain of the liabilities related the animal nutrition business of AgFeed Industries.  The reorganization will be accounted for using the historical cost basis for the assets and liabilities transferred to us since all of the entities involved in the reorganization are under the common control of AgFeed Industries.

For the period from January 1, 2007 to the present, our consolidated financial statements were prepared by combining the assets, liabilities, revenues, expenses and cash flows of the entities that were directly engaged in the animal nutrition business.

Our statements of operations and comprehensive income for periods prior to the completion of the reorganization include all the historical costs related to the animal nutrition business segment and an allocation of certain general corporate expenses of AgFeed Industries.  These general corporate expenses primarily relate to corporate employee compensation costs, professional service fees and other expenses arising from the provisions of certain corporate functions, including finance, legal, technology, investment and executive management.  We allocated these expenses based on estimates that our management believes are a reasonable reflection of the utilization of services provided to, or benefits received by, us.

The unaudited pro forma financial data presented below for the six months ended June 30, 2010 gives pro forma effect to our formation and the reorganization effective January 1, 2010 while the unaudited pro forma financial data presented below as of June 30, 2010 gives pro forma effect to our formation and the reorganization effective June 30, 2010.  Further, the unaudited pro forma financial data presented below for the year ended December 31, 2009 gives pro forma effect to our formation and the reorganization effective January 1, 2009 while the unaudited pro forma financial data presented below as of December 31, 2009 gives pro forma effect to our formation and the reorganization effective December 31, 2009.  For more information regarding the assets and liabilities of AgFeed Industries to be assumed by us, see “Unaudited Pro Forma Consolidated Financial Statements” and accompanying notes below.  For more information regarding the costs to be incurred by us following the completion of the reorganization in connection with our operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Our Agreements with AgFeed Industries” below.

For the periods following the completion of the reorganization, our consolidated financial statements consist of the financial statements of Holdings, including its direct and indirect subsidiaries, as a stand-alone company.

Our management believes that the assumptions underlying our consolidated financial statements and the allocations included are reasonable.  Our consolidated financial statements for the years ended December 31, 2009, 2008 and 2007, however, may not be reflective of our results of operations, financial position and cash flows had we been operated as a stand-alone company during those periods.  Our historical results for any prior periods are not necessarily indicative of results to be expected for any future period.  In addition, our unaudited results for the six months ended June 30, 2010 may not be indicative of our results for the full year ending December 31, 2010.

All dollar amounts in the following tables are in thousands.

Summary Consolidated Financial and Operating Data

	For the six months ended June 30,			For the year ended December 31,
	2010		2009	2009		2008
	Historical	Pro Forma	Historical	Historical	Pro Forma	Historical
Consolidated Operating Results

Net revenues	$55,411	$55,411	$26,560	$75,990	$75,990	$57,959
Gross profit	9,233	9,233	5,687	14,270	14,270	13,764
Income from operations	4,626	4,344	2,536	7,121	6,557	7,118
Net earnings	3,624	3,303	2,343	6,204	5,820	6,027

Other Data
Cash generated (used) by operating activities, net of related parties	$2,331	Not Presented	$(320)	$4,169	Not Presented	$5,988
Depreciation	199	$199	147	299	$299	204
Intangible amortization expense	76	76	3	26	26	63
Capital expenditures	402	402	126	265	265	858
Foreign currency translation gain (loss)	143	143	(42)	(5)	(5)	1,023

	As of June 30,			As of December 31,
	2010		2009	2009		2008
	Historical	Pro Forma	Historical	Historical	Pro Forma	Historical
Consolidated Balance Sheet Data

Feed mill production assets
Inventory	$5,597	$5,597	$3,069	$4,190	$4,190	$3,262
Property and equipment	4,006	4,006	3,796	3,787	3,787	3,821
Intangible assets	3,357	3,290	3,437	3,419	3,325	3,445
Other assets	203	203	189	212	212	200
Total feed mill production assets	13,163	13,095	10,491	11,607	11,513	10,728
Total Assets	$49,725	$18,624	$41,268	$46,056	$17,304	$34,090

Summary Consolidated Financial and Operating Data

	For the year ended December 31,
	2009	2008	2007	2006	2005
	Historical	Historical	Historical	Historical	Historical
Consolidated Operating Results

Net revenues	$75,990	$57,959	$36,310	$8,595	$7,612
Gross profit	14,270	13,764	10,376	3,149	2,273
Income from operations	7,121	7,118	6,512	1,034	881
Net earnings	6,204	6,027	6,798	1,175	561

Other Data
Cash generated by operating activities, net of related parties	$4,169	$5,988	$2,057	$750	$668
Depreciation	299	204	110	100	79
Intangible amortization	26	63	13	5	4
Capital expenditures	265	858	336	994	130
Foreign currency translation gain (loss)	(5)	1,023	630	84	32

	As of December 31,
	2009	2008	2007	2006	2005
	Historical	Historical	Historical	Historical	Historical
Consolidated Balance Sheet Data

Feed mill production assets
Inventory	$4,190	$3,262	$1,707	$803	$13
Property and equipment	3,787	3,821	1,460	1,391	745
Intangible assets	3,419	3,445	838	539	76
Other assets	212	200	0	0	0
Total feed mill production assets	$11,607	$10,728	$4,004	$2,733	$834
Total Assets	$46,056	$34,090	$19,122	$7,266	$3,104

RISK FACTORS

Investment in our ADSs involves significant risks.  You should carefully consider the risks described below before you decide to buy our ADSs.  If any of the possible adverse events discussed below actually occurs, our business, prospects, financial condition and results of operations could be materially and adversely affected, the trading price of our ADSs could decline and you could lose all or part of your investment.

Risks Related to Our Business and Our Industry

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our future success will depend in substantial part on the continued service of our senior management and other key personnel.  The loss of the services of one or more of our key personnel could impede implementation and execution of our business strategy and result in the failure to reach our goals.  We do not carry key person life insurance for any of our officers or employees.  Our future success will also depend on the continued ability to attract, retain and motivate highly qualified personnel in the diverse areas required for continuing our operations.  The rapid growth of the economy in the PRC has caused intense competition for qualified personnel.  We cannot assure you that we will be able to retain our key personnel or that we will be able to attract, train or retain qualified personnel in the future.

We are a major purchaser of many commodities that we use for raw materials and packaging, and price changes for the commodities we depend on may adversely affect our profitability.

We enter into contracts for the purchase of raw materials at fixed prices, which are designed to protect us against raw material price increases during their term.  However, when necessary, we attempt to recover our commodity cost increases by increasing prices, promoting a higher-margin product mix and creating additional operating efficiencies.  Nevertheless, the raw materials used in our feed business are largely commodities that experience price fluctuations caused by conditions beyond our control, including changes in governmental agricultural programs.  Commodity price changes may result in unexpected increases in raw material and packaging costs, and we may be unable to increase our prices to offset these increased costs without suffering reduced volume, revenue and income.  Any substantial fluctuation in the prices of raw materials, if not offset by increases in our sales prices, could adversely affect our profitability.

Outbreaks of livestock disease can adversely affect sales of our products.

Outbreaks of livestock diseases can significantly affect demand for our feed products.  An outbreak of disease could result in governmental restrictions on the sale of livestock products to or from customers, or require our customers to destroy their herds.  This could result in the cancellation of orders of feed products by our customers and create adverse publicity that may have a material adverse effect on the agricultural products industry and our ability to market our products successfully.

We face risks associated with currency exchange rate fluctuations; any adverse fluctuation may adversely affect our reported results.

All of our revenues are denominated in Renminbi.  Conducting business in currencies other than US dollars subjects us to fluctuations in currency exchange rates that could have a negative impact on our reported results.  If the exchange rate of the Renminbi is affected by lowering its value as against the US dollar, our reported profitability when stated in US dollars will decrease.  Historically, we have not engaged in exchange rate-hedging activities and have no current intention of doing so.

We cannot be certain that our feed product innovations and marketing successes will continue.

We believe that our past performance has been based on, and our future success will depend upon, in part, our ability to continue to improve our existing feed products through product innovation and to develop, market and produce new feed products.  We cannot assure you that we will be successful in introducing, marketing and producing any new feed products or feed product innovations, or that we will develop and introduce in a timely manner innovations to our existing feed products which satisfy customer needs or achieve market acceptance.  Our failure to develop new feed products and introduce them successfully and in a timely manner could harm our ability to grow our business and could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to reach our revenue and net income targets due to unpredictable market conditions.

The primary end-user customers of our feed products are commercial hog farms and individual farmers.  Although hog prices in the PRC are currently at year-to-date highs, hog prices declined during the first six months of 2010 as a result of flooding in China which substantially decreased demand for pork products.  However, the recent price-spike is attributable to a reduced supply of hogs as a result of disease caused by such catastrophic flooding.  In addition, the price for corn, an important element in feed, has been volatile.  A combination of lower hog sale prices and higher feed costs could constrain demand for our feed products and impact our profitability.

Our products and processes can expose us to product liability claims.

Product liability claims or product recalls can adversely affect our business reputation and expose us to increased scrutiny by local, provincial, and central governmental regulators.  The packaging, marketing and distribution of agricultural feed products entail an inherent risk of product liability and product recall and the resultant adverse publicity.  We may be subject to significant liability if the consumption of any of our products causes injury, illness or death of livestock, other animals or humans.  We cannot assure you that consumption of our products will not cause a health-related illness in the future, or that we will not be subject to claims or lawsuits relating to such matters.  We could be required to recall certain of our feed products in the event of misbranding, contamination or damage to the products or their improper storage and handling.  In addition to the risks of product liability or product recall due to deficiencies caused by our production or processing operations, we may encounter the same risks if any third party tampers with our feed products.  We cannot assure you that we will not be required to perform product recalls, or that product liability claims will not be asserted against us in the future.  Any claims that may be made may create adverse publicity that would have a material adverse effect on our ability to market our feed products successfully or on our business, reputation, prospects, financial condition and results of operations.  While we have never been required to recall any of our feed products, a widespread product recall could result in changes to one or more of our business processes, product shortages, loss of customer confidence in our food or other adverse effects on our business.  If we are required to defend against a product liability claim, whether or not we are found liable under the claim, we could incur substantial costs, our reputation could suffer and our customers might substantially reduce their existing or future orders from us.  A successful product liability claim in excess of our insurance coverage could have a material adverse effect on us and could prevent us from obtaining adequate product liability insurance in the future on commercially reasonable terms.

Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertions that our products caused personal injury or illness could adversely affect our reputation with customers and our corporate and brand image.  Unlike most food processing companies in the United States, but in line with industry practice in the PRC, we do not maintain product liability insurance.  Furthermore, the products manufactured from hogs that consume our products could potentially suffer from product tampering, contamination or degeneration or be mislabeled or otherwise damaged.  Under certain circumstances, we may be required to recall products.  Even if a situation does not necessitate a product recall, we cannot assure you that product liability claims will not be asserted against us as a result.  A product liability judgment against us or a product recall could have a material adverse effect on our revenues, profitability and business reputation.

We may not be able to obtain regulatory approvals for our feed products.

The manufacture and sale of agricultural products in the PRC is regulated by the central government and the local provincial governments.  The uncertain legal environment in the PRC and within our industry may make us vulnerable to local government agencies or other parties who wish to renegotiate the terms and conditions of, or terminate their agreements or other understandings with us.

We require various licenses and permits to operate our business, and the loss of or failure to renew any or all of those licenses and permits could require us to suspend some or all of our production or distribution operations.

In accordance with the laws and regulations of the PRC, we are required to maintain various licenses and permits in order to operate our feed business, including, without limitation, a License for Feed Production Enterprise for feed production, a License for Feed Additives Production for additive production, a License for Additive Premix Feed Production for additive premix feed production, and a Product Approval Number Certificate for Additive premix Feed for each type of additive premix feed.  We are required to comply with applicable hygiene and food safety standards in relation to our feed production processes.  Our premises and transportation vehicles are subject to regular inspections by the regulatory authorities for compliance with applicable regulations.  Failure to pass these inspections, or the loss of or failure to renew our licenses and permits, could require us to temporarily or permanently suspend some or all of our feed production or distribution operations, which could disrupt our operations and adversely affect our revenues and profitability.

We face significant competition in the sales of our agricultural feed products.

Competition in the agricultural feed industry, especially with companies with greater resources, may make us unable to compete successfully in these industries, which could adversely affect our business.

In general, the competitive factors in the agricultural feed industry in the PRC include:

•	price;

•	product quality;

•	brand identification;

•	breadth of product line; and

•	customer service.

To the extent that our products and services do not exhibit these qualities, our ability to compete will be hindered.

Concerns with the safety and quality of agricultural feed products could cause customers to avoid our products.

We could be adversely affected if customers of our feed products lose confidence in the safety and quality of various feed products.  Consumers in the PRC are increasingly conscious of food safety and nutrition.  Adverse publicity about these types of concerns, such as the recent publicity concerning the use of the substance melamine in milk and infant formula, may discourage our customers from buying our products or cause production and delivery disruptions.  Any negative change in customer perceptions about the safety and quality of our feed products could adversely affect our business and financial condition.

We may not be able to adequately protect and maintain our intellectual property.

Our success will depend on our ability to continue to develop and market premix, concentrates and complete feed products.  We currently have not applied for patents for our products or formulas, as our management believes an application for such patents would result in public knowledge of our proprietary technology and formulas.  Since we do not have patent protection for our technology or formulas, we may not be able to protect our rights to this intellectual property if our competitors discover or illegally obtain this technology or formulas.  Our inability to protect our rights to this intellectual property may adversely affect our ability to prevent competitors from using our products and developments.

Some of our significant customer and supplier contracts are short-term.

Some of our feed customers and suppliers operate through purchase orders or short-term contracts.  Although we have long-term business relationships with many of our feed customers and suppliers and alternative sources of supply for key items, we cannot be sure that any of these customers or suppliers will continue to do business with us on the same basis.  Additionally, although we will try to renew these contracts as they expire, there can be no assurance that these customers or suppliers will renew these contracts on terms that are favorable to us, if at all.  The termination of or modification to any number of these contracts may adversely affect our business and prospects, including our financial performance and results of operations.

Our product, trademark and brand names may be subject to counterfeiting and/or imitation, which could have an adverse impact upon our reputation and brand image, as well as lead to higher administrative costs.

We regard brand positioning as one of our core competitive advantages, and intend to position our brands to create the perception and image of “health, nutrition, freshness and quality” in the minds of our customers.  There have been frequent occurrences of counterfeiting and imitation of products in the PRC in the past.  We cannot guarantee that counterfeiting or imitation of our products will not occur in the future or that we will be able to detect it and deal with it effectively.  Any occurrence of counterfeiting or imitation could impact negatively upon our corporate and brand image, particularly if the counterfeit or imitation products cause sickness, injury or death to consumers.  In addition, counterfeit or imitation products could result in a reduction in our market share, a loss of revenues or an increase in our administrative expenses in respect of detection or prosecution.

Our acquisition strategy involves a number of risks.  Even when an acquisition is completed, we may have integration issues that may not produce results as positive as management may have projected.

AgFeed Industries made a number of acquisitions since entering the hog feed business in 1995.  However, we have no experience in growth through acquisition.  Although no acquisition is currently contemplated, we intend to grow through additional acquisitions in the future.  Acquisitions involve a number of special risks, including:

•	failure of the acquired business to achieve expected results;

•	failure to successfully integrate the acquired business;

•	diversion of management’s attention;

•	failure to retain key personnel of the acquired business;

•	additional financing, if necessary and available, could increase leverage, dilute equity, or both;

•	the potential negative effect on our financial statements from the increase in goodwill and other intangibles; and

•	the high cost and expenses of completing acquisitions and risks associated with unanticipated events or liabilities.

These risks could have a material adverse effect on our business, results of operations and financial condition.  In addition, our ability to further expand our operations through acquisitions may depend on our ability to obtain sufficient working capital, either through cash flows generated through operations or financing activities or both.  There can be no assurance that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

Additionally, we expect to face increased competition for acquisition candidates.  We cannot guarantee that we will be able to identify, acquire, or manage profitably additional businesses.  In future acquisitions, we also could incur additional indebtedness or pay consideration in excess of fair value, which could have a material adverse effect on our business, results of operations and financial condition.  In addition, we may inadvertently assume unknown liabilities in acquisitions that we complete.  Assumption of unknown liabilities in acquisitions may harm our financial condition and operating results.  Acquisitions may be structured in such a manner that would result in the assumption of unknown liabilities not disclosed by the seller or uncovered during pre-acquisition due diligence.  These obligations and liabilities could harm our financial condition and operating results.

Our future financial results will depend upon our ability to successfully integrate the acquired businesses.  We may also face pressure to adequately conduct our ongoing operations while working toward the integration of these businesses.  There is no assurance that we will be able to complete the integration of acquired businesses as may be projected or without disrupting other areas of our business that could have a negative effect on our future financial results.

Our business may be adversely affected by the slowdown of China’s economy.

We rely on the spending of our customers and distributors for our revenues, which may in turn depend on the level of disposable income, perceived future earnings capability and willingness to spend by pork consumers in China.  Specifically, China’s economy experienced a slowdown after the second quarter of 2008, when the quarterly growth rate of China’s gross domestic product reached 10.1%.  In the first quarter of 2009, the growth rate of China’s gross domestic product decreased to 6.2%.  A number of factors have contributed to this slowdown, including appreciation of the Renminbi, which has adversely affected China’s exports, and tightening macroeconomic measures and monetary policies adopted by the Chinese government aimed at preventing overheating of China’s economy and controlling China’s high level of inflation.  The slowdown has been further exacerbated by the recent global economic downturn, which in recent months has resulted in extreme volatility and dislocation of the global capital and credit markets.

It is uncertain how long the challenging global economic conditions in the financial services and credit markets will continue and how much of an adverse impact it will have on the Chinese economy.  In response to the challenging global economic conditions, in September 2008, the Chinese government began to loosen economic measures and monetary policies by reducing interest rates and decreasing the statutory reserve rates for its banks.  On November 5, 2008, the State Council of China announced an economic stimulus plan in the amount of $585 billion to stimulate economic growth and bolster domestic demand.  We cannot assure you that the economic stimulus plan or various macroeconomic measures and monetary policies adopted by the Chinese government to guide economic growth and the allocation of resources will be effective in sustaining the growth of the Chinese economy.  The slowdown of China’s economy could lead to lower pork consumption in China, because consumption for pork is dependent on strong general economic activities and conditions.  Lower pork consumption may decrease demand for animal feed, which could decrease demand for our products and adversely and materially affect our business, results of operations and financial condition.

Risks Related to Our Structure and Regulations

We may rely principally on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to pay dividends to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and we may rely principally on dividends and other distributions on equity paid by our PRC subsidiaries, for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur.  If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.  In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements with our subsidiaries in a manner that would materially and adversely affect its ability to pay dividends and other distributions to us.

Under PRC laws and regulations, our wholly foreign-owned subsidiaries may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations.  In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital.  At its discretion, it may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds.  These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

Any limitation on the ability of our subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to our PRC subsidiaries or to make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiaries.  We may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries.

Any loans to our PRC subsidiaries, which are treated as a foreign-invested enterprise under PRC law, are subject to PRC regulations and foreign exchange loan registrations, which for example, cannot exceed statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange (“SAFE”).  We may also decide to finance our PRC subsidiaries by means of capital contributions.  These capital contributions must be approved by the PRC Ministry of Commerce or its local counterpart.  Due to the restrictions imposed on loans in foreign currencies extended to any PRC domestic companies, we are not likely to make such loans to our PRC subsidiaries.

On August 29, 2008, SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency registered capital into RMB by restricting how the converted RMB may be used.  SAFE Circular 142 provides that the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC.  In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of a foreign-invested company.  The use of such RMB capital may not be altered without SAFE’s approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used.  Violations of SAFE Circular 142 could result in severe monetary or other penalties.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, including SAFE Circular 142, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiary or any variable interest entities or with respect to future capital contributions by us to our PRC subsidiary.  If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Contractual arrangements we have entered into among our PRC subsidiaries may be subject to scrutiny by the PRC tax authorities, and these authorities may determine that we or our PRC subsidiaries owe additional taxes, which could substantially reduce our consolidated net income and the value of your investment.

Under applicable PRC laws, and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities.  We could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements among our subsidiaries in China, and any of their respective shareholders were not entered into on an arm’s-length basis or resulted in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust their income in the form of a transfer pricing adjustment.  A transfer pricing adjustment could, among other things, result in a reduction of, for PRC tax purposes, expense deductions recorded by our subsidiaries, which could in turn increase their respective tax liabilities.  In addition, the PRC tax authorities may impose punitive interest on our subsidiaries for the adjusted but unpaid taxes at the rate of 5% over the basic RMB lending rate published by the People’s Bank of China for a period according to the applicable regulations.  Our consolidated net income could be materially and adversely affected if our subsidiaries’ tax liabilities increase or if they are required to pay punitive interest.

Risks Related to Our Carve-out from AgFeed Industries and
Our Continued Relationship with AgFeed Industries

If the Chinese government finds that the structure for operating our Chinese businesses does not comply with Chinese governmental restrictions on foreign investment, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

All of our operations will be conducted through our subsidiaries in China.  In the opinion of QZ & WD (Jiang Xi) Law Firm, our PRC legal counsel, (i) the ownership structure of our operations and our Chinese operating subsidiaries are in compliance with existing PRC laws and regulations, (ii) the contractual arrangements between us and/or our Chinese operating subsidiaries, on the one hand, and AgFeed Industries and/or its subsidiaries, on the other hand, are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect and (iii) the business operations of our company and our Chinese subsidiaries, as described in this prospectus, are in compliance with existing PRC laws and regulations in all material respects.  There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC law and regulations.  Accordingly, we cannot assure you that the PRC regulatory authorities will not ultimately take a view contrary to that of QZ & WD (Jiang Xi) Law Firm.  If we, our subsidiaries, or our corporate structure is found to be in violation of any existing or future PRC laws or regulations (for example, if we are deemed to be holding equity interests in an entity in which direct foreign ownership is restricted), the relevant PRC regulatory authorities, including the administration of industry and commerce, the administration of foreign exchange and relevant agencies of the Ministry of Commerce, would have broad discretion in dealing with such violations, including:

•	revoking our PRC operating subsidiaries’ business and operating licenses;

•	confiscating income and taking other regulatory enforcement actions, including levying fines, that could be harmful to our business;

•	requiring us to restructure our corporate structure or operations;

•	restricting or prohibiting our use of proceeds from our financings to finance our business and operations in China;

•	imposing conditions or requirements with which we or our subsidiaries may not be able to comply; or

•	forcing us to relinquish our interests in our subsidiaries.

The imposition of any of these penalties could result in a material and adverse effect on our ability to conduct our business and cause the market price of our ADSs to decline.

We have no experience operating as a separate, stand-alone company.

AgFeed Animal Nutrition Holdings, Inc. was formed on August 20, 2010 as an indirect subsidiary of AgFeed Industries, Inc. to hold and operate the animal nutrition business of AgFeed Industries.  Pursuant to its reorganization, AgFeed Industries will transfer substantially all of its assets and certain of its liabilities relating to its animal nutrition business to us.  Although we had been operating as a separate business segment within AgFeed Industries prior to the carve-out, we have had no experience in conducting our operations on a separate, stand-alone basis.  Our senior management has not previously worked together to manage a separate, stand-alone company.  We may encounter operational, administrative and strategic difficulties as we adjust to operating as a separate, stand-alone company, which may cause us to react slower than our competitors to industry changes, may divert our management’s attention from running our business or may otherwise harm our operations.  In addition, since we are becoming a public company, our management team will need to develop the expertise necessary to comply with the numerous regulatory and other requirements applicable to separate, stand-alone public companies, including requirements relating to corporate governance, listing standards and securities and investor relations issues.  While we were a business unit within AgFeed Industries, we were indirectly subject to requirements to maintain an effective internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.  However, as a separate, stand-alone public company, our management will have to evaluate our internal control system independently with new thresholds of materiality, and to implement necessary changes to our internal control system.  We cannot guarantee that we will be able to do so in a timely and effective manner.

Because we have not operated as a separate, stand-alone entity in the past, we may find that we need to acquire assets in addition to those contributed to us in connection with our carve-out.  We may fail to acquire assets that prove to be important to our operations or we may not be able to integrate all of our assets.

Our ability to operate our business effectively may suffer if we do not, quickly and cost-effectively, establish our own financial, administrative and other support functions in order to operate as a separate, stand-alone company.

Historically, we have relied on financial, administrative and other resources of AgFeed Industries to operate our business.  As a separate, stand-alone public company, we will need to create our own financial, administrative and other support systems or contract with third parties to replace AgFeed Industries’ systems, as well as the independent internal controls required by the Sarbanes-Oxley Act of 2002.  Any failure or significant disruption to our own financial or administrative systems could have an adverse impact on our business operations, such as paying our suppliers and employees, executing foreign currency transactions or performing other administrative services, on a timely basis.

Our financial information included in this prospectus may not be representative of our results as a separate, stand-alone company.

The consolidated financial statements included in this prospectus were prepared on a carve-out basis.  We made numerous estimates, assumptions and allocations in our financial information because AgFeed Industries did not account for us, and we did not operate, as a separate, stand-alone company for any period prior to the completion of the reorganization of AgFeed Industries.

Prior to AgFeed Industries’ transfer of the completion of the reorganization of AgFeed Industries, its animal nutrition business operations to our PRC subsidiaries, the operations of our animal nutrition business were carried out by various companies owned or controlled by AgFeed Industries.  For periods both before and after the completion of the reorganization of AgFeed Industries, our consolidated financial statements include the assets, liabilities, revenues, expenses and changes in shareholders’ equity and cash flows that were directly attributable to our animal nutrition business whether held or incurred by AgFeed Industries or by Holdings or AANI.  In cases involving assets not specifically identifiable to any particular operation of AgFeed Industries, only those assets transferred or expected to be transferred to us are included in our consolidated balance sheets for periods beginning after the completion of the reorganization of AgFeed Industries.  Only limited liabilities related to the animal nutrition business operations of AgFeed Industries will be transferred to us.  With respect to costs of operations of the animal nutrition business, an allocation of certain general corporate expenses of AgFeed Industries which are not directly related to the animal nutrition operations and an allocation of certain other expenses provided by AgFeed Industries to Holdings or AANI were also included.  These allocations are based on a variety of factors depending upon the nature of the expenses being allocated, including revenue and the number of employees.  Although our management believes that the assumptions underlying our financial statements and the above allocations are reasonable, our financial statements may not necessarily reflect our results of operations, financial position and cash flows as if we had operated as a separate, stand-alone company during the periods presented.  See “Our Relationship with AgFeed Industries” for our arrangements with AgFeed Industries and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Consolidated Financial and Operating Data” and the notes to our consolidated financial statements included elsewhere in this prospectus for our historical cost allocation.  In addition, in preparation for becoming a separate, stand-alone company, we will look to establish our own financial, administrative and other support systems or contract with third parties to replace AgFeed Industries’ systems, the cost of which could be significantly different from the cost allocation with AgFeed Industries for the same services.  Therefore, you should not view our historical results as indicators of our future performance.

We may not be able to continue to receive the same level of support from AgFeed Industries and may not be successful in maintaining,  preserving or growing our brand identity.

Although upon completion of the reorganization, which we expect to occur in October 2010, we will have entered into an Administrative Services Agreement, supply agreement, trademark license agreements and other related agreements with AgFeed Industries, we cannot assure you we will continue to receive the same level of support from AgFeed Industries after we become a separate, stand-alone company.  In addition, as an entity that is newly separated from AgFeed Industries, AANI or Holdings as a brand name does not have the same level of recognition as AgFeed Industries in China’s animal nutrition business even though there will be no change in the product and trade names used.  As a result, the acceptance of our animal nutrition products may decline as a result of lack of brand recognition.  Additionally, our current customers, suppliers, and partners may react negatively to our carve-out from AgFeed Industries.  We will need to expend significant time, effort and resources to continue to maintain and preserve our brand name in the marketplace and our own independent identity.  This effort may not be successful, which could materially and adversely affect our business.

The Non-Compete Agreement with AgFeed Industries, our parent, contains certain exceptions and may not be effective in preventing AgFeed Industries from engaging in certain transactions that directly or indirectly may compete with (or be perceived to be in competition with) our animal nutrition business.

Following the reorganization, we will enter into a Non-Compete Agreement with AgFeed Industries, Inc., our parent, pursuant to which AgFeed Industries has agreed, for a period of three years commencing on August 1, 2010, not to engage, and to cause each other member of AgFeed Industries not to engage, directly or indirectly, in the animal nutrition business anywhere in China.  This agreement is subject to important exceptions, namely, (1) certain of AgFeed Industries’ subsidiaries may continue to maintain land use rights for certain real estate upon which our operations in Nanchang and Nanning are located but only to the extent necessary in order to facilitate the transfer of certain manufacturing operations and real estate to us following the reorganization, and (2) AgFeed Industries may acquire equity interests in a company that does not have more than 25.0% of its gross revenues (based on the latest annual audited financial statements of such company) attributable to the animal nutrition business in China.  In addition, the agreement permits AgFeed Industries to acquire or invest in any third party engaging in the animal nutrition business in China if, after using its reasonable best efforts to make such investment opportunity available to us as required under the agreement, we do not pursue such opportunity; provided that AgFeed Industries’ equity interest in such third party shall not exceed 50%.  Because of the exceptions to the agreement described above, we cannot assure you that the Non-Compete Agreement will be effective in preventing AgFeed Industries from engaging in certain conduct or transactions that directly or indirectly may compete with (or be perceived to be in competition with) our business.  Even if there is no actual direct or indirect competition to our business, the perception by investors or securities analysts of possible competition from AgFeed Industries could adversely affect our business prospects and the price of our ADSs.  Nor can we assure you that AgFeed Industries will not breach the Non-Compete Agreement.  Although non-compete agreements are generally enforceable under PRC law, PRC legal practice regarding the enforceability of such agreements is not as well-developed as those in countries such as the United States.  Thus, if we were required to enforce our rights under the Non-Compete Agreement, we cannot assure you that a PRC court would enforce such rights.  Even if such rights are enforced, we may not receive adequate remedies from courts in China or elsewhere.  In addition, AgFeed Industries may not extend or renew the Non-Compete Agreement and may decide to compete with us upon expiration of the agreement.

AgFeed Industries will control the outcome of shareholder actions in our company.

Upon completion of this offering, AgFeed Industries will hold        % of the combined total of our outstanding Class A and Class B ordinary shares, and will control        % of the combined total voting power of our outstanding Class A and Class B ordinary shares.  AgFeed Industries has advised us that it does not anticipate disposing of its voting control in us in the near future.  AgFeed Industries’ voting power gives it the power to control actions that require shareholder approval under British Virgin Islands law, our memorandum and articles of association and NASDAQ requirements, including the election and removal of any member of our board of directors, significant mergers and acquisitions and other business combinations, changes to our memorandum and articles of association, the number of shares available for issuance under share incentive plans, and the issuance of significant amounts of our Class A and Class B ordinary shares in private placements.

AgFeed Industries’ voting control may cause transactions to occur that might not be beneficial to you as a holder of our ADSs, and may prevent transactions that would be beneficial to you.  For example, AgFeed Industries’ voting control may prevent a transaction involving a change of control of us, including transactions in which you as a holder of our ADSs might otherwise receive a premium for your securities over the then-current market price.  In addition, if AgFeed Industries were to convert its Class B ordinary shares to Class A ordinary shares, it is not prohibited from selling a controlling interest in us to a third party and may do so without your approval and without providing for a purchase of your ADSs.  If AgFeed Industries is acquired or otherwise undergoes a change of control, any acquiror or successor will be entitled to exercise the voting control and contractual rights of AgFeed Industries with respect to Holdings, and may do so in a manner that could vary significantly from that of AgFeed Industries.

The allocation of assets and liabilities between AgFeed Industries and our company may not reflect the allocation that would have been reached by two unaffiliated parties.  Moreover, so long as AgFeed Industries continues to control us, we may not be able to bring a legal claim against AgFeed Industries in the event of contractual breach, notwithstanding our contractual rights under the agreements described above and other inter-company agreements entered into from time to time.

We may have conflicts of interest with AgFeed Industries and, because of AgFeed Industries’ controlling ownership interest in our company, may not be able to resolve such conflicts on favorable terms for us.

Conflicts of interest may arise between AgFeed Industries and us in a number of areas relating to our past and ongoing relationships.  Potential conflicts of interest that we have identified include the following:

•
Indemnification arrangements with AgFeed Industries.    We have agreed to indemnify AgFeed Industries with respect to lawsuits and other matters relating to our animal nutrition business, including operations of that business when it was a business unit of AgFeed Industries prior to the carve-out transactions.  These indemnification arrangements could result in our having interests that are adverse to those of AgFeed Industries, for example different interests with respect to settlement arrangements in a litigation matter.  In addition, under these arrangements, we agreed to reimburse AgFeed Industries for liabilities incurred (including legal defense costs) in connection with litigation, while AgFeed Industries will be the party prosecuting or defending the litigation.

•
Noncompete with AgFeed Industries.    AgFeed Industries has agreed not to compete with us in the animal nutrition business in China for a three-year period commencing on August 1, 2010, subject to certain exceptions that may present conflicts of interests.  See “– Risks Related to Our Carve-Out from AgFeed Industries and Our Continued Relationship with AgFeed Industries – The Non-Compete Agreement with AgFeed Industries, our parent, contains certain exceptions and may not be effective in preventing AgFeed Industries from engaging in certain transactions that directly or indirectly may compete with (or be perceived to be in competition with) our animal nutrition business.”

•
Our board members or executive officers may have conflicts of interest.    Mr. Junhong Xiong, who will be our Chairman of the Board and Treasurer, is also serving as AgFeed Industries’ chief executive officer and as a member of its board of directors.  Mr. Gerald Daignault, who will be our President and Chief Executive Officer, and a director, is also the current chief operating officer of AgFeed Industries.  Mr. Edward Pazdro, who will be our Chief Financial Officer, is currently also serving as one of AgFeed Industries’ chief financial officers. Ms. Summer Xie, who will be our Corporate Secretary, is currently also serving as a corporate communications officer of AgFeed Industries.  Each of our executive officers and certain of our board members also own shares, restricted stock and/or options in AgFeed Industries.  AgFeed Industries may continue to grant incentive share compensation to our board members and executive officers from time to time.  These relationships could create, or appear to create, conflicts of interest when these persons are faced with decisions with potentially different implications for AgFeed Industries and us.

•
Sale of shares in our company.    AgFeed Industries may decide to sell all or a portion of our shares that it holds to a third party, including to one of our competitors, thereby giving that third party substantial influence over our business and our affairs.  Such a sale could be contrary to the interests of certain of our shareholders, including our employees or our public shareholders.

•
Allocation of business opportunities.    Business opportunities may arise that both we and AgFeed Industries find attractive, and which would complement our respective businesses.  Although AgFeed Industries has agreed in the Non-Compete Agreement with us not to acquire equity interests in third-party Chinese animal nutrition businesses without first using its reasonable best efforts to make such investment opportunities available to us, subject to certain limited exceptions, we may not be able to pursue the business opportunities effectively if AgFeed Industries decides to take advantage of such opportunities itself notwithstanding such agreement.

•
Developing business relationships with AgFeed Industries’ competitors.    So long as AgFeed Industries remains as our controlling shareholder, we may be limited in our ability to do business with its competitors, such as other hog production businesses in China.  This may limit the effectiveness of our business plan for the best interest of our company and our other shareholders.

Although our company is a separate, stand-alone entity, we expect to operate, for as long as AgFeed Industries is our controlling shareholder, as a part of AgFeed Industries.  AgFeed Industries may from time to time make strategic decisions that it believes are in the best interests of its business as a whole, including our company.  These decisions may be different from the decisions that we would have made on our own.  AgFeed Industries’ decisions with respect to us or our business may be resolved in ways that favor AgFeed Industries and therefore AgFeed Industries’ own shareholders, which may not coincide with the interests of our other shareholders.  We may not be able to resolve any potential conflicts, and, even if we do so, the resolution may be less favorable to us than if we were dealing with an unaffiliated shareholder.  Even if both parties seek to transact business on terms intended to approximate those that could have been achieved among unaffiliated parties, this may not succeed in practice.

Risks Related to Doing Business in China

We are subject to economic and political risks in China over which we have little or no control, and may be unable to alter our business practice in time to avoid the possibility of reduced revenues.

All of our business is conducted in China.  Doing business outside the United States, and particularly in China, subjects us to various risks and uncertainties, including changing economic and political conditions, major work stoppages, exchange rate controls, currency fluctuations, armed conflicts and unexpected changes in United States and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation.  We have no control over most of these risks and may be unable to anticipate changes in international economic and political conditions.  Therefore, we may be unable to alter our business practice in time to avoid the possibility of reduced revenues.

China’s economic policies could affect our business.

All of our assets are located in China and all of our revenue is derived from our operations in China.  Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.  While China’s economy has experienced significant growth in the past twenty years, such growth has been uneven, both geographically and among various sectors of the economy.  The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources.  Some of these measures benefit the overall economy of the PRC, but they may also have a negative effect on us.  For example, our operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.  The economy of the PRC has been changing from a planned economy to a more market-oriented economy.  In recent years, the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises.  However, a substantial portion of productive assets in the PRC are still owned by the Chinese government.  In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies.  It also exercises significant control over the PRC’s economic growth through the allocation of resources, the control of payment of foreign currency-denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

We may have difficulty establishing adequate management, legal and financial controls in China.

China historically has not adopted a Western style of management, financial reporting concepts and practices, modern banking, computer or other control systems.  We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China.  As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, and instituting business practices that meet Western standards.  We may also experience difficulty in collecting financial data and preparing financial statements, books of account and corporate records.

As we have limited business insurance coverage in China, any loss which we suffer may not be insured or may be insured to only a limited extent.

The insurance industry in China is still in an early stage of development and insurance companies located in China offer limited business insurance products.  In the event of damage or loss to our properties, our insurance may not provide adequate coverage in the event of loss or damage to our property.

If relations between the United States and China worsen, investors may be unwilling to hold or buy our ADSs and the market price of our ADSs may decrease.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues.  Controversies may arise in the future between these two countries.  Any political or trade controversies between the United States and China, whether or not directly related to our business, could reduce the price of our ADSs.

The nature and application of many laws of China create an uncertain environment for business operations, and they could have a negative effect on us.

The legal system in China is a civil law system.  Unlike the common law system, the civil law system is based on written statutes where decided legal cases have little value as precedents.  In 1979, China began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in China and to regulate foreign investment.  Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade.  The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could cause a decline in the price of our ADSs.  In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

Limitations on the ability of our operating subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business and fund our operations

We are a holding company and conduct all of our business through our operating subsidiaries in China.  We will of necessity rely on dividends paid by our direct or indirect subsidiaries for our cash needs, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses.  The payment of dividends by entities organized in China is subject to limitations.  In particular, regulations in China currently permit payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations.  Each of our Chinese subsidiaries is also required to set aside at least 10% of its respective after-tax profit based on Chinese accounting standards each year to its general reserves until the accumulative amount of such reserves reaches 50% of their registered capital.  These reserves are not distributable as cash dividends.  In addition, each is required to allocate a portion of its after-tax profit to its staff welfare and bonus fund at the discretion of its board of directors.  Moreover, if our subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.  Any limitation on the ability of our subsidiaries to distribute dividends and other distributions to us could materially and adversely limit our ability to make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

Recent Chinese regulations relating to the establishment of offshore special purpose companies by Chinese residents and registration requirements for employee stock ownership plans or share option plans may subject our China resident shareholders to personal liability and limit our ability to acquire Chinese companies or to inject capital into our operating subsidiaries in China, limit our subsidiaries’ ability to distribute profits to us, or otherwise materially and adversely affect us.

SAFE issued a public notice in October 2005, requiring PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of China, referred to as an “offshore special purpose company,” for the purpose of acquiring any assets of or equity interest in PRC companies and raising funds from overseas.  In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend his or her SAFE registration with the local SAFE branch, with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China.  Failure to comply with the above SAFE registration requirements could result in liabilities under PRC laws for evasion of foreign exchange restrictions.  Some of our PRC resident beneficial owners have not registered with the local SAFE branch as required under SAFE regulations.  The failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in the SAFE regulations or the failure of our beneficial owners to amend their SAFE registrations in a timely fashion pursuant to the SAFE regulations may subject such beneficial owners to fines and legal sanctions and may also limit our ability to contribute capital to our PRC subsidiary, limit the ability of our PRC subsidiary to distribute dividends to our company or otherwise materially and adversely affect our business.

Under the applicable PRC regulations, PRC citizens who participate in an employee stock ownership plan or a stock option plan in an overseas publicly-listed company are required to register with the SAFE and complete certain other procedures.  On March 28, 2007, SAFE released detailed registration procedures for employee stock ownership plans or share option plans to be established by overseas listed companies and for individual plan participants.  We and our PRC citizen employees who participate in an employee stock ownership plan or a stock option plan will be subject to these regulations when our company becomes a publicly-listed company in the United States.  Any failure to comply with the relevant registration procedures may affect the effectiveness of our employee stock ownership plans or share option plans and subject the plan participants, the companies offering the plans or the relevant intermediaries, as the case may be, to penalties under PRC foreign exchange regime.  These penalties may subject us to fines and legal sanctions, prevent us from being able to make distributions or pay dividends, as a result of which our business operations and our ability to distribute profits to you could be materially and adversely affected.

In addition, the National Development and Reform Commission (“NDRC”) promulgated a Rule in October 2004, or the NDRC Rule, which requires NDRC approvals for overseas investment projects of resource development or overseas investment projects using large amount of foreign exchange made by PRC entities.  The NDRC Rule also provides that approval procedures for such overseas investment projects of PRC individuals must be implemented with reference to this rule.  However, there exist extensive uncertainties in terms of interpretation of the NDRC Rule with respect to its application to a PRC individual’s overseas investment, and in practice, we are not aware of any precedents that a PRC individual’s overseas investment has been approved by the NDRC or challenged by the NDRC based on the absence of NDRC approval.  Our current beneficial owners who are PRC individuals did not apply for NDRC approval for investment in us.  We cannot predict how and to what extent this will affect our business operations or future strategy.  For example, the failure of our shareholders who are PRC individuals to comply with the NDRC Rule may subject these persons or our PRC subsidiaries to certain liabilities under PRC laws, which could adversely affect our business.

Restrictions on currency exchange may limit our ability to utilize our revenues effectively.

The Chinese government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China.  We receive all of our revenues in RMB.  Under our current structure, our income is primarily derived from dividend payments from our sole subsidiary.  Shortages in the availability of foreign currency may restrict the ability of our subsidiary to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy any foreign currency denominated obligations that they may subsequently incur.  Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements.  However, approval from appropriate government authorities is required where RMB are to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.  The Chinese government may also, at its discretion, restrict access in the future to foreign currencies for current account transactions.  Since our revenues are denominated in RMBs, any existing and future restrictions on currency exchange may limit our ability to utilize revenues to fund business activities outside of China that require foreign currencies.

Recent changes in China’s currency policies may cause a target business’s ability to succeed in the international markets to be diminished.

Historically, China “pegged” its currency to the U.S. dollar.  This meant that each unit of PRC currency had a set ratio for which it could be exchanged for United States currency, as opposed to having a floating value like other countries’ currencies.  Many countries argued that this system of keeping China’s currency low when compared to other countries gave PRC companies an unfair price advantage over foreign companies.  Due to mounting pressure from outside countries, China recently reformed its economic policies to establish a floating value.  As a result of this policy reform, we may be adversely affected since the competitive advantages that existed as a result of the former policies will cease.  We cannot assure you that we will be able to compete effectively with the new policies in place.

We may be required to obtain prior approval of the China Securities Regulatory Commission, or CSRC, of the listing and trading of our ADSs on the NASDAQ Global Select Market.

On August 8, 2006, six PRC regulatory authorities, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation (“SAT”), the State Administration for Industry and Commerce, the CSRC and the SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009.  This regulation, among other things, includes provisions that purport to require that an offshore special purpose vehicle formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.  On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles.  The CSRC approval procedures require the filing of a number of documents with the CSRC and it would take several months to complete the approval process.  The application of this new PRC regulation remains unclear.

Our PRC legal counsel, QZ & WD (Jiang Xi) Law Firm is of the opinion that prior CSRC approval for this offering is not required because Holdings was incorporated by a foreign owned enterprise, and there was no acquisition of the equity or assets of a “PRC domestic company” as such term is defined under the New M&A Rules.  As a result we did not seek prior CSRC approval for this offering.  However, we cannot assure you that the relevant PRC government authorities, including the CSRC, will reach the same conclusion as our PRC legal counsel.  If the CSRC or other relevant PRC government authorities subsequently determine that prior CSRC approval is required, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory authorities.  These regulatory authorities may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect on our business, as well as the trading price of our ADSs.  The CSRC or other PRC regulatory authorities may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered by this prospectus.  Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur.

We are subject to a variety of environmental laws and regulations related to our manufacturing operations.  Our failure to comply with environmental laws and regulations may have a material adverse effect on our business and results of operations.

We are subject to various environmental laws and regulations that require us to obtain environmental permits for our feed manufacturing operations.  If we do not receive the renewed permit or we fail to comply with the provisions of the renewed permit, we could be subject to fines, criminal charges or other sanctions by regulators, including the suspension or termination of our manufacturing operations.  We cannot assure you that at all times we will be in compliance with environmental laws and regulations or our environmental permits or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits.

Under the PRC EIT Law, we and/or AANI may be classified as a “resident enterprise” of the PRC.  Such classification could result in PRC tax consequences to us, AANI and/or our non-PRC resident shareholders.

On March 16, 2007, the National People’s Congress approved and promulgated a new tax law, the PRC Enterprise Income Tax Law, or “EIT Law,” which took effect on January 1, 2008.  Under the EIT Law, enterprises are classified as resident enterprises and non-resident enterprises.  An enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise,” meaning that it can be treated in a manner similar to an enterprise organized under the laws of the PRC for PRC enterprise income tax purposes.  The implementing rules of the EIT Law define “de facto management bodies” as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise; however, it remains unclear whether the PRC tax authorities would deem our managing body as being located within the PRC.  Due to the short history of the EIT Law and lack of applicable legal precedents, the PRC tax authorities determine the PRC tax resident treatment of a foreign (non-PRC) company on a case-by-case basis.

If the PRC tax authorities determine that we are or AANI is a “resident enterprise” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow.  First, we and/or AANI may be subject to the enterprise income tax at a rate of 25% on our and/or AANI’s worldwide taxable income, as well as PRC enterprise income tax reporting obligations.  Second, under the EIT Law and its implementing rules, dividends paid between “qualified resident enterprises” are exempt from enterprise income tax.  As a result, if we and AANI are each treated as a “qualified resident enterprise,” all dividends from Shandong Feed to us (through AANI) should be exempt from PRC enterprise income tax.

Finally, if we are determined to be a “resident enterprise” under the EIT Law, this could result in (i) a 10% PRC tax being imposed on dividends we pay to our investors that are not tax residents of the PRC (“non-resident investors”) and that are enterprises (but not individuals) and gains derived by them from transferring our ordinary shares and/or ADSs, if such income or gain is considered PRC-sourced income by the relevant PRC tax authorities and (ii) a potential 20% PRC tax being imposed on dividends we pay to our non-resident investors who are individuals and gains derived by them from transferring our ordinary shares and/or ADSs, if such income or gain is considered PRC-sourced income by the relevant PRC tax authorities.  In such event, we may be required to withhold the applicable PRC income tax on any dividends paid to our non-resident investors.  Our non-resident investors also may be responsible for paying the applicable PRC tax on any gain realized from the sale or transfer of our ordinary shares and/or ADSs in certain circumstances.  We would not, however, have an obligation to withhold PRC tax with respect to such gain under the PRC tax laws.

Moreover, SAT released Circular Guoshuihan No. 698 (“Circular 698”) on December 10, 2009 that reinforces the taxation of certain equity transfers by non-resident investors through overseas holding vehicles.  Circular 698 addresses indirect equity transfers as well as other issues.  Circular 698 is retroactively effective from January 1, 2008.  According to Circular 698, where a non-resident investor that indirectly holds an equity interest in a PRC resident enterprise through a non-PRC offshore holding company indirectly transfers an equity interest in the PRC resident enterprise by selling an equity interest in the offshore holding company, and the latter is located in a country or jurisdiction where the actual tax burden is less than 12.5% or where the offshore income of its residents is not taxable, the non-resident investor is required to provide the PRC tax authority in charge of that PRC resident enterprise with certain relevant information within 30 days of the execution of the equity transfer agreement.  The tax authorities in charge will evaluate the offshore transaction for tax purposes.  In the event that the tax authorities determine that such transfer is abusing forms of business organization and a reasonable commercial purpose for the offshore holding company other than the avoidance of PRC income tax liability is lacking, the PRC tax authorities will have the power to re-assess the nature of the equity transfer under the doctrine of substance over form.  If SAT’s challenge of a transfer is successful, it may deny the existence of the offshore holding company that is used for tax planning purposes and subject the non-resident investor to PRC tax on the capital gain from such transfer.  Since Circular 698 has a short history, there is uncertainty as to its application.  We (or a non-resident investor) may become at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that we (or such non-resident investor) should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations (or such non-resident investor’s investment in us).

If any PRC tax applies to a non-resident investor, the non-resident investor may be entitled to a reduced rate of PRC tax under an applicable income tax treaty and/or a deduction for such PRC tax against such investor’s domestic taxable income or a foreign tax credit in respect of such PRC tax against such investor’s domestic income tax liability (subject to applicable conditions and limitations).  Investors should consult their own tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available deductions or foreign tax credits.

For a further discussion of these issues, see the  section entitled “Taxation—PRC Taxation.”

Risks Related to Our ADSs

We are a British Virgin Islands business company and, because judicial precedent regarding the rights of shareholders is more limited under British Virgin Islands law than that under U.S. law, our shareholders may have less protection for their shareholder rights than they would under U.S. law.

Our corporate affairs are governed by our memorandum and articles of association, the BVI Business Companies Act, 2004 and the common law of the British Virgin Islands.  The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands.  The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands.  The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States.  In particular, the British Virgin Islands has a less developed body of securities laws.

You may have difficulty enforcing judgments obtained against us.

We are a British Virgin Islands business company and all of our assets are located outside of the United States.  Substantially all of our current operations are conducted in the PRC.  In addition, a majority of our directors and executive officers are nationals and residents of countries other than the United States.  A substantial portion of the assets of these persons are located outside the United States.  As a result, it may be difficult for you to effect service of process within the United States upon these persons.  It may also be difficult for you to enforce in British Virgin Islands courts or PRC courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States.  In addition, there is uncertainty as to whether the courts of the British Virgin Islands or the PRC would recognize or enforce judgments.  See “Enforceability of Civil Liabilities.”

We will be a “controlled company” within the meaning of the NASDAQ Stock Market Rules and, as a result, will rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

After the completion of this offering, AgFeed Industries will own more than 50% of the combined total voting power of our outstanding Class A and Class B ordinary shares, and we will be a “controlled company” under the NASDAQ Stock Market Rules.  We intend to rely on certain exemptions that are available to controlled companies from NASDAQ corporate governance requirements, including the requirements:

•	that a majority of our board of directors consist of independent directors;

•	that we have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	for an annual performance evaluation of the nominating and governance committee and compensation committee.

We are not required to and will not voluntarily meet these requirements.  As a result of our use of the “controlled company” exemptions, you will not have the same protection afforded to shareholders of companies that are subject to all of NASDAQ’s corporate governance requirements.

The market price for our ADSs may be subject to wide fluctuations and our securities may trade below the initial public offering price.

The initial public offering price of our ADSs will be determined by negotiations between AgFeed Industries, us and the underwriter, based on numerous factors we discuss under “Underwriting.” This price may not be indicative of the market price of our ADSs after this offering.  We cannot assure you that you will be able to resell your ADSs at or above the initial public offering price or our net asset value.  The securities of a number of Chinese companies and companies with substantial operations in China have also experienced wide fluctuations subsequent to their initial public offerings, including trading at prices substantially below the initial public offering prices.  Among the factors that could affect the price of our ADSs are risk factors described in this section and other factors, including:

•	announcements of competitive developments, including new product lines by our competitors;

•	regulatory developments in our target markets affecting us, our customers or our competitors;

•	actual or anticipated fluctuations in our quarterly operating results;

•	failure of our quarterly financial and operating results to meet market expectations or failure to meet our previously announced guidance, if any;

•	changes in financial estimates by securities research analysts;

•	changes in the economic performance or market valuations of other agricultural companies;

•	additions or departures of our executive officers and other key personnel;

•	announcements regarding intellectual property litigation (or potential litigation) involving us or any of our directors and officers;

•	fluctuations in the exchange rates between the U.S. dollar and the Renminbi;

•	release or expiration of the underwriter’s post-offering lock-up or other transfer restrictions on our outstanding Class A and Class B ordinary shares and our ADSs; and

•	sales or perceived sales of additional shares or ADSs.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular industries or companies.  For example, the capital and credit markets have been experiencing volatility and disruption for more than 18 months.  Starting in September 2008, the volatility and disruption reached extreme levels, developing into a global crisis.  As a result, stock prices of a broad range of companies worldwide, whether or not they are related to financial services, have declined significantly.  These market fluctuations may also have a material adverse effect on the market price of our ADSs.

We have considerable discretion in the use of proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

We intend to use the net proceeds from this offering for general corporate purposes, including capital expenditures and funding possible future acquisitions.  We have not allocated the net proceeds of this offering to any particular project or acquisition.  Rather, our board of directors and our management will have considerable discretion in the application of the net proceeds received by us.  You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately.  You must rely on the judgment of our board of directors and our management regarding the application of the net proceeds of this offering.  The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase the price of our ADSs.  The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

There has been no public market for our ADSs or Class A ordinary shares or Class B ordinary shares prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our ADSs or Class A and Class B ordinary shares.  With the exception of the intended listing of our ADSs on the NASDAQ Global Select Market, our ADSs, and Class A and Class B ordinary shares will not be listed or quoted for trading on any exchange.  If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected.

The initial public offering price for our ADSs will be determined by negotiations between AgFeed Industries, us and the underwriter and may bear no relationship to the market price for our ADSs after the initial public offering.  We cannot assure you that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities.  However, we cannot make rights available to you in the United States unless we register the securities to which the rights relate under the Securities Act of 1933, or the Securities Act, or an exemption from the registration requirements is available.  In addition, the deposit agreement provides that the depository will not make rights available to you unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act or exempted from registration under the Securities Act.  We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective.  Moreover, we may not be able to establish an exemption from registration under the Securities Act.  Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.  In addition, if the depositary is unable to sell rights that are not exercised or not distributed or if the sale is not lawful or reasonably practicable, it will allow the rights to lapse, in which case you will receive no value for these rights.  There are no mandatory statutory pre-emption rights in favour of existing shareholders in British Virgin Islands business companies and our memorandum and articles of association do not provide for any pre-emption rights.

In addition, the depositary of our ADSs has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses.  ADS holders will receive these distributions in proportion to the number of ordinary shares their ADSs represent.  However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs.  As a result, the depositary may decide not to make the distribution and ADS holders will not receive such distribution.

You may be subject to limitations on transfer of your ADSs.

Your ADSs represented by the ADRs are transferable on the books of the depositary.  However, the depositary may close its transfer books at any time or from time to time when it deems necessary in connection with the performance of its duties.  In addition, the depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You will experience immediate and substantial dilution in the net tangible book value of ADSs purchased.

The initial public offering price per ADS will be substantially higher than the net tangible book value per ADS prior to this offering.  Consequently, when you purchase ADSs in the offering at an assumed initial public offering price of $         , the mid-point of the estimated range of the initial public offering price, you will incur immediate dilution of $          per ADS.  See “Dilution.”  In addition, you may experience further dilution to the extent that additional ordinary shares are issued in connection with equity awards we may grant from time to time

We may need additional capital and may sell additional ADSs or other equity securities or incur indebtedness, which could result in additional dilution to our shareholders or increase our debt service obligations.

We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue.  If our cash resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility.  The sale of additional equity securities or equity-linked debt securities could result in additional dilution to our ADS holders.  The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations.  We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Substantial future sales of our ADSs or Class A ordinary shares in the public market, or the perception that these sales could occur, could cause the price of our ADSs to decline.

Additional sales of our ADSs or Class A ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline.  Upon completion of this offering, we will have         ADSs outstanding, Class A ordinary shares outstanding and 16,000,000 Class B ordinary shares outstanding.  All ADSs sold in this offering, other than ADSs held by persons deemed to be our “affiliates,” will be freely transferable without restriction under the Securities Act.  The remaining ADSs and Class A and Class B ordinary shares outstanding after this offering will be available for sale upon the expiration of the 365-day lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rule 144 under the Securities Act.  Any or all of these securities may be released prior to expiration of the lock-up period at the discretion of the lead underwriter for this offering.  In addition, we may grant or sell additional options, restricted shares or other share-based awards in the future under our share incentive plan to our management, employees and other persons, the settlement and sale of which may further dilute our ADSs and drive down the price of our ADSs.

We may be classified as a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. investors.

In general, we will be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned corporate subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned corporate subsidiaries) is attributable to assets that produce, or are held for the production of, passive income.  Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets.  If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the section of this prospectus captioned “Taxation—United States Federal Income Taxation—General”) of our ordinary shares and/or ADSs, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.  Based on the expected composition (and estimated values) of the assets and the nature of the income of us and our subsidiaries for our current taxable year, it is not anticipated that we will be treated as a PFIC for such year.  However, our actual PFIC status for our current taxable year or any subsequent taxable year will not be determinable until after the end of such taxable year.  Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year.  U.S. Holders of our ordinary shares and/or ADSs are urged to consult their own tax advisors regarding the possible application of the PFIC rules.  See the discussion in the section entitled ‘‘Taxation—United States Federal Income Taxation—U.S. Holders—Passive Foreign Investment Company Rules.”

Holders of our Class A ordinary shares may be subject to limitations on transfer of their Class A ordinary shares.

Your Class A ordinary shares are transferable by registration of the transfer in our shareholders register maintained by the transfer agent.  However, the transfer agent may close the shareholders register at any time or from time to time when it deems expedient in connection with the performance of its duties.  In addition, the transfer agent may refuse to deliver, transfer or register transfers of Class A ordinary shares generally when our books or the shareholders register of the transfer agent are closed, or at any time if we or the transfer agent deem it advisable to do so because of any requirement of law or of any government or governmental body, or for any other reason.  Additionally, our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien.  Our board of directors may also, in its absolute discretion, decline to register any transfer of any ordinary share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of ordinary shares; and (c) in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four.  There is presently no legal requirement under British Virgin Islands law for instruments of transfer for our ordinary shares to be stamped.  In addition, our board of directors has no present intention to charge any fee in connection with the registration of a transfer of ordinary shares.

If our board of directors refuses to register a transfer it shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.  The registration of transfers may, on prior notice being given by advertisement in one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make “forward-looking statements” in the “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections and elsewhere throughout this prospectus.  Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “expect” or “anticipate” will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe that they are reasonable.  We do not guarantee that the transactions and events described in this prospectus will happen as described or that they will happen at all.  You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect.  The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made, even if subsequently made available by us on our website or otherwise.  We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation will change in the future.

Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change.  Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results.

Among the factors that could cause actual results to differ materially from those contained in those forward-looking statements are the risks and uncertainties inherent in our business, including, without limitation, economic, competitive, regulatory, technological, key employee, and general business factors affecting our operations, markets, growth, services, products, licenses and other factors discussed in our other filings with the SEC.

This prospectus also contains data related to the animal nutrition market in China.  This market data, including market data from China Research and Intelligence, include projections that are based on a number of assumptions.  The animal nutrition market may not grow at the rates projected by the market data, or at all.  The failure of the market to grow at the projected rates may materially and adversely affect our business and the market price of our ADSs.  In addition, the rapidly changing nature of the animal nutrition market subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties.  If any one or more of the assumptions underlying the market data prove to be incorrect, actual results may differ from the projections based on these assumptions.  You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds for this offering in the amount of approximately $       million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and based upon an assumed initial public offering price of $       per ADS (the mid-point of the estimated initial public offering price range shown on the front cover of this prospectus).  Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, a $1.00 increase (decrease) in the assumed initial public offering price of $       per ADS would, in the case of an increase, increase, and in the case of a decrease, decrease the net proceeds of this offering by approximately $       million, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

The primary purposes of this offering are to create a public market for our ADSs for the benefit of all shareholders, retain talented employees by providing them with equity incentives and obtain additional capital.  We intend to use the net proceeds from this offering for general corporate purposes, including capital expenditures and funding possible future acquisitions (although none are currently contemplated).

We have not yet determined all of our anticipated expenditures and therefore cannot estimate the amounts to be used for each of the purposes discussed above.  The amounts and timing of any expenditure will vary depending on the amount of cash generated by our operations, and the competitiveness and growth rate of our business.  Accordingly, our management will have significant flexibility in applying the net proceeds we receive from this offering.  Depending on future events and other changes in the business climate, we may determine at a later time to use the net proceeds for different purposes.  Pending their use, we intend to invest our net proceeds in short-term, interest-bearing debt instruments or bank deposits.

DIVIDEND POLICY

We have not declared or paid any dividends on our Class A and Class B ordinary shares or ADSs, and we do not anticipate paying any cash dividends in the foreseeable future.  The timing, amount and form of future dividends, if any, will depend, among other things, on our future results of operations and cash flows, our general financial condition and future prospects, our capital requirements and surplus, contractual restrictions, the amount of distributions, if any, received by us from our direct and indirect Chinese subsidiaries, and other factors deemed relevant by our board of directors.  Any future dividends on our ordinary shares would be declared by and subject to the discretion of our board of directors.

For further details regarding such restrictions, see “Risk Factors – Risks Related to Our Structure and Regulation – We may rely principally on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to pay dividends to us could have a material adverse effect on our ability to conduct our business.”

If we pay any dividends, we will pay our ADS holders to the same extent as holders of our Class A ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable under the deposit agreement.  See “Description of American Depositary Shares.”  Cash dividends, if any, on our Class A and Class B ordinary shares will be paid in U.S. dollars.  We currently intend to retain all of our available funds and any future earnings to operate and expand our business.  If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders or ADS holders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%.  See “Taxation—PRC Taxation.”

CAPITALIZATION

The following table sets forth our capitalization, as of June 30, 2010:

•	on a historical basis;

•	on a pro forma basis assuming our formation, the issuance of 1,685,000 restricted Class A ordinary shares and the reorganization of AgFeed Industries became effective June 30, 2010; and

•
on a pro forma as adjusted basis to give effect to the issuance and sale of               ADSs, representing               Class A ordinary shares, by us in this offering, assuming an initial public offering price of $       per ADS, the mid-point of the estimated range of the initial public offering price, after deducting estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no other change to the number of ADSs sold by us as set forth on the cover page of this prospectus.

You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Unaudited Pro Forma Consolidated Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2010
	Historical	Pro Forma		Pro Forma as Adjusted
Cash and cash equivalents	$6,721,056	$838,866		$

Shareholders’ Equity
Ordinary shares, par value $0.0001 per share, 75,000,000 shares authorized:
Class A ordinary shares, par value $0.0001 per share, 55,000,000 shares authorized; 1,685,000 shares issued and outstanding on a pro forma basis; shares issued and outstanding on a pro forma as adjusted basis	-	169
Class B ordinary shares, par value $0.0001 per share, 20,000,000 shares authorized; 16,000,000 shares issued and outstanding on an as adjusted basis	1,600	1,600
Additional paid-in capital	5,103,923	14,515,106
Deferred compensation (Long-Term Incentive Plan)	-	(1,685,000	)(1)
Retained earnings	26,825,430	606,137

Total shareholders’ equity	$31,930,953	$13,438,012		$

Total capitalization	$38,652,009	$14,276,878		$

(1)	Assumes a fair market value of $1.00 per Class A ordinary share. For more information, see “Unaudited Pro Forma Consolidated Financial Statements.”

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering.  Dilution results from the fact that the initial public offering price per ADS is substantially in excess of the net tangible book value per Class A ordinary share attributable to the existing shareholders for our currently outstanding Class A and Class B ordinary shares.

Net tangible book value represents the amount of our total consolidated tangible assets, minus the amount of our total consolidated liabilities.  When we offer our ADSs at a price higher than our net tangible book value per ADS, the amount of resulting dilution is determined by subtracting net tangible book value per ADS from the initial public offering price per ADS.  Our net tangible book value as of June 30, 2010 was approximately $       million, or $       per ordinary share and $          per ADS.

Without taking into account any other changes in our pro forma net tangible book value after June 30, 2010 other than to give effect to the issuance and sale by us in this offering of               ADSs, assuming an initial public offering price of $       per ADS, the mid-point of the estimated range of the initial public offering price, after deducting estimated underwriting discounts, commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2010 would be $       million or $       per ordinary share and $          per ADS.  This represents an immediate increase in pro forma net tangible book value of $       per ordinary share and $          per ADS to the existing shareholders, and an immediate dilution of $       per ordinary share and $          per ADS to investors purchasing ADSs in this offering.  The following table illustrates this dilution:

Estimated public offering price per Class A ordinary share	$
Pro forma net tangible book value per ordinary share as of June 30, 2010	$
Amount of dilution in pro forma net tangible book value per ordinary share to new investors in this offering	$
Amount of dilution in pro forma net tangible book value per ADS to new investors in this offering	$

A $1.00 increase or decrease in the assumed initial public offering price of $       per ADS would increase or decrease our adjusted net tangible book value after giving effect to this offering in each case by $       million, or by $       per ordinary share and $        per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and other expenses of this offering.  The adjusted information discussed above is illustrative only.  Our adjusted net tangible book value following the completion of this offering is subject to adjustments based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

The following table summarizes, on an as adjusted basis as of June 30, 2010, the differences between existing shareholders and the new investors with respect to the number of ADSs purchased from us, the total consideration paid and the average price per ordinary share and average price per ADS at an assumed initial public offering price of $        per ADS, the mid-point of the estimated range of the initial public offering price per ADS, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Ordinary Shares Purchased			Total Consideration				Average Price Per Ordinary	Average Price Per
	Number	Percent		Amount		Percent		Share	ADS
Existing shareholders	17,685,000		%		$11,831,873		%	$0.67	$
New investors			%	$			%	$	$

Total		100%		$		100%		$	$

A $1.00 increase or decrease in the assumed initial public offering price of $        per ADS would increase or decrease total consideration paid by new investors, total consideration paid by all shareholders and the average price per ADS paid by all shareholders by $        million, $        million and $       , respectively, assuming no change in the number of ADSs sold by us as set forth on the cover page of this prospectus and without deducting underwriting discounts and commissions and other offering expenses payable by us.

EXCHANGE RATE INFORMATION

We conduct all of our business operations in and from China and all of our sales and a significant portion of our costs and expenses are denominated in Renminbi.  This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader.  Unless otherwise noted, all translations of Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB 6.7815 to $1.00, the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York on June 30, 2010.  We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, at the rates stated below, or at all.  The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade.  On October 1, 2010, the noon buying rate was RMB 6.6895 to $1.00.

The following table sets forth information concerning exchange rates between Renminbi and the U.S. dollar for the periods indicated.  These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information provided to you.  The exchange rates of Renminbi into U.S. dollars are based on the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York.

	Renminbi per U.S. Dollar Noon Buying Rate
	Average(1)	High	Low	Period-End

Year ended December 31,
2005	8.1826	8.2765	8.0702	8.0702
2006	7.9579	8.0702	7.8041	7.8041
2007	7.6081	7.8127	7.3040	7.2946
2008	6.9193	7.2946	6.9193	6.8225
2009	6.8313	6.8470	6.8176	6.8259
Most recent six months
May 2010	6.8275	6.8296	6.8268	6.8305
June 2010	6.8184	6.8323	6.7815	6.7815
July 2010	6.7762	6.7807	6.7709	6.7735
August 2010	6.7873	6.8069	6.7670	6.8069
September 2010	6.7396	6.8102	6.6869	6.6905
October 2010(2)	6.6895	6.6895	6.6895	6.6895

Source: Federal Reserve Statistical Release.

(1)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

(2)	Through October 1, 2010.

Since July 2005, the Renminbi has not been pegged solely to the U.S. dollar.  Instead, it is pegged against a basket of currencies, determined by the People’s Bank of China, against which it can rise or fall by as much as 0.5% each day.  The Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the future.  See “Risk Factors — Risks Related to Doing Business in China — Fluctuations in exchange rates could adversely affect our business and the value of our securities.”

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the British Virgin Islands with limited liability.  We are incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services.  However, the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.  In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our current operations are conducted outside the United States, and substantially all of our assets are located outside the United States.  In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States.  As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons, or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed Corporation Service Company as our agent to receive service of process with respect to any action brought against us in the United States District Court for Delaware under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Chancery Court of the State of Delaware under the securities laws of the State of Delaware.

QZ & WD (Jiang Xi) Law Firm, our counsel as to Chinese law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

QZ & WD (Jiang Xi) Law Firm has advised us that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law.  Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions.  China does not have any treaties or other agreements with the British Virgin Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments.  As a result, it is uncertain whether a Chinese court would enforce a judgment rendered by a court in either of these two jurisdictions.

We have been advised by Walkers, our counsel as to British Virgin Islands law, that the United States and the British Virgin Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be automatically enforceable in the British Virgin Islands.  We have also been advised by Walkers that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the British Virgin Islands under the common law doctrine of obligation.

OUR HISTORY AND CORPORATE STRUCTURE

Our History

We have been in the premix animal feed business since 1995 and now operate five premix manufacturing facilities through our operating subsidiaries.  Our operation in Shanghai is located at No. 4188 Taiqing Road, Fengxian District, Shanghai and sells its products to approximately 658 customers, consisting of 433 distributors and 225 large-scale pig farms.  Our operation in Guangxi is located in Coastal Industrial Park, Liangqin District, Nanning City, Guangxi Province and sells its products to approximately 713 customers, consisting of 485 distributors and 228 large-scale pig farms.  Our operation in Jiangxi is located in Chang Bei District Industrial Park, in Nanchang, Jiangxi Province and sells its products to approximately 710 customers, consisting of 490 distributors and 228 large-scale pig farms.  Our operation in Shandong is located at No. 4 Chuangye Street, East New Area, Taian City, Shandong Province and sells its products to approximately 346 customers, consisting 304 distributors and 42 large-scale pig farms.  Our operation in Hainan is located on South Wutung Road, Laocheng Development Zone, Chengmai County, Hainan Province and sells its products to approximately 308 customers, consisting of 228 distributors and 80 large-scale pig farms.

The Reorganization of AgFeed Industries

Prior to the reorganization of AgFeed Industries, AgFeed Industries operated its animal nutrition premix, concentrate and complete feed business together with its commercial hog production business in China through various operating subsidiaries, which are wholly owned subsidiaries of AgFeed BVI.  AgFeed Industries consolidated the results of operations of AgFeed BVI and its subsidiaries in its financial statements and began reporting results of its animal nutrition operations as a separate business segment beginning with the three months ended September 30, 2009.

AgFeed Industries will complete the reorganization which will consist of the following primary steps:

•
Establishment of AANI.  AANI was incorporated in the British Virgin Islands on April 13, 2010 as a direct wholly owned subsidiary of AgFeed BVI to be the holding company for the animal nutrition business.  On May 24, 2010, Shandong Feed became a direct wholly owned subsidiary of AANI.  On July 21, 2010, July 22, 2010, July 23, 2010, July 26, 2010, and September 17, 2010, AgFeed BVI invested a total of RMB 80,325,000 in AANI, which was treated as additional paid-in capital.  Concurrently, we contributed RMB 80,325,000 to Shandong Feed which was used, in part, by Shandong Feed to capitalize Nanchang Feed, Shanghai Feed and Nanning Feed.  Following the completion of the reorganization of AgFeed Industries, AgFeed BVI will contribute 100% of the issued and outstanding shares of AANI to us.

•
Separation Agreement.  Pursuant to a Master Separation Agreement, using a portion of the proceeds described above, Shandong Feed, together with our other operating companies will purchase substantially all of the assets related to the animal nutrition business of Nanchang Best, Shanghai Best, and Guangxi Huijie.  See “Our Relationship with AgFeed Industries” for a description of the Master Separation Agreement and other agreements.

•
Acquisition of HopeJia.  Effective July 7, 2010, Shandong Feed acquired 100% of the issued and outstanding shares of HopeJia from Nanchang Best.  Using a portion of the proceeds described above, Shandong Feed funded the purchase price between July 21, 2010 and September 17, 2010.  See “Our Relationship with AgFeed Industries” for more information regarding this transaction.

•
Trademark License Agreements.  In connection with the completion of the reorganization, we will enter into license agreements with various operating subsidiaries of AgFeed Industries for the use of certain trademarks.  See “Our Relationship with AgFeed Industries.”

•
Sublease Agreements.  Each of Nanchang Feed and Nanning Feed will enter into sublease agreements with certain operating subsidiaries of AgFeed Industries, commencing upon the completion of the reorganization of AgFeed Industries, for the use of facilities in the provinces of Jiangxi and Guangxi.  The facilities are subject to real property transfer agreements pursuant to which operating subsidiaries of AgFeed Industries would transfer their respective rights to use the land to us.  See “Our Relationship with AgFeed Industries.”

We believe that we will realize benefits from our carve-out from AgFeed Industries, including:

•
A sharper strategic focus.  By having our own board of directors and management team, we expect to be able to make more focused strategic decisions and be in a better position to take advantage of strategic opportunities in the hog feed industry.

•
Better incentives for employees and greater accountability.  We will seek to motivate and retain our employees through the implementation of incentive compensation programs tied to the market performance of our ADSs and the financial results of our company.

•
Direct access to capital markets.  As a separate, stand-alone company, we will have capital planning flexibility with direct access to the debt and equity capital markets and the opportunity to grow through acquisitions by using our shares as consideration.

Our Corporate Structure Following the Reorganization

As a result of the reorganization and in order to comply with PRC laws restricting foreign ownership in the animal nutrition business in China, we will operate our animal nutrition business in China through Shandong Feed, HopeJia, Nanchang Feed, Shanghai Feed and Nanning Feed.  Each of our operating companies, other than Shandong Feed and HopeJia, has applied for the requisite production licenses from the Ministry of Agriculture and the provincial production permits and the formal approvals from the National State Council and the Technology and Supervision Bureau that collectively are required to operate our animal nutrition business.  Shandong Feed and HopeJia currently have the approvals necessary to operate our animal nutrition business in those regions as before the reorganization.  We also sublease our facilities in the Jiangxi and Guangxi provinces from operating subsidiaries of AgFeed Industries.

In the opinion of our PRC counsel, QZ & WD (Jiang Xi) Law Firm, the reorganization of AANI, Holdings and AgFeed Industries, comply with, and immediately after this offering, will comply with, current PRC laws and regulations and did not result in any PRC tax or other liability to Holdings or AANI as a result of the reorganization.  There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations.  Accordingly, PRC governmental authorities may ultimately take a view that is inconsistent with the opinion of QZ & WD (Jiang Xi) Law Firm.  See “Risk Factors—Risks Related to Our Structure and Regulations.”

The following diagram illustrates our corporate structure as of the date of this prospectus(1):

(1)	For risks relating to our current corporate structure, see “Risk Factors—Risks Related to Our Structure and Regulations.”

OUR RELATIONSHIP WITH AGFEED INDUSTRIES

Our Relationship with AgFeed Industries Prior to the Reorganization

Prior to our carve-out as a separate, indirect subsidiary of AgFeed Industries, Inc., our animal nutrition business was operated by AgFeed Industries through some of its subsidiaries.  AgFeed began reporting results of its animal nutrition operations as a separate business segment for the three months ended September 30, 2009.  Prior to this offering, AgFeed Industries had provided us with tax, accounting, treasury, legal and human resources services, and had also provided us with the services of a number of its executives and employees.  All of our current executive officers and most of our current employees formerly were employees of AgFeed Industries.

Our Relationship with AgFeed Industries Following the Reorganization

In connection with the reorganization, we will have entered into agreements with AgFeed Industries with respect to various relationships between us.  The following are summaries of these agreements.  For the complete text of these agreements, please see the copies included as exhibits to the registration statement filed with the SEC, of which this prospectus is a part.

Master Separation Agreement

The Master Separation Agreement between AgFeed BVI and us contains key provisions regarding the transfer of substantially all of the assets related to the animal nutrition business (including applicable intellectual property rights and real estate interests) from AgFeed BVI to us.  The following is a brief summary of the material provisions of the Master Separation Agreement:

Contribution and Transfer.  AgFeed BVI agreed to transfer to us the real properties, intellectual property rights, and other tangible properties related to the animal nutrition business.

Indemnification.  Pursuant to the Master Separation Agreement, we are responsible for all liabilities associated with the assets and operations related to the animal nutrition business, while AgFeed BVI is responsible for all liabilities associated with AgFeed BVI’s other assets and operations, in each case, regardless of the time those liabilities arise.  The Master Separation Agreement also contains indemnification provisions under which we and AgFeed BVI indemnify each other with respect to breaches of the Master Separation Agreement or any related intercompany agreement.

In addition to our general indemnification obligations described above, we have agreed to indemnify AgFeed BVI against liabilities arising from misstatements or omissions in this prospectus or the registration statement of which it is a part, except for misstatements or omissions relating to information that AgFeed BVI provided to us specifically for inclusion in this prospectus or the registration statement of which it forms a part.  We also have agreed to indemnify AgFeed BVI against liabilities arising from any misstatements or omissions in our subsequent SEC filings and from information we provide to AgFeed specifically for inclusion in AgFeed Industries, Inc.’s annual or quarterly reports following the completion of this offering, but only to the extent that information pertains to us or our business or to the extent AgFeed BVI provides us prior written notice that the information will be included in its annual or quarterly reports and the liability does not result from the action or inaction of AgFeed BVI.

In addition to AgFeed BVI’s general indemnification obligations described above, AgFeed BVI will indemnify us against liabilities arising from misstatements or omissions with respect to information that AgFeed BVI provided to us specifically for inclusion in this prospectus or the registration statement of which it forms a part.  AgFeed BVI will also indemnify us against liabilities arising from information AgFeed BVI provides to us specifically for inclusion in our annual report or quarterly reports following the completion of this offering, but only to the extent that the information pertains to AgFeed BVI or its business to the extent we provide AgFeed BVI prior written notice that the information will be included in our annual or quarterly reports and the liability does not result from our action or inaction.

Liability Release.  We release AgFeed BVI from all liabilities associated with assets and operations related to the animal nutrition business transferred to us, and AgFeed BVI releases us from liabilities associated with all of AgFeed Industries’ other assets and operations, in each case regardless of the time those liabilities arise.

No Representation or Warranties.  Except as set forth in the Master Separation Agreement or other documents, neither we nor AgFeed BVI make any representation or warranty to each other relating to the transaction contemplated in the Master Separation Agreement.

Furthermore, we agreed not to amend or terminate any of our contracts with third parties that were entered into for the benefit of AgFeed BVI and its subsidiaries.  We also agreed to take actions reasonably requested by AgFeed BVI to enable AgFeed BVI and its subsidiaries to receive substantially the same rights and benefits received by us under such contracts with third parties.

HopeJia Securities Purchase Agreement

Pursuant to the Securities Purchase Agreement between Shandong Feed and Nanchang Best, Shandong Feed acquired all of the issued and outstanding equity interest of HopeJia, all of which were owned by Nanchang Best.  The acquisition by Shandong Feed was effective July 7, 2010 with the purchase price paid in installments to Nanchang Best by Shandong Feed between July 21, 2010 and September 17, 2010.

Administrative Services Agreement

The Administrative Services Agreement among AgFeed Industries, AANI and us will provide us with certain services critical to our business.  We will engage AgFeed Industries to provide us, commencing upon the completion of the reorganization of AgFeed Industries, with accounting and financial reporting, human resources administration, information technology maintenance and administration, legal and compliance administration and other additional services we may request from time to time.  For these services, we will pay AgFeed Industries a monthly service fee equal to the actual direct and indirect costs of providing such services plus an amount equal to 0.5% of such costs.  We may terminate this agreement at any time on ten days prior written notice.

Non-Compete Agreement

Following the reorganization, we will enter into a Non-Compete Agreement with AgFeed Industries, Inc., our parent, pursuant to which AgFeed Industries has agreed, for a period of three years commencing on August 1, 2010, not to engage, and to cause each other member of AgFeed Industries not to engage, directly or indirectly, in the animal nutrition business anywhere in China.  This agreement is subject to important exceptions, namely, (1) certain of AgFeed Industries’ subsidiaries may continue to maintain land use rights for certain real estate upon which our operations in Nanchang and Nanning are located but only to the extent necessary in order to facilitate the transfer of certain manufacturing operations and real estate to us following the reorganization, and (2) AgFeed Industries may acquire equity interests in a company that does not have more than 25.0% of its gross revenues (based on the latest annual audited financial statements of such company) attributable to the animal nutrition business in China.  In addition, the agreement permits AgFeed Industries to acquire or invest in any third party engaging in the animal nutrition business in China if, after using its reasonable best efforts to make such investment opportunity available to us as required under the agreement, we do not pursue such opportunity; provided that AgFeed Industries’ equity interest in such third party shall not exceed 50%.

Supply Agreement

Under the supply agreement between AgFeed Industries, Inc. and Holdings, AgFeed Industries and its currently existing operating subsidiaries in China have agreed, for a period of three years commencing August 1, 2010, to use commercially reasonable efforts to procure feed for the existing hog farms in which AgFeed Industries owns at least a majority interest from us and our distributors, on an exclusive basis, subject to certain terms and conditions.  We have agreed that any premix, concentrates or complete feed offered to AgFeed Industries and its operating subsidiaries by us or our distributors shall have “most favored nation” pricing for customers purchasing quantities of our products similar to those being purchased by AgFeed Industries and its operating subsidiaries.  AgFeed Industries shall continue to purchase from us on an exclusive basis during this three-year term to the extent (i) our feed products are of equal or superior quality to that of a product produced by a third-party as determined in the sole discretion of AgFeed Industries, (ii) the pricing for our products is competitively priced and continues to be market-based, and (iii) we or our distributor, as applicable, are able to meet the specifications as far as quality, composition, quantities and delivery requested by AgFeed Industries.  We or our distributor retain the absolute right to accept or reject any individual order placed by an operating subsidiary of AgFeed Industries.

Trademarks License Agreements

Pursuant to separate trademarks license agreements to be entered into in connection with the completion of the reorganization between certain of our feed operating subsidiaries and each of Nanchang Best, Shanghai Best and Guangxi Huijie, AgFeed Industries will collectively license to us on a nonexclusive, nontransferable and royalty-free basis, certain trademarks, including AgFeed.  We are currently in the process of purchasing these trademarks, other than AgFeed, from Nanchang Best, Shanghai Best and Guangxi Huijie.

Sublease Agreements

Upon completion of the reorganization, each of Nanchang Feed and Nanning Feed will enter into sublease agreements with certain operating subsidiaries of AgFeed Industries pursuant to which our operating companies sublease our manufacturing facilities in the provinces of Jiangxi and Guangxi.  Concurrently, each of these operating companies entered into real property transfer agreements to purchase such facilities from certain operating subsidiaries of AgFeed Industries.  Each sublease agreement is effective until the transfer of the underlying real property is effective and receives the requisite approvals.  The rental payments under these sublease agreements include all costs and premiums payable by the respective operating subsidiary of AgFeed Industries related to such real property, reimbursement for depreciation expense incurred by such operating subsidiary of AgFeed Industries and a fee equal to 0.5% of such costs, premiums and reimbursement.  In connection with each real property transfer agreement, we have already deposited funds with the operating subsidiaries of AgFeed Industries sufficient to satisfy the respective purchase prices.  There remains outstanding certain conditions to completing the transfer, including the release of the security interest in the land use rights and in the buildings at these manufacturing facilities in connection with a short-term loan to AgFeed Industries for its hog production business and receipt of regulating approvals in connection with the transfer.

Our Relationship with AgFeed Industries Following the Offering

Upon the completion of this offering, AgFeed Industries will continue to be our controlling shareholder, owning        % of the combined total of our outstanding Class A and Class B ordinary shares, representing        % of the voting rights of the combined total of our outstanding Class A and Class B ordinary shares due to the proportionately greater voting rights of the Class B ordinary shares it holds, which are entitled to 4 votes on matters subject to shareholders’ vote (as compared with one vote for Class A ordinary shares) or, assuming the underwriter exercises in full its over-allotment option to purchase additional ADSs,        % of our combined total outstanding Class A and Class B ordinary shares, representing        % of the combined total voting rights of our outstanding Class A and Class B ordinary shares.  However, AgFeed Industries is not subject to any contractual obligation to maintain its share ownership other than the 365-day lock-up period as described in “Underwriting.”

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial information for the periods and as of the dates indicated should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our “Unaudited Pro Forma Consolidated Financial Statements and our consolidated financial statements and related notes, each of which are included elsewhere in this prospectus.

The selected consolidated financial data presented below as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 are derived from our audited consolidated financial statements included elsewhere in this prospectus.  Our audited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, and were audited by Goldman Kurland Mohidin LLP, an independent registered public accounting firm.  The report of Goldman Kurland Mohidin LLP on those consolidated financial statements is included elsewhere in this prospectus.  The selected consolidated financial data as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 were prepared on the same basis as our audited consolidated financial statements.  Further, the selected consolidated financial data presented below as of and for the six months ended June 30, 2010 and 2009 was derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus.  We have prepared the unaudited consolidated financial statements on the same basis as our audited consolidated financial statements.  The unaudited consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for the periods presented.

Our animal nutrition business is operated by AgFeed Industries through its various subsidiaries.  AgFeed Industries began reporting results of its animal nutrition operations as a separate business segment during the three months ended September 30, 2009.

Pursuant to the reorganization of AgFeed Industries, we will assume substantially all of the assets and certain of the liabilities related to AgFeed Industries’ animal nutrition business.  The reorganization will be accounted for using the historical cost basis for the assets and liabilities transferred to us since all of the entities involved in the reorganization are under the common control of AgFeed Industries.

For the period from January 1, 2007 to the present, our consolidated financial statements were prepared by combining the assets, liabilities, revenues, expenses and cash flows of the entities that were directly engaged in the animal nutrition business.

Our statements of operations and comprehensive income for periods prior to the completion of the reorganization include all the historical costs related to the animal nutrition business segment and an allocation of certain general corporate expenses of AgFeed Industries.  These general corporate expenses primarily relate to corporate employee compensation costs, professional service fees and other expenses arising from the provisions of certain corporate functions, including finance, legal, technology, investment and executive management.  We allocated these expenses based on estimates that our management believes are a reasonable reflection of the utilization of services provided to, or benefits received by, us.

The unaudited pro forma financial data presented below for the six months ended June 30, 2010 gives pro forma effect to our formation and the reorganization effective January 1, 2010 while the unaudited pro forma financial data presented below as of June 30, 2010 gives pro forma effect to our formation and the reorganization effective June 30, 2010.  Further, the unaudited pro forma financial data presented below for the year ended December 31, 2009 gives pro forma effect to our formation and the reorganization effective January 1, 2009 while the unaudited pro forma financial data presented below as of December 31, 2009 gives pro forma effect to our formation and the reorganization effective December 31, 2009.  For more information regarding the assets and liabilities of AgFeed Industries to be assumed by us, see “Unaudited Pro Forma Consolidated Financial Statements” and accompanying notes below.  For more information regarding the costs to be incurred by us following the completion of the reorganization in connection with our operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Our Agreements with AgFeed Industries” below.

For periods following the completion of the reorganization, our consolidated financial statements consist of the financial statements of Holdings, including its direct and indirect subsidiaries, as a stand-alone company.

Our management believes that the assumptions underlying our consolidated financial statements and the allocations included are reasonable.  Our consolidated financial statements for the years ended December 31, 2009, 2008 and 2007, however, may not be reflective of our results of operations, financial position and cash flows had we been operated as a stand-alone company during those periods.  Our historical results for any prior periods are not necessarily indicative of results to be expected for any future period.  In addition, our unaudited results for the six months ended June 30, 2010 may not be indicative of our results for the full year ending December 31, 2010.

All dollar amounts in the following tables are in thousands.

Selected Consolidated Financial Data

	For the six months ended June 30,			For the year ended December 31,
	2010		2009	2009		2008
	Historical	Pro Forma	Historical	Historical	Pro Forma	Historical
Consolidated Operating Results

Net revenues	$55,411	$55,411	$26,560	$75,990	$75,990	$57,959
Gross profit	9,233	9,233	5,687	14,270	14,270	13,764
Income from operations	4,626	4,344	2,536	7,121	6,557	7,118
Net earnings	3,624	3,303	2,343	6,204	5,820	6,027

Other Data
Cash generated (used) by operating activities, net of related parties	$2,331	$ Not Presented	$(320)	$4,169	$ Not Presented	$5,988
Depreciation	199	199	147	299	299	204
Intangible amortization expense	76	76	3	26	26	63
Capital expenditures	402	402	126	265	265	858
Foreign currency translation gain (loss)	143	143	(42)	(5)	(5)	1,023

	As of June 30,			As of December 31,
	2010		2009	2009		2008
	Historical	Pro Forma	Historical	Historical	Pro Forma	Historical
Consolidated Balance Sheet Data

Feed mill production assets
Inventory	$5,597	$5,597	$3,069	$4,190	$4,190	$3,262
Property and equipment	4,006	4,006	3,796	3,787	3,787	3,821
Intangible assets	3,357	3,290	3,437	3,419	3,325	3,445
Other assets	203	203	189	212	212	200
Total feed mill production assets	13,163	13,095	10,491	11,607	11,513	10,728
Total Assets	$49,725	$18,624	$41,268	$46,056	$17,304	$34,090

Selected Consolidated Financial Data

	For the year ended December 31,
	2009	2008	2007	2006	2005
	Historical	Historical	Historical	Historical	Historical
Consolidated Operating Results

Net revenues	$75,990	$57,959	$36,310	$8,595	$7,612
Gross profit	14,270	13,764	10,376	3,149	2,273
Income from operations	7,121	7,118	6,512	1,034	881
Net earnings	6,204	6,027	6,798	1,175	561

Other Data
Cash generated by operating activities, net of related parties	$4,169	$5,988	$2,057	$750	$668
Depreciation	299	204	110	100	79
Intangible amortization	26	63	13	5	4
Capital expenditures	265	858	336	994	130
Foreign currency translation gain (loss)	(5)	1,023	630	84	32

	As of December 31,
	2009	2008	2007	2006	2005
	Historical	Historical	Historical	Historical	Historical
Consolidated Balance Sheet Data

Feed mill production assets
Inventory	$4,190	$3,262	$1,707	$803	$13
Property and equipment	3,787	3,821	1,460	1,391	745
Intangible assets	3,419	3,445	838	539	76
Other assets	212	200	0	0	0
Total feed mill production assets	$11,607	$10,728	$4,004	$2,733	$834
Total Assets	$46,056	$34,090	$19,122	$7,266	$3,104

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated annual and interim financial statements and accompanying notes included elsewhere within this prospectus.

The unaudited pro forma consolidated financial statements set forth below are based on and have been derived from our historical consolidated interim financial statements, including the unaudited consolidated balance sheet as of June 30, 2010 and the unaudited consolidated statement of operations for the six months ended June 30, 2010, which are included elsewhere within this prospectus.  The historical financial statements of Holdings include allocations of certain expenses from AgFeed Industries.  These costs may not be representative of our future costs to be incurred as an independent, publicly traded company.

The unaudited pro forma consolidated statements of operations give effect to the reorganization of AgFeed Industries and our formation as if they had occurred on January 1, 2010.  The unaudited pro forma consolidated balance sheet gives effect to the reorganization of AgFeed Industries and our formation as if they had occurred on June 30, 2010.  In management’s opinion, the unaudited pro forma consolidated financial statements were developed on a reasonable and rational basis and reflect certain adjustments that, in the opinion of management, are necessary to present fairly the unaudited pro forma consolidated results of operations and the unaudited consolidated financial position of the Company as of and for the periods indicated.  The pro forma adjustments are based on the best information available and assumptions that management believes are reasonable given the information currently available.

The unaudited pro forma consolidated financial statements are for illustrative and informational purposes only and are not intended to represent what our results of operations or financial position would have been had the transactions contemplated by the Master Separation Agreement occurred on the dates indicated.  The unaudited pro forma consolidated financial statements also should not be considered indicative of our future results of operations or financial position as an independent, publicly traded company.

For more information regarding the costs to be incurred by us going forward in connection with our operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Our Agreements with AgFeed Industries” below.

AGFEED ANIMAL NUTRITION HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Consolidated Balance Sheet
As of June 30, 2010

	Historical	Adjustments		Pro Forma
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$6,721,056	(5,882,190	)(a)	$838,866
Accounts receivable, net	17,259,428	(13,958,444	)(b)	3,300,984
Advances to suppliers	125,714	-		125,714
Other receivables	80,678	915,172	(c)	995,850
Due from related parties	12,375,052	(12,108,183	)(d)	266,869
Inventory	5,597,159	-		5,597,159

Total current assets	42,159,087	(31,033,645)		11,125,442

PROPERTY AND EQUIPMENT, net	3,618,261	-		3,618,261
CONSTRUCTION-IN-PROCESS	387,778	-		387,778
INTANGIBLE ASSETS	3,357,119	(67,458	)(e)	3,289,661
OTHER ASSETS	202,616	-		202,616

TOTAL ASSETS	$49,724,861	(31,101,103)		$18,623,758

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Short-term loans	$4,419,000	(4,419,000	)(f)	-
Accounts payable	4,583,979	(2,544,181	)(b)	$2,039,798
Other payables	2,309,717	(429,021	)(c)	1,880,696
Unearned revenue	299,797	-		299,797
Accrued expenses	112,175	(112,175	)(b)	-
Accrued payroll	349,762	(238,178	)(b)	111,584
Tax and welfare payable	465,176	(365,145	)(b)	100,031
Due to parent company	5,254,302	(4,500,462	)(g)	753,840

Total current liabilities	17,793,908	(12,608,162)		5,185,746

COMMITMENTS AND CONTINGENCIES	-			-
	-	-		-
STOCKHOLDERS' EQUITY:
Class A Common stock, $0.0001 per share; 55,000,000 shares authorized; 1,685,000 issued and outstanding	-	169	(h)	169
Class B Common stock, $0.0001 per share; 20,000,000 shares authorized; 16,000,000 issued and outstanding	1,600	-		1,600
Additional paid-in capital	5,103,923	9,411,183	(h)	14,515,106
Deferred compensation		(1,685,000	)(h)	(1,685,000)
Retained earnings	26,825,430	(26,219,293	)(i)	606,137
Total stockholders' equity	31,930,953	(18,492,941)		13,438,012

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$49,724,861	(31,101,103)		$18,623,758

AGFEED ANIMAL NUTRITION HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Consolidated Statement of Operations
For The Six Months Ended June 30, 2010

	Historical	Adjustments		Pro Forma

Revenues	$55,411,380			$55,411,380

Cost of goods sold	46,178,644			46,178,644

Gross profit	9,232,736	-		9,232,736

Operating expenses
Selling expenses	1,987,139			1,987,139
General and administrative expenses	2,619,797	282,064	(j)	2,901,861
Total operating expenses	4,606,936	282,064		4,889,000

Income from operations	4,625,800	(282,064)		4,343,736

Non-operating income (expense):
Other income	29,675			29,675
Interest income	296,181	(295,259	)(k)	922
Interest and financing costs	(229,486)	149,809	(k)	(79,677)
Foreign currency transaction gain (loss)	(3,947)			(3,947)

Total non-operating income (expense)	92,423	(145,450)		(53,027)

Income before provision for income taxes	4,718,223	(427,514)		4,290,709

Provision for income taxes	1,094,719	(106,879	)(l)	987,840

Net income	3,623,504	(320,635)		3,302,868

Other comprehensive income
Foreign currency translation	143,201			143,201

Comprehensive Income	$3,766,705	(427,514)		$3,339,191

Weighted average shares outstanding :
Basic–Class A		1,685,000	(h)	1,685,000
Basic–Class B	16,000,000	-		16,000,000
Total basic common shares outstanding	16,000,000	1,685,000		17,685,000
Diluted–Class A		1,685,000	(h)	1,685,000
Diluted–Class B	16,000,000	-		16,000,000
Total diluted common shares outstanding	16,000,000	1,685,000		17,685,000

Earnings per share:
Basic–Class B	$0.23			$0.18
Diluted–Class B	$0.23			$0.18

AGFEED ANIMAL NUTRITION HOLDINGS, INC. AND SUBSIDIARIES
Notes to Unaudited Pro Forma Consolidated Financial Statements

(a)
As a result of the reorganization, Holdings will have cash sufficient to meet its initial operating obligations, including costs related to the Administrative Services Agreement and certain lease and sublease agreements.

(b)
The resulting balances after adjustment represent the net trade receivables and trade related payables, accrued expenses and tax and welfare payables of Shandong Feed and HopeJia as both of these entities were acquired by AANI (which was later contributed to Holdings) through (i) the contribution of Shandong Feed by AgFeed BVI and (ii) the purchase of 100% of the issued and outstanding shares of HopeJia from Nanchang Best.  Pursuant to the Master Separation Agreement, the feed production assets of Nanchang Best, Shanghai Best and Guangxi Huijie were sold to Holdings exclusive of trade receivables and payables, accrued expenses and tax and welfare payables, and the assets and liabilities of Holdings were adjusted to reflect the reorganization.

(c)	Other receivables and other payables represent the amounts accumulated by Shandong Feed and HopeJia, which, as a result of the reorganization, would be acquired by Holdings.

(d)
This adjustment removes the intercompany receivables held by Nanchang Best, Shanghai Best and Guangxi Huijie.  The intercompany receivables held by Shandong Feed and HopeJia would be acquired by Holdings as a result of the reorganization.

(e)
The adjustment removes software costs allocated to the animal nutrition business unit.  AgFeed Industries retains the master license to such software.  Below is a category listing of the intangible assets to be held by Holdings following the reorganization:

Land use rights	$707,174
Customer List	216,040
Goodwill	2,366,447
$3,289,661

(f)
As a result of the reorganization, AgFeed Industries will retain the obligations, including interest and payment obligations, of a short-term note for the benefit of the hog production business of AgFeed Industries which is secured by the land use rights and buildings of Nanchang Best and Guangxi Huijie.  In connection with the retention and anticipated settlement of this obligation by AgFeed Industries prior to the completion of this offering, we anticipate there will no longer be a lien against those land use rights and buildings. This would permit their transfer to us pursuant to real property transfer agreements which will be entered into following the completion of the reorganization.

(g)	The balance after adjustment represents the amount due AgFeed Industries for corporate expenses allocated to Shandong Feed and HopeJia.

(h)
Additional paid-in capital has been adjusted to reflect the increased investment by Holdings in its direct and indirect subsidiaries.  Through this investment, Shandong Feed acquired (i) 100% of the outstanding equity interests of HopeJia from Nanchang Best and (ii) the feed production assets from Nanchang Best, Shanghai Best and Guangxi Huijie.

There has been a further adjustment to reflect the grant of 1,685,000 restricted Class A ordinary shares under the Long-Term Incentive Plan discussed under “Management – Long-Term Incentive Plan.”  Assuming a fair market value of $1.00 per Class A ordinary share, in connection with these equity awards, we will recognize the grant value as deferred compensation as well as an adjustment to stockholders’ equity for par value of the Class A ordinary shares with the remaining amount as a credit to Additional paid-in capital.

(i)	Retained earnings have been adjusted to remove the cumulative and current impact of Nanchang Best, Shanghai Best and Guangxi Huijie.

(j)
This adjustment records the compensation expense for the grant of 1,685,000 restricted Class A ordinary shares under the Long-Term Incentive Plan discussed under Note (h).  The calculation assumes 1,685,000 Class A shares will be granted and will vest annually on a pro-rata basis over three years following the date of grant.  We have assumed a fair market value of $1.00 per Class A ordinary share.  For the six months ended June 30, 2010, the related compensation expense would be $280,833.  The adjustment amount also includes the fee for transition related services provided by AgFeed Industries pursuant to the Administrative Services Agreement.  Under terms of the Administrative Services Agreement, Holdings will reimburse AgFeed Industries for costs incurred plus 0.5% of such costs.  In connection with the sublease agreements between Nanchang Best or Guangxi Huijie, on the one hand, and Nanchang Feed or Nanning Feed, on the other hand, the rental payments are equal to actual costs incurred by subsidiaries of AgFeed Industries, plus a reimbursement for depreciation and fee equal to 0.5% of such aggregate amount.  The term of each sublease terminates upon completion of the transfer of the respective property to Holdings.  Since the historical amounts already reflect the costs upon which the fee is calculated, only the fee equal to 0.5% of the costs related to the transition related services has been reflected in the adjustment.  We believe the historical amounts already reflect the impact of the “most favored nation” pricing contained in the supply agreement.

(k)
These adjustments represent reversal of interest income and interest and financing costs attributable to Nanchang Best, Shanghai Best and Guangxi Huijie, as Holdings will not be assuming any interest bearing assets or liabilities from these entities, including the short-term note discussed in Note (f).

(l)	The provision for income taxes was reduced at the statutory rate of 25% of the reduced pre-tax income as a result of the adjustments discussed in Notes (j) and (k).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus.  The discussion in this section contains forward-looking statements that involve risks and uncertainties.  As a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus, our actual future results may be materially different from what we expect.

Overview

We are a British Virgin Islands business company formed to operate the animal nutrition business of AgFeed Industries in China through various operating subsidiaries.  We are in the process of acquiring the animal nutrition business of AgFeed Industries, which we expect to complete in October 2010.  Our animal nutrition business consists of the research and development, manufacture, marketing and sale of premix, concentrates and complete feed for use in the domestic animal husbandry markets, primarily for hog production in China.  Premix is an animal feed additive that is broadly used in commercial animal production worldwide.  The use of specially formulated feed can significantly accelerate an animal’s growth cycle, enabling the animal to reach market size sooner.  We have been in the premix feed business since 1995 and now operate five premix feed manufacturing facilities located in the provinces of Jiangxi, Guangxi, Shandong and Hainan and the municipality of Shanghai.  We are aggressively expanding our concentrates and complete feed lines to meet the growing demand of commercial producers as they modernize their production technology and focus on the requirements of the food safety laws.  We are also looking to introduce a bulk delivery system for hog feed as part of a value solution for large commercial farms.

Due to our limited operating history, our period-to-period operating history may not be meaningful.  In addition, our limited operating history makes it difficult for us to have a historical basis for making certain critical accounting policies and accounting estimates.  See “Risk Factors—Risks Related to Our Business and Our Industry—Our limited operating history makes evaluating our business and prospects difficult.” Furthermore, the feed industry and pork consumption in China may not continue to grow at current levels.

The Reorganization and the Basis of Presentation

Our animal nutrition business was started by AgFeed Industries, Inc., our ultimate parent, in 1995 and is operated by AgFeed Industries, Inc. through its various indirect subsidiaries.  As part of the reorganization of AgFeed Industries, AgFeed Industries will transfer substantially all of its assets and certain of its liabilities related to the animal nutrition business to us.  In connection with the reorganization, we entered into agreements with AgFeed Industries with respect to various ongoing relationships between us.  See “Our History and Corporate Structure” and “Our Relationship with AgFeed Industries.”

Our consolidated financial statements have been prepared based upon segment reporting for periods prior to the completion of the reorganization of AgFeed Industries.  Accordingly, for the period from January 1, 2007 to the present, our consolidated financial statements were prepared by consolidating the assets, liabilities, revenues, expenses and cash flows of the entities that were directly engaged in the animal nutrition business.

As a result of the reorganization, we will assume substantially all of the assets and certain of the liabilities related the animal nutrition business of AgFeed Industries.  The reorganization will be accounted for using the historical cost basis for the assets and liabilities transferred to us since all of the entities involved in the reorganization are under the common control of AgFeed Industries.  For illustrative and informational purposes of the pro forma effect of the reorganization, see “Unaudited Pro Forma Consolidated Financial Statements” above.

Our statements of operations and comprehensive income for the periods prior to the completion of the reorganization include all historical costs related to the animal nutrition business and an allocation of certain general corporate expenses of AgFeed Industries.  These general corporate expenses primarily relate to corporate employee compensation costs, professional service fees and other expenses arising from the provisions of certain corporate functions, including finance, legal, technology, investment and executive management.  We allocated these expenses based on estimates that our management believes are a reasonable reflection of the utilization of services provided to, or benefits received by, us.  See Note 6 to our consolidated financial statements included elsewhere in this prospectus for further information related to these costs.  AgFeed Industries, Inc. allocated an aggregate of $1.0 million, $0.6 million, $1.2 million, $0.7 million and $0.3 million of corporate expenses to us for the six months ended June 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, respectively.  While the expenses allocated to us are not necessarily indicative of expenses that we would have incurred if we had been a separate, independent entity during the periods presented, management believes that the foregoing presents a reasonable basis of estimating what our expenses would have been on a historical basis.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods presented.  Actual results could materially differ from those estimates.

Our Agreements with AgFeed Industries

We will engage AgFeed Industries to, effective upon completion of the reorganization, provide certain services that are critical to our business.  Pursuant to an Administrative Services Agreement between AgFeed Industries, on the one hand, and us, on the other hand, we have engaged AgFeed Industries to provide us with certain services, including, among others, accounting and financial reporting, human resources administration, information technology maintenance and administration, and legal and compliance administration commencing upon the completion of the reorganization of AgFeed Industries.  We will pay AgFeed Industries a service fee, which we will record as a portion of general and administrative expenses in our statement of operations, equal to the allocated cost of such services plus 0.5% of such cost.  With the exception of the information technology services, we anticipate the other administrative services to be utilized for a period not to exceed six months from the consummation of this offering as we secure our own personnel and establish the capability to assume such services.  As a result, it is estimated that the allocated costs for administrative services, other than those relating to information technology services, will be approximately $135,000 for this six month period.  We estimate the fee for the information technology services will be approximately $6,500 per month.  We will also be a party to two sublease agreements with operating subsidiaries of AgFeed Industries related to our facilities in the province of Jiangxi and Guangxi pursuant to which we will make rental payments equal to all costs and premiums payable by the respective operating subsidiary of AgFeed Industries related to such real property, reimbursement for depreciation expense incurred by such operating subsidiary of AgFeed Industries and a fee equal to 0.5% of such costs, premiums and reimbursement.  We will record these costs as a portion of our general and administrative expenses in our statement of operations.  Pursuant to our supply agreement with AgFeed Industries, we and our distributors will offer our feed products to AgFeed Industries on a “most favored nation” pricing basis.  We will record our costs as a portion of our cost of goods sold in our statement of operations.  See “Our Relationship with AgFeed Industries – Our Relationship with AgFeed Industries Prior to the Reorganization.”

Due to the differences in the agreements in place prior to and after the reorganization, our results of operations for the periods prior to and after the reorganization may not be entirely comparable.  Specifically, the agreements following the reorganization will differ from the methods prior to the reorganization.  Therefore, with respect to the periods to and after the reorganization, cost of goods sold and operating expenses (namely general and administrative expenses) may not be entirely comparable, which may also impact other line items such as gross profit, income from operations and net income.  As a result, the results of operations for the year ended December 31, 2009 and six months ended June 30, 2010 and comparable interim periods may not be entirely comparable.

Business

We manufacture, distribute, market and sell three main product lines - premix, concentrates and complete feed for use in the domestic animal husbandry markets, primarily for hog production in China.  We will conduct these operations through our subsidiaries, Shandong Feed, HopeJia, Nanchang Feed, Shanghai Feed, and Nanning Feed (collectively, our feed operating companies).  We also provide educational, technical and veterinary support to our customers and distributor base.

Our feed operating companies will operate manufacturing facilities in the provinces of Jiangxi, Guangxi, Shandong and Hainan and the municipality of Shanghai, primarily serving the hog industry.  Each feed operating company will independently conduct local marketing and sales efforts while our operation in Jiangxi province will be primarily responsible for our ongoing research and development efforts.  The Ministry of Agriculture of China has granted AgFeed Industries a “Green Certification” status for certain premix products.  We sell these products under the brand label “BEST.”  This certification indicates that these products are safe, environmentally friendly, and can effectively promote the healthy growth of pigs.  According to current government regulations, the government will only accredit pork as “green” if it is produced using government certified “green” feed.  Having our feed certified as green requires us to adhere to strict manufacturing controls and procedures.  This green certification permits hog farms to produce hogs that result in high quality “green” pork products.  It is also an incentive for other commercial hog farms to enter into purchase contracts with our feed operating companies.

Livestock producers may directly buy animal feed in finished form, referred to as “complete” feed, which contains a concentrate of additive premix and the foundational grains in one complete package, or, they may choose to buy the premix and then combine it with protein, corn, hay, wheat and other elements readily available in the market to make their own complete feed.  Premix provides the essential amino acids and binder necessary for proper absorption of protein by pigs.  Feeding pigs a balanced diet is an essential part of the pork profit equations, and the quality of feed and nutrition has a measurable effect on profits.  Feed represents a significant portion of hog production expenses, generally in the range of 65% to 75% of total costs.

Our total feed output in 2009 was approximately 115,000 metric tons (73,000 metric tons in 2008), consisting of 32,000 metric tons of premix, 22,000 metric tons of concentrates and 61,000 metric tons of complete feed.  Our 2009 output represents a 57% increase over our 2008 feed output.  Our 2009 revenues grew to $76 million from $58 million in 2008, with revenues from our affiliated hog farms accounting for $12 million and $6 million, respectively.

Critical Accounting Policies

In presenting our financial statements in conformity with U.S. GAAP, we are required to make certain estimates and assumptions that affect the amounts reported therein.  Several of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events.  However, events that are outside of our control cannot be predicted and, as such, they cannot be contemplated in evaluating such estimates and assumptions.  If there is a significant unfavorable change to current conditions, it will likely result in a material adverse impact to our consolidated results of operations, financial position and liquidity.  We believe that the estimates and assumptions we used when preparing our financial statements were the most appropriate at that time.  Presented below are those accounting policies that we believe require subjective and complex judgments that could potentially affect reported results.

Use of Estimates.  Our discussion and analysis of our financial condition and results of operations are based upon our presented financial statements representing the consolidation of the animal nutrition business of AgFeed Industries, Inc., which were prepared in accordance with U.S. GAAP.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities.  On an ongoing basis, we evaluate our estimates, including those related to impairment of long-lived assets and allowance for doubtful accounts.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.

Areas that require estimates and assumptions include valuation of accounts receivable and inventory, determination of useful lives of property and equipment, estimation of certain liabilities and sales returns.

Allowance For Doubtful Accounts.  We continually monitor customer payments and maintain a reserve for estimated losses resulting from our customers’ inability to make required payments.  In determining the reserve, we evaluate the collectability of our accounts receivable based upon a variety of factors.  In cases where we become aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, we record a specific allowance against amounts due.  For all other customers, we recognize allowances for doubtful accounts based on our historical write-off experience in conjunction with the length of time the receivables are past due, customer credit worthiness, geographic risk and the current business environment.  Actual future losses from uncollectible accounts may differ from our estimates.

Inventories.  Inventories are stated at the lower of cost or market.  Cost is determined using the first-in, first-out method.  We evaluate our ending inventories for estimated excess quantities and obsolescence.  Our evaluation includes the analysis of future sales demand by product, within specific time horizons.  Inventories in excess of projected future demand are written down to net realizable value.  In addition, we assess the impact of changing technology on inventory balances and write down inventories that are considered obsolete.  Inventory obsolescence and excess quantities have historically been minimal.

Long-Lived Assets.  We periodically assess potential impairments to our long-lived assets.  We perform an impairment review whenever events or changes in circumstances indicate that the carrying value may not be fully recoverable.  Factors we considered include, but are not limited to: significant underperformance relative to expected historical or projected future operating results; significant changes in the manner of use of the acquired assets or the strategy for our overall business; and significant negative industry or economic trends.  When we determine that the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above indicators of impairment, we estimate the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition.  If the sum of the expected future undiscounted cash flows and eventual disposition is less than the carrying amount of the asset, we recognize an impairment loss.  An impairment loss is reflected as the amount by which the carrying amount of the asset exceeds the fair market value of the asset, based on the fair market value if available, or discounted cash flows.  To date, there has been no impairment of long-lived assets.

Property and Equipment.  Useful lives of property and equipment are based on historical experience and industry norms.  Changes in useful lives due to changes in technology or other factors can affect future depreciation estimates.

Revenue Recognition.  Our revenue recognition policies are in compliance with SEC Staff Accounting Bulletin (SAB) 104.  Revenue is recognized when services are rendered to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the company exist and collectability is reasonably assured.  Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.  We are not subject to VAT withholdings.  We give volume rebates to certain customers based on volume achieved.

We make estimates and judgments when determining whether the collectability of revenue from customers is reasonably assured.  Management estimates regarding collectability impact the actual revenues recognized each period and the timing of the recognition of revenues.  Our assumptions and judgments regarding future collectability could differ from actual events, thus materially impacting our financial position and results of operations.

Sales returns and allowances have historically been insignificant.  Accordingly, estimating returns is not critical.  However, if circumstances change, returns and allowance may impact the company’s earnings.  There are no differences in our arrangements with our different types of customers.  Accordingly, we do not have different revenue recognition policies for different types of customers.  We offer credit terms ranging from 30 to 90 days for most customers.  For some large and credit-worthy customers, we may extend these terms beyond 90 days.

Results of Operations

Comparison of six months ended June 30, 2010 and June 30, 2009

	Six Months Ended June 30,
(In thousands)	2010	% of Revenue	2009	% of Revenue

Revenues	$55,411	100.0%	$26,560	100.0%

Cost of goods sold	$46,179	83.3%	$20,872	78.5%

Gross profit	$9,233	16.7%	$5,687	21.4%

Operating expenses	$4,607	8.3%	$3,151	11.9%

Interest and financing costs	$(229)	(0.4)%	$(15)	(0.1)%

Provision for income taxes	$1,095	2.0%	$502	1.9%

Net income	$3,624	6.5%	$2,343	8.8%

				Change Due to Price		Change Due to Volume
Price –Volume Analysis	2010	2009	Change	(in $)	(as %)	(in $)	(as %)

Volume (metric tons)	83,085	42,202	40,883

Revenue (in 000s)	$55,411	$26,560	$28,852	$1,586	5.5%	$27,266	94.5%

Cost of goods sold (in 000s)	$46,178	$20,872	$25,306	$2,584	10.2%	$22,722	89.8%

Gross profit (in 000s)	$9,233	$5,687	$3,545	$(998)	NM	$4,543	NM

Gross profit margin	16.7%	21.4%

Revenue/MT	$667	$629	$38

Cost of goods sold/MT	$556	$495	$61

Gross profit/MT	$111	$134	$(23)

Revenues.  On a comparative basis, feed sales volume for the six months ended June 30, 2010 rose to 83,085 metric tons, representing a 97% increase in volume over the comparative period of 2009.  The increased volumes accounted for about $27.2 million of the overall increase in revenues of $28.8 million.

By feed type, complete feed sales increased 31,700 metric tons or 158% primarily in our Hainan and Jiangxi markets; concentrates increased 7,400 metric tons or 91% primarily in our Shandong and Shanghai markets; and premix increased 1,700 metric tons or 12% primarily in our Jiangxi and Shanghai markets.  The referenced volume increases are primarily indicative of the ongoing shift of our customers to complete feeds and to a lesser degree, but of note, to our concentrates.

The pricing component yielded $1.6 million of the revenue increase as illustrated by our average price per metric ton rising to $667 in the 2010 period compared to $629 during the 2009 period.

Cost of Goods Sold.  We experienced an increase in our cost of goods sold of $25.3 million.  Our increased volumes caused $22.7 million of this increase, while increased ingredient costs for corn, proteins (fishmeal and soybean meal) and premix vitamins between periods accounted for $2.6 million of the cost increase.  Overall, we experienced per metric ton costs that were $61 higher in 2010 compared to 2009.

Gross Profit.  Our gross profit increased $3.5 million benefitting from the 40,883 metric ton growth in volume.  However, our gross profit margins decreased to 16.7% from 21.4% during the six months ended June 30, 2010 as compared to the comparable period in 2009.  The decrease in gross profit margin is attributed to product mix changes favoring our high-volume, low-margin complete feed and ingredient cost increases exceeding our ability to correspondingly raise customer prices due to challenging market forces facing our customers, including flooding, disease and depressed market prices for hogs at levels that were below the cost to raise a pig to market weight.

Selling, General and Administrative Expenses.  Our operating expenses for the six months ended June 30, 2010 increased by approximately $1.5 million compared to the corresponding period in 2009, but declined as a percentage of revenue from 11.9% to 8.3%.  The increase from 2009 related to sales and administrative staffing and promotional costs ($600,000) to expand market share and keep pace with growth, bolstering our reserves for bad debts ($540,000) to recognize changes in market related risk factors, and parent company allocated costs related to tax, legal and accounting services ($400,000) primarily related to our restructuring.

Interest and Financing Costs.  We incurred $229,000 and $15,000 of interest and financing costs for the six months ended June 30, 2010 and June 30, 2009, respectively.  During mid-2009, we assumed a corporate note for general funding benefitting the operations of our hog farm affiliated companies.  We recognized offsetting interest income from our hog farm affiliates.

Income Taxes.  Our entities are subject to a 25% income tax rate in the PRC.  However, some of our entities received a tax exemption for a specified number of years related to foreign investment qualifications.  These incentives have or are currently expiring.  Additionally, the exemption is no longer offered to new entities, such as Nanchang Feed, Shanghai Feed and Nanning Feed.

Net Income.  The increase in our net income was primarily driven by the increased sales volumes between the comparative periods with offsets from increased ingredient costs, operating expenses related to the growth and promotion of our business and expiration of our tax exempt status at certain of our feed mill operations.

Comparison of years ended December 31, 2009, 2008 and 2007

	For the Year Ended December 31,
(In thousands)	2009	% Of Revenue	2008	% Of Revenue	2007	% Of Revenue

Revenues	$75,990	100.0%	$57,959	100.0%	$36,310	100.0%

Cost of goods sold	$61,720	81.2%	$44,195	76.3%	$25,933	71.4%

Gross profit	$14,270	18.8%	$13,764	23.7%	$10,376	28.6%

Operating expenses	$7,149	9.4%	$6,647	11.5%	$3,864	10.6%

Interest and financing costs	$(168)	(0.2)%	$(40)	(0.1)%	$(95)	(0.3)%

Provision for income taxes	$1,142	1.5%	$587	1.0%	$(193)	(0.5)%

Net income	$6,204	8.2%	$6,027	10.4%	$6,798	18.7%

Price-Volume Analysis	2009	2008	2007	Inc (Dec) 2009 vs. 2008	Inc (Dec) 2008 vs. 2007

Volume (metric tons)	115,308	73,400	53,421	41,908	19,979

Revenue (in 000s)	$75,990	57,959	36,310	$18,031	$21,650

Cost of goods sold (in 000s)	$61,720	44,195	25,933	$17,524	$18,262

Gross profit (in 000s)	$14,270	13,764	10,376	$506	$3,388

Gross profit margin	18.8%	23.7%	28.6%

Revenue/MT	$659	790	680	$(131)	110

Cost of goods sold/MT	$535	602	485	$(67)	117

Gross profit/MT	$124	188	195	$(64)	(7)

Revenues.  During 2009, with full absorption of our HopeJia acquisition, we more than doubled our volume growth from the prior year.  Our HopeJia feed mill operations derived almost 90% of its revenues from sales of complete feed.  Overall, HopeJia contributed 27,000 metric tons of the volume growth and $11.3 million of the revenue growth compared to 2008.

Our operations in Jiangxi, Guangxi, Shandong and Shanghai grew volumes by 14,000 metric tons and revenues by $6.7 million in 2009 compared to 2008.  The growth came in our complete feed and concentrates offset by a decline in our premix tonnage, particularly in Shanghai reflecting a shift to our concentrates.

The growth in volumes and revenues from 2007 to 2008 came through the acquisition of HopeJia, which contributed 9,000 metric tons and $4.0 million of the revenue growth in 2008 compared to 2007 and expansion of our exclusive base of distributors from 503 at the beginning of the period to 1,002 at the end of 2008, with premix sales significantly benefitting from this expansion.  Of further contribution to our revenue growth and recognition of our brands’ market value, we increased our prices twice in 2008 and added 41 large-scale pig farms to our customer base.

Cost of Goods Sold.  Consistent with the rise in revenues, the cost of sales also increased reflecting the acquisition of HopeJia, which contributed $10.4 million of the increase from 2008.  The remaining $7.1 million of increased cost of goods sold is directly attributable to the remaining volume increase of 14,000 metric tons, offset by favorable improvement in our per ton costs of producing premix.

Costs from 2007 to 2008 increased as a result of the significant expansion of our exclusive distributor network and resulting increase of our product sales through that channel.

Gross Profit.  Gross profit margin was 18.8% and 23.7% for the years ended December 31, 2009 and 2008, respectively.  The decrease in gross margin can be attributed to the expanded position complete feed is occupying in our product mix resulting from our acquisition of HopeJia.  On a volume basis, complete feed has grown from under 25% of our product mix to slightly over 50% in 2009.  The increase in prominence of complete feed is representative of large-scale hog farms adopting the cost and production efficiencies this product offers as compared to the hog farmer choosing to purchase and mix the individual ingredients.  Complete feeds represent a high volume product line carrying lower profit margins compared to our concentrates and premix product lines.

Gross margin declined from 28.6% to 23.7% from 2007 to 2008, also reflecting the impact of the complete feed product expansion through the purchase of HopeJia in mid-2008, but also reflecting the increased cost of hog feed ingredients (primarily corn and soybean meal) during the second half of 2008.

Selling, General and Administrative Expenses.  Selling, general and administrative expense includes overhead expenses such as rent, management, sales and staff salaries, general insurance, marketing, accounting, legal and office expenses.  The largest year-over-year growth occurred from 2007 to 2008 reflecting our commitment to expand our market share and meet the changing needs of our customers in a changing market place, while also meeting the additional costs related to our parent, AgFeed Industries, becoming a public company.  Accordingly, the increased costs are in the categories of salaries and wages, travel and promotional expenses and professional fees in the areas of audit, accounting, legal and compliance services in addition to those related to the acquisition of HopeJia and full integration of Guangxi Huijie, which was acquired in late 2006.

As a percentage of revenues, our operating costs rose from 10.6% in 2007 to 11.5% in 2008, followed by a decrease to 9.4% in 2009 indicative of setting a base for our operations and growth.  Our operating expenses as a percent of revenues for the first six months of 2010 declined to 8.3%.

Interest and Financing Costs.  We incurred net interest and financing costs of $168,000, $40,000 and $95,000 for the years of 2009, 2008 and 2007, respectively.  Interest-bearing, short-term loans were carried by us of $4.4 million for the benefit of our hog farm affiliates and $1.1 million during 2009 and 2007, respectively.  The 2007 note was paid in 2008, while we recognized offsetting interest income from our hog farm affiliates in 2009.

Net Income.  Our net income for 2009 increased $177,000 to $6.2 million after provision for income taxes of $1.1 million ($587,000 in 2008) compared to 2008.  Our 2008 net income was down $771,000 from 2007 due to the effect of income taxes.  In 2007, we recognized an income tax benefit of $193,000 as compared to an income tax expense of $587,000 in 2008.

Off-Balance Sheet Arrangements

There were no off-balance sheet arrangements during the six months ended June 30, 2010 that have, or are reasonably likely to have, a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our interests.

Liquidity and Capital Resources

At June 30, 2010, we had $6.7 million in cash and cash equivalents on hand.  As part of the reorganization of AgFeed Industries, it is anticipated that AANI will be provided an initial cash balance of $0.8 million to meet its obligations under the sublease agreements and the Administrative Services Agreement and to fund its operations in the provinces of Jiangxi, Guangxi, Shandong and Hainan and the municipality of Shanghai.  Supporting its ability to generate cash flow, it is anticipated that Holdings will have in excess of $5 million of raw materials and packaged inventory available for sale immediately following the completion of the reorganization.  We believe we will have sufficient funds on deposit with Nanchang Best and Guangxi Huijie following the completion of the reorganization to satisfy our obligations under the real property transfer agreements related to the facilities in the provinces of Jiangxi and Guangxi.

During the second quarter of 2009, we entered into a short-term loan of $4.4 million.  The loan was refinanced in May 2010.  As a result of the reorganization, AgFeed Industries will retain the payment obligations of this short-term loan, which is secured by the land use rights and buildings of Nanchang Best and Guangxi Huijie.  Prior to the completion of this offering, AgFeed Industries will settle this obligation at which time we anticipate there will no longer be a lien against those land use rights and buildings.  This would permit their transfer to us pursuant to real property transfer agreements that will be entered into following the completion of the reorganization.

During the six months ended June 30, 2010, we used $6.2 million of cash from our operating activities.  The cash generated was primarily through net income, a decrease in other receivables and increases in trade and other payables and was used to extend trade credit to our customers, extend credit to our affiliates and increase our feed inventories in recognition of favorable ingredient costs.

We used approximately $0.4 million investing in the expansion of our Nanchang feed mill and replacement of aging equipment during the six months ended June 30, 2010.

We did not have any financing activities for the three months ended June 30, 2010.

At June 30, 2010, our accounts receivable balance was approximately $17.3 million, an increase of $5.1 million from December 31, 2009, consistent with our rate of increasing revenues.  Using run-rate as our measure, revenues increased 46% over the six month period ended June 30, 2010, while our accounts receivable increased 42%.

Our principal demands for liquidity are to increase production capacity, purchase raw materials, distribute our products, consolidate our existing feed operations and make strategic acquisitions or investments in our industry as opportunities present themselves, as well as general corporate purposes.  Our working capital needs will also expand in direct relation to our anticipated growth.  We may seek additional funds from the capital markets to further support our expansion and creation of a bulk feed delivery system.

We intend to meet our liquidity requirements, including capital expenditures related to the purchase of equipment, purchase of raw materials, and the expansion of our business, through cash flow provided by operations and funds raised through the capital markets.

Our revenues and a majority of our expenses were denominated in RMB, the currency of the PRC.  There is no assurance that exchange rates between the RMB and the USD will remain stable.

Contractual Obligations

No contractual obligation occurred during the six months ended June 30, 2010 and therefore it is not expected to have any effect on our liquidity and cash flow in future periods.

Inflation and Seasonality

Demand for our products remains fairly consistent throughout the year, and we do not believe our operations have been materially affected by inflation or seasonality.

Recent Accounting Pronouncements

On July 1, 2009, we adopted Accounting Standards Update (“ASU”) No. 2009-01, “Topic 105 - Generally Accepted Accounting Principles - amendments based on Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles” (“ASU No. 2009-01”).  ASU No. 2009-01 re-defines authoritative GAAP for nongovernmental entities to be only comprised of the FASB Accounting Standards Codification™ (“Codification”) and, for SEC registrants, guidance issued by the SEC.  The Codification is a reorganization and compilation of all then-existing authoritative GAAP for nongovernmental entities, except for guidance issued by the SEC.  The Codification is amended to effect non-SEC changes to authoritative GAAP.  Adoption of ASU No. 2009-01 only changed the referencing convention of GAAP in Notes to the Consolidated Financial Statements.

On February 25, 2010, the FASB issued ASU 2010-09 Subsequent Events Topic 855 “Amendments to Certain Recognition and Disclosure Requirements,” effective immediately.  The amendments in the ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements.  Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of US GAAP.  The FASB believes these amendments remove potential conflicts with the SEC’s literature.  The adoption of this ASU did not have a material impact on our consolidated financial statements.

On March 5, 2010, the FASB issued ASU No. 2010-11 Derivatives and Hedging Topic 815 “Scope Exception Related to Embedded Credit Derivatives.” This ASU clarifies the guidance within the derivative literature that exempts certain credit related features from analysis as potential embedded derivatives requiring separate accounting.  The ASU specifies that an embedded credit derivative feature related to the transfer of credit risk that is only in the form of subordination of one financial instrument to another is not subject to bifurcation from a host contract under ASC 815-15-25, Derivatives and Hedging — Embedded Derivatives — Recognition.  All other embedded credit derivative features should be analyzed to determine whether their economic characteristics and risks are “clearly and closely related” to the economic characteristics and risks of the host contract and whether bifurcation is required.  The ASU is effective for the Company on July 1, 2010.  Early adoption is permitted.  The adoption of this ASU will not have a material impact on our consolidated financial statements.

BUSINESS

Overview

We are a British Virgin Islands business company formed to operate the animal nutrition business of AgFeed Industries in China through various operating subsidiaries.  We are in the process of acquiring the animal nutrition business of AgFeed Industries, which we expect to complete in October 2010.  Our animal nutrition business consists of the research and development, manufacture, marketing and sale of premix, concentrates and complete feed for use in the domestic animal husbandry markets, primarily for hog production in China.  We have been in the premix feed business since 1995 and now operate five premix feed manufacturing facilities located in the provinces of Jiangxi, Guangxi, Shandong and Hainan and the municipality of Shanghai.  We are aggressively expanding our concentrates and complete feed lines to meet the growing demand of commercial producers as they modernize their production technology and focus on the requirements of the food safety laws.

Core Strategy

Our core strategy focuses on the manufacture and delivery of high quality, safe animal nutrition products in response to the food safety laws of China enacted in 2009.  Our strategy is further defined by the requirement to improve feed utilization in the swine industry to significantly reduce the use of feedstuffs.  We accomplish this through our research and development activities, the manufacture of our products and close relationships with our distributor network and large commercial customers.  As an extension of this strategy, our business plan outlines an expansion into the rapidly growing complete feed market and the introduction of what we believe to be the first bulk feed delivery system in China for the swine industry.

Market Dynamics

We expect that the animal nutrition business in China will experience significant consolidation going forward due to the convergence of government policies and natural market forces.  Opportunities for us to expand, including through acquisitions, are increasing as the animal feed production industry evolves from traditional processes to modern, industrial scale enterprises capable of supplying high quality, safe products in complete formulations.  The need for industrial scale agricultural enterprises is driven by the urbanization of China and the need to feed this growing population safely, which cannot be done from traditional backyard farms.  This will lead to a much smaller number of larger integrated market participants.  Scale will become increasingly important in the feed business in order to meet the needs of a likewise evolving customer base.

Business

We manufacture, distribute, market and sell three main product lines - premix, concentrates and complete feed for use in the domestic animal husbandry markets, primarily for hog production in China.  We will conduct these operations through our subsidiaries, Shandong Feed, HopeJia, Nanchang Feed, Shanghai Feed, and Nanning Feed (collectively, our feed operating companies).  We will also provide educational, technical and veterinary support to our customers and distributor base.

Our feed operating companies will operate manufacturing facilities in the provinces of Jiangxi, Guangxi, Shandong and Hainan and the municipality of Shanghai, primarily serving the hog industry.  Each feed operating company will independently conduct local marketing and sales efforts while our operation in Jiangxi province will be primarily responsible for our ongoing research and development efforts.

The Ministry of Agriculture of China has granted AgFeed Industries a “Green Certification” status for certain premix products.  We sell these products under the brand label “BEST.”  This certification indicates that these products are safe, environmentally friendly, and can effectively promote the healthy growth of pigs.  According to current government regulations, the government will only accredit pork as “green” if it is produced using government certified “green” feed.  Having our feed certified as green requires us to adhere to strict manufacturing controls and procedures.  This green certification permits hog farms to produce hogs that result in high quality “green” pork products.  It is also an incentive for other commercial hog farms to enter into purchase contracts with our feed operating companies.

Livestock producers may directly buy animal feed in finished form, referred to as “complete” feed, which contains a concentrate of additive premix and the foundational grains in one complete package, or, they may choose to buy the premix and then combine it with protein, corn, hay, wheat and other elements readily available in the market to make their own complete feed.  Premix provides the essential amino acids and binder necessary for proper absorption of protein by pigs.  Feeding pigs a balanced diet is an essential part of the pork profit equation, and the quality of feed and nutrition has a measurable effect on profits.  Feed represents a significant portion of hog production expenses, generally in the range of 65% to 75% of total costs.

Our total feed output in 2009 was approximately 115,000 metric tons (73,000 metric tons in 2008), consisting of 32,000 metric tons of premix, 22,000 metric tons of concentrates and 61,000 metric tons of complete feed.  Our 2009 output represents a 57% increase over our 2008 feed output.  Our 2009 revenues grew to $76 million from $58 million in 2008, with revenues from our affiliated hog farms accounting for $12 million and $6 million, respectively.

Premix

According to the different growth stages of a pig, different additives are necessary to accelerate the growth of the animal and provide safe products for consumption. Premix is composed mainly of vitamins, trace minerals, medicaments and feed supplements. We market 30 different brands of premix that are priced from standard to premium to satisfy wide-ranging customer demand. Within each brand there are 8 different mixes that correspond to the different stages of a pig’s life cycle: newborn to 15 kg, 15-30 kg, 30-60 kg, market ready, over 60 kg boar, replacement gilt, mating/pregnant, and lactating. Additionally, we add value to our products by customizing the premix to specific customer needs. Large-scale pig farms are typically the biggest consumers of our premix. Our veterinarians work with these large pig farms to determine the optimal formulation of feed.

Premix sales represent approximately 19% of our annual feed revenues, including sales to hog farms owned, operated or controlled by our affiliates, and carry a gross profit margin of approximately 26%.  Our ability to formulate customized premix fodder to meet customer specifications enables us to charge a premium for our products.  We achieved an average price of $679/metric ton for our premix during the six months ended June 30, 2010.  We are also able to justify premium pricing due to the strong brand names we have established in our markets through our hands-on after market support and the market-recognized superiority of our products’ effectiveness, resulting from our research and development program.  Large-scale commercial hog farms (producing 10,000 market hogs or more per year) are willing to pay a premium for more effective products to produce healthy piglets, control disease and market profitable pork products.

Concentrates

Concentrates, mainly composed of high protein, vitamins, amino acids, minerals and antibiotics, are designed to supply nutrition necessary for pigs, including piglets weaned to 15 kg and lactating pigs.  We produce different brands of concentrates with different formulations catering to different customer needs and climate.

Concentrates include premix and the protein for all phases of a pig’s life cycle.  The farmer adds the carbohydrate (typically corn) to make a complete ration.  This allows farmers the ability to use their own grown corn or other carbohydrate source.

Sales of concentrates represent approximately 31% of our annual feed revenues, including sales to hog farms owned, operated or controlled by our affiliates, and carry a gross profit margin of approximately 15%.  We have the ability to formulate concentrates to meet various nutrient specifications.  The average price of our concentrates during the six months ended June 30, 2010 was $1,085/metric ton.

Complete Feed

Complete feed consists of premix, protein and carbohydrates, providing a total feed ration for the animal.  Commercial farmers favor the utilization of complete feeds in order to better provide the nutrient needs for the various stages of the life cycle of the pig.  Complete feeds offer consistent particle size, guarantee proper mixing distribution of ingredients and eliminate the need for commercial farmers to maintain inventories of corn and soybean meal.

We produce piglet complete feed designed to both nourish and protect newborns.  This product is composed primarily of proteins, such as fishmeal and soybean (30%), and raw material grains, such as corn and chaff (roughly 65%).  Local climate and environment also influence the formulation of the piglet blend.  We intend to expand our product offerings to meet the growing demand for complete feed for all stages of a pig's life cycle as more and more small farms and mid-size farms are moving to purchase complete feed.

Complete feed sales represent approximately 50% of our annual feed revenues, including sales to our hog farms, and carry a gross profit margin of approximately 14%.  We have the ability to formulate complete feeds to meet various nutrient specifications, including piglet feeds.  The average price of our complete feed during the six months ended June 30, 2010 was $542/metric ton.

The Market

In its Research Report on Chinese Feed Industry, 2009-2010, China Research and Intelligence reported that China’s feed manufacturing industry is second only to the United States in volume and is expected to surpass the United States in total feed production within 5 years.  Further, the report states the feed industry grew from 96 million metric tons in 2004 to 140 million metric tons in 2009 or from $36 billion to $58 billion.  Specific to the hog feed component, the report predicts the market will grow from $22.2 billion in 2010 to $30.7 billion in 2014, an increase of 38%.

The feed industry in China, initially developed during the 1980s, was transformed by the adoption of feed and feed additives regulations in the early 1990s.  These regulations emphasized labeling standards for the different grades of product.  These standards assisted in regulating the feed industry’s expansion through eliminating substandard products and fraudulent labeling.  In 2009, the new food safety law strengthened the government’s supervisory powers, unified food safety standards, changed the licensing system, and increased liabilities for non-compliance.

Management views the feed industry as an important component of the adjustment of China’s agricultural and rural economic structure.  A feed industry that is highly efficient and produces safe, high quality product is the foundation for the sustainable development of an animal husbandry industry capable of safely feeding China’s growing urban population.

Chinese consumers consume pork as their primary source of meat and therefore consume more pork each year than the rest of the world combined.  The pork consumed represents 65% of all meat consumed in China.

The major hog production areas in China are:

		Percentage of
		Total Hog Production
		in China

•	North China (Hebei, Shangdong, Henan, Jiangsu):	29.4%
•	Yangtze Delta (Hubei, Hunan, Jiangxi):	21.6%
•	Sichuan Basin:	13.1%
•	Guangdong and Guangxi provinces:	8.8%
•	Northeast China:	8.0%

Our feed operating companies primarily serve customers in the Yangtze Delta and Guangdong and Guangxi provinces where over 30% of China’s hog production is based.

According to the Research Report on Chinese Feed Industry, 2009-2010, China Research and Intelligence states that the animal feed industry in China is highly fragmented with over 10,000 producers, most with an annual production of less than 10,000 tons.  Consolidation is a central theme in the government’s efforts to restructure the industry and promote industrial modernization.  We expect that this consolidation of the feed industry will reduce the number of producers to less than 1,000 large-scale feed enterprises by 2015.

Competitive Advantages

We believe our company has competitive advantages primarily in the quality and breadth of our product offerings and our ability to access a broad and large customer base in Southeastern China.  Our feed operating companies primarily serve customers in the Yangtze Delta and Guangdong and Guangxi provinces, essentially the heart of China’s hog production.  We have a dedicated and experienced sales force and established a robust distribution network which includes direct sales to 795 commercial farms and use of 626 non-exclusive distributors and 1,314 exclusive feed distribution chain stores.  We believe our sales force has established customer relationships and market knowledge which allows us to broadly, efficiently and rapidly access our market with our current and future product offerings.  This competitive advantage permits us to execute a bulk delivery strategy that will enhance our feed distribution capabilities and deepen our relationships with our customers for our premix, concentrates and complete feed products.

Consistent with China’s ongoing emphasis on food safety as a matter of national security, we provide feed products distinguished by their “green” certification from the Ministry of Agriculture of China.  This means that these products are safe, environmentally friendly, and can effectively promote the healthy growth of pigs, which is consistent with the government’s directive of maintaining a safe and healthy food supply.  Our “green” certification underscores our research and development capabilities as well as our ability to explore market opportunities.  Building off of the quality of our feed products and product development strategy, we provide feed solutions for all stages of a pig’s life and other feed-related products.

Finally, we benefit from a management team with extensive experience in the feed industry in both China and abroad.  It is our goal to use our management’s prior experience to develop new initiatives, including a bulk delivery system, and produce and market the highest quality feed products while employing operating efficiencies to continuously drive down costs and thereby improve margins.

Sales and Marketing

Nanchang Feed markets its products under the following brands:  “Advantage,” “Best,” “Best Growth,” “Best King,” “Best Silver,” “Block,” “BML,” “Classic,” “JWT,” and “Nanny.”  Shanghai Feed markets its products under the following brands:  “Baby Joy,” “Best,” “Little Horse,” “Sow Care,” and “Strong.”  Nanning Feed markets its products under the following brands:  “Huijie” and “Lucky Bull.”  HopeJia Hainan markets its products under the brand name “HeJie,” and Shandong Feed markets its products under the “AgFeed” brand name.  Our sales force and technicians call directly on the pig farms to introduce new product developments and improvements to existing products to existing and potential clients.  We also conduct educational seminars in pig farming regions to explain the benefits of a balanced, nutritious diet for pigs in producing a healthy herd and to educate farmers to properly prepare and mix feed components.  While these services are not unique among premix manufacturers, we believe our services in this area are superior to our competitors as we have a highly responsive, professional and experienced technical services team and a sales team, most of whom received college or post-graduate degrees in veterinary science, animal science or animal nutrition, and are able to provide general technical services as needed.  As we market and sell directly to pig farmers, we are able to collect and analyze data, which assists in the preparation and design of new products.  We attend agricultural conventions that take place in the market areas where we conduct business as well as in provinces that we expect to enter.  We also place advertisements and promotional pieces in agricultural trade journals.

We sell our products directly to 795 large commercial hog farms.  On average, each large commercial farm purchases approximately three metric tons of premix, two metric tons of concentrates and one metric ton of complete feed per month.

Additionally, we work with independently owned and operated feed distribution chain stores that exclusively distribute our premix feed products throughout China.  This program allows us to cost-effectively sell our products to the individual “mom and pop” farmer that may raise only a few hogs per year for personal consumption or for sale in the marketplace as an additional source of income.  These distribution stores generally sell approximately two metric tons of premix, one metric ton of concentrates and one metric ton of complete feed per month.  As of June 30, 2010, we had a distributor base of 1,940, comprised of 1,314 exclusive feed distribution chain stores and 626 non-exclusive distributors.  The sales data of distributors indicates that smaller farms tend to be more sensitive to price increases than the large-scale hog farms, which place more emphasis on customer service and other ancillary services we provide.

Our exclusive distributor program allows distributors to forgo an initiation fee and still receive marketing and technical training from our staff.  Each distributor signs an exclusivity agreement with us, agreeing not to sell any other brand of pig feed products and to decorate its store with approved marketing materials and signage.  Additionally, these distributors are encouraged to buy animal health care products, such as quality vaccines and veterinary drugs that we sell as agent, which encourages a diversified product structure for the distributor while further strengthening our relationship.  We work closely with each exclusive distributor to coordinate promotional activities and provide ongoing support by our sales force, including three to four training sessions annually.  While we provide training, sales support and promotional activities to our non-exclusive distributors, such activities are on a much more limited basis.

In addition, each distributor must: (i) during a three month probationary period pass a screening process based on performance benchmarks, (ii) abide by our rules and receive ongoing training from our sales and technical staff, (iii) support the sales of our new products when launched in the distributor’s territory, and (iv) remain within our guidelines for payment of products purchased from us.  Our exclusive distributors receive priority in purchasing new products when they are launched.

As of June 30, 2010, our feed operating companies have the following customers for their respective feed products:

Province/Municipality	Distributors	Large-Scale Pig Farms	Total
Guangxi	485	228	713
Jiangxi	490	220	710
Shanghai	433	225	658
Shandong	304	42	346
Hainan	228	80	308
Total	1,940	795	2,735

Suppliers

Normally, purchases of raw materials are made on an “as needed” basis each month.  Both our warehouse managers and purchasing department coordinate orders to optimize on-site inventory levels and take advantage of favorable market prices.  We sign long-term contracts with leading soybean meal suppliers when our purchasing specialists deem it appropriate.  We have also established long-term relationships with “accredited key suppliers” by setting up five supply bases in China’s largest corn production areas, which centralizes our purchasing and logistics resources, and reduces or eliminates agent commissions.

We have implemented a “supplier accreditation system.”  Regularly, suppliers of raw materials are jointly selected and rated by our purchasing center and technical center according to the quality of their supplies, price and credit record.  Generally, all of our purchases are made from qualified suppliers.  Raw materials are generally purchased by our purchasing center to take advantage of the economies of scale associated with our size.

Research and Development

We engage in continuous research and development to maintain a competitive advantage in the marketplace and keep pace with current developments.  We also sponsor research alliances with Jiangxi Agricultural University, South China Agricultural University, Nanjing Agricultural University and Zhejiang Agricultural University.  As a result of our research and development, we were among the first in China to test an antibiotics-free production technology and apply a low-protein diet formulation, which may prove to be effective and could reduce the cost of hog production.

For example, in July 2009, we launched a joint research program with Jiangxi Agricultural University to study animal nutrition and genetics.  Under the program, we make available labs and equipment while the Jiangxi provincial government and Jiangxi Agricultural University have collectively committed up to approximately $100,000 over three years to reimburse us for such lab equipment and to pay post-graduate students to work on these projects.

Intellectual Property

We have been granted the right to use trademarks to the following trade names for use on our products:  “AgFeed,” “Best,” “Huijie,” “HeJie,” “Block,” “JWT,” “Lucky Bull,” “Advantage,” “BML,” “Nanny,” “Classic,” “Little Horse,” “Strong,” Baby Joy,” “Best Silver,” and “Best King.”  These names are known in the provinces in which we conduct business.  We do not hold any patents or intend to apply for patents on proprietary technology or formulas relating to our feed products.  The formulas for our feed products are considered trade secrets and are protected as such.

Government and Environmental Regulation

Our feed products and services are subject to substantial regulation by governmental agencies responsible for the agricultural and commerce industries.  We are required to obtain business and company registrations and production licenses under the laws and regulations of China, the provincial governments of Jiangxi, Hainan, Shandong, and Guangxi and the municipal government of Shanghai.  All of our feed products are certified on a regular basis and must be in compliance with the laws and regulations of provincial and other local governments and industry agencies.

Prior to engaging in any production or marketing of feed products, all products must receive a formal production license pursuant to the National Code of Feed and Feed Additives, promulgated by the National State Council of China, and qualified products reports from the Technology and Supervision Bureau.  All of our feed products have earned these formal approvals, which are valid for five years from the date of issuance.

The central government, through the Ministry of Agriculture, issues production licenses.  The Ministry of Agriculture dispatches officials at the local level to review staff qualifications, production facilities, quality control, and management departments for competency.  These licenses are valid for five years from the date of issuance and are renewable at the end of such period.  Provincial production permits are also required for all entities involved in the manufacture of animal feed and feed components.  Provincial permits are issued for all products manufactured at each facility.  Each facility as currently operated has the necessary permits for all products produced at each such operating facilities.  These permits are valid for five years from the date of issuance and are renewable at the end of such period.  We will not be able to complete the reorganization of AgFeed Industries until we receive the requisite production permits and licenses and VAT exemption for each of Nanchang Feed, Shanghai Feed and Nanning Feed.  These operating companies serve the provinces of Jiangxi and Guangxi and the municipality of Shanghai.  Applications for requisite approvals have been filed by Nanchang Feed, Nanning Feed and Shanghai Feed and are currently being reviewed by the relevant government agencies.  We expect to receive all such approvals in October 2010.  Shandong Feed and HopeJia currently have the approvals necessary to operate our animal nutrition business in the Shandong and Hainan provinces as before the reorganization.

There is no material cost in obtaining and maintaining these licenses and permits, but it is illegal to do business without them.  If any production license or product permit were lost, production would need to cease until a new license or permit was obtained, which would likely take a minimum of 30 to 45 days to receive, and the loss of which could result in the imposition of regulatory fines.

We are also subject to China’s National Environmental Protection Law as well as a number of other national and local laws and regulations involving pollutant discharge and air, water and noise pollution.

Competition

There is a broad market for animal feed and a corresponding diversity when evaluating the overall quality and market focus of animal feed enterprises.  We face competition on a local and regional level.  Many of our local competitors operate on a small scale have comparatively limited resources to devote to science, research, development and training.  Due to the highly fragmented nature of the industry, we experience varying degrees and types of competition from region to region.  Our local competitors include Da Bei Nong in Jiangxi province, Fuj Minke Biology Company in Fujian province, Zheng Da in various provinces, Xinnong located in the Shanghai area and Provimi in Guangxi.  Regional competitors include Sichuan New Hope Agribusiness, Tongwei Company Limited, Ning Bo Tech Bank Company Limited and Zhengbang Group.

Management believes feed manufacturers have to depend on scale to generate returns.  Product homogenization forces feed companies to compete based on price and brand recognition.  The breadth of distribution channels is a key competitive factor.

Employees

As of June 30, 2010, our feed operating companies had a total of 508 employees.  The breakdown of our employees by location and department is as follows:

	Jiangxi	Shanghai	Guangxi	Shandong	Hainan	Total

Management	4	2	3	4	3	16
General Administration and Human Resources	9	8	5	3	8	33
Production	42	22	42	13	43	162
Sales	51	28	41	35	27	182
Purchasing	2	1	2	2	2	9
Finance	6	6	5	4	5	26
Technical Services	6	3	5	1	8	23
Quality Control	4	5	8	5	6	28
Research and Development	2	0	1	0	3	6
Customer Service	4	0	10	1	8	23
Total	130	75	122	68	113	508

We believe the relationship with our employees is good.

Facilities

Our operation in Jiangxi province will be located in Chang Bei District Industrial Park, in Nanchang, Jiangxi Province.  We will sublease three buildings consisting of an office building, a factory and a dormitory from a subsidiary of AgFeed Industries, Inc.  Currently, an additional warehouse is under construction at this location.  Pursuant to a real estate transfer agreement, we expect to be granted the right to use the land by the Municipal Administration of State-Owned Land through December 2049.

Our operation in the municipality of Shanghai is located at No. 4188 Taiqing Road, Fengxian District, Shanghai.  We will lease from a third party two industrial units and office space through 2017.  The current annual rent is approximately RMB 550,000 (US $81,000).

Our operation in Guangxi province will be located in Coastal Industrial Park, Liangqin District, Nanning City, Guangxi Province.  We will sublease three buildings consisting of an office building, a production plant and a worker dormitory from a subsidiary of AgFeed Industries, Inc. Pursuant to a real estate transfer agreement, we expect to be granted the right to use the land by the Housing Bureau and Land Administrative Bureau of Langqin District, Nanning City through October 2056.

Our operation in Shandong province is located at No. 4 Chuangye Street, East New Area, in the city of Taian, Shandong Province.  This facility, which we lease from a third party, consists of four buildings, one for manufacturing, one for offices, one for a warehouse and one for dormitory facilities.  The master lease for this facility runs through 2018.

Our operation in Hainan is located on South Wuting Road, Laocheng Development Zone, Chengmai County, Hainan Province.  We operate three buildings consisting of an office building, production plant and a worker dormitory.  We have been granted the right to use the land was granted by Housing Bureau and Land Administration Bureau of Hainan Province through January 2056.

We believe our existing facilities are adequate for our current requirements.  As our workforce expands, however, we may need additional space, which we believe can be leased or constructed on commercially reasonable terms.

Legal Proceedings

We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time.  We are not currently a party to, nor are we aware of, any legal proceeding, investigation or claim which, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or results of operations.

REGULATIONS

This section sets forth a summary of the most significant regulations or requirements that affect our business activities in China.  Certain of these regulations and requirements, such as those relating to tax, foreign currency exchange, dividend distribution, regulation of foreign exchange in certain onshore and offshore transactions and regulations of overseas listings, may affect our shareholders’ right to receive dividends and other distributions from us.

Environmental Regulation

Our manufacturing processes may generate noise, water waste, gaseous waste and other industrial waste.  We are subject to a variety of governmental regulations related to environmental protection.  The major environmental regulations applicable to us include the Environmental Protection Law of PRC, the Law of PRC on the Prevention and Control of Water Pollution, Implementation Rules of the Law of PRC on the Prevention and Control of Water Pollution, the Law of PRC on the Prevention and Control of Air Pollution, the Law of PRC on the Prevention and Control of Solid Waste Pollution and the Law of PRC on the Prevention and Control of Noise Pollution.

The Environmental Protection Law, which came into effect on December 26, 1989, sets out the legal framework for environmental protection in the PRC.  The purposes of the Environmental Protection Law are to protect and enhance the living environment, prevent and cure environmental contamination and other public hazards, and safeguard human health from pollution and other harm to the environment.  The MEP implements uniform supervision and administration of environmental protection work nationwide and formulates the national waste discharge standards.  According to the Environmental Protection Law, the relevant government authorities shall impose different penalties against persons or enterprises in violation of the Environmental Protection Law depending on the individual circumstances and extent of contamination.  Such penalties include warnings, fines, imposition of deadlines for cure, orders to cease or to shut down operations, orders to re-install contamination prevention and cure facilities which have been removed or left unused and imposition of administrative actions against relevant responsible persons.  Where the violation committed is serious, persons in violation may be required to pay damages to victims and persons directly responsible for such violation may be subject to criminal liabilities.

The Regulations on Administration of Environmental Protection of Construction Projects, which came into effect on November 29, 1998, regulates all environmental protection matters related to construction projects.  According to the Regulations on Administration of Environmental Protection of Construction Projects, before we initiate any construction projects at any of our facilities, we are required to perform an assessment of the impact on the environment of the proposed construction project and file such assessment with the local MEP for approval.  Upon completion of the construction project, the environmental protection facilities and measures should be examined and accepted by the local MEP, so that such construction project will be permitted to be put into operation.

Regulation of Work Safety

We are subject to a variety of governmental regulations related to work safety.  The major PRC regulations related to work safety applicable to us include Work Safety Law of the PRC and Regulation on Work Safety License.

Work Safety Law of the PRC

The Work Safety Law of the PRC (“WSL”) was adopted at the 28th meeting of the Standing Committee of the Ninth People's Congress on June 29, 2002, and was promulgated for implementation as of November 1, 2002, which was amended on August 27, 2009.  The WSL is applicable to the work safety of entities engaging in production and business operation activities within the PRC.  Such entities must comply with the WSL and other relevant laws and regulations concerning work safety and must strengthen the administration of work safety, establish and perfect a system of responsibility for work safety, ensure conditions for safe production, and ensure safety in production.

The WSL and other provisions of the relevant laws and regulations create a system for attributing responsibility for work safety accidents and holding liable those found to be responsible for work safety accidents.  Entities engaged in the production, operation and storage of hazardous substances, (1) must establish an administrative committee for work safety or have full-time personnel for the administration of work safety; (2) are subject to the examination and approval as well as the supervision and administration of relevant administrative departments, according to the provisions of relevant laws and regulations, national standards or industrial standards; (3) must have archive files for substantial hazardous sources, make regular checks, appraisals, supervisions and controls, make emergency plans, and inform employees and other relevant people of the emergency measures that should be taken under emergency circumstances; (4) must report, according to the relevant provisions of the state, the substantial hazardous sources and the corresponding safety measures and emergency measures to the administrative department and other relevant departments of the local people's government in charge of the supervision and administration of work safety for archive purposes; and (5) must have exits in the sites of production and the dormitories of the employees which meet the requirements for emergency dispersal of people, have highly visible marks and be clear of obstructions.  Entities are prohibited from closing or obstructing the exits of the sites of production and business operation and the dormitories of the employees.

Regulation on Work Safety Licenses

The Regulation on Work Safety Licenses (“RWSL”) was promulgated by the State Council on January 13, 2004 and came into force on the same date.  According to the RWSL, an enterprise engaging in the production of hazardous chemicals must apply for a work safety license before production.

To obtain a work safety license, an entity must satisfy certain work safety conditions, which mainly include: (1) establishing and improving a system for work safety, and formulating a complete set of work safety rules; (2) investing in safety satisfying applicable work safety requirements; (3) establishing administrative entities for work safety and installing full-time work safety administrative personnel, who have passed the appraisal conducted by the competent authority; (4) ensuring that special personnel have passed the appraisal conducted by the competent authority, and have obtained qualification certificates for special operations; (5) ensuring employees have gone through work safety education and training; (6) ensuring premises, work sites, safety facilities, equipment and technology meet the requirements of the relevant work safety laws, regulations, standards and rules; (7) providing employees with labor protection articles which are up to the national standards or standards of the industrial sector concerned; and (8) establishing emergency rescue plans for accidents, appointing entities or personnel specializing in emergency rescue, and providing necessary emergency rescue materials and equipment.

A work safety license is valid for three years.  If a work safety license needs to be extended upon its expiration, an entity must go through the extension procedures three months prior to such expiration with the administrative department from which the license is issued.

Regulation on Safety Administration of Dangerous Chemicals

The Regulation on Safety Administration of Dangerous Chemicals was promulgated by the State Council on January 26, 2002, and took effect on March 15, 2002.  This regulation sets forth general requirements for the production and operation of certain chemicals that are considered dangerous and listed in the Dangerous Chemicals Catalogue.  The Regulation on Safety Administration of Dangerous Chemicals was further supplemented and elaborated by subsequent regulations and rules.  The State Administration of Work Safety of the PRC, or the SAWS, and other relevant state government authorities determine and from time to time adjust the chemicals included in the Dangerous Chemicals Catalogue.  Under the PRC laws, the production, operation, storage, transportation of chemicals in the Dangerous Chemicals Catalogue and the industrial use of such chemicals require specific regulatory approval, licenses and permits.  In addition, in order to strengthen the supervision and regulation of the safe operation and production of chemicals in the Dangerous Chemicals Catalogue, on October 8, 2002, the Commerce and Trade Committee of the PRC issued the Administration Rules for the Registration of Dangerous Chemicals, according to which the enterprises should, within six months of the publication of the Dangerous Chemicals Catalogue, complete registration for the production and storage of dangerous chemicals.  On the same date, the Commerce and Trade Committee of the PRC also issued the Administration Rules for the Operation License of Dangerous Chemicals, according to which, an Operation License is required for the operation and sale of dangerous chemicals.  Both administrative rules took effect on November 15, 2002.  Pursuant to these regulations, the producers of chemicals in the Dangerous Chemicals Catalogue will need to meet certain production safety requirements and pass a safety inspection conducted by the relevant government authorities.  In addition, such producers will need to obtain the relevant work safety license prior to production.

Regulation on Employment Contracts

The Labor Contract Law of the PRC was promulgated on June 29, 2007 and became effective on January 1, 2008.  This law governs the establishment of employment relationships between employers and employees, and the conclusion, performance, termination of, and the amendment to employment contracts.  To establish an employment relationship, a written employment contract must be signed.  In the event that no written employment contract was signed at the time of establishment of an employment relationship, a written employment contract must be signed within one month after the date on which the employer starts engaging the employee.

Regulation on Tax

On March 16, 2007, the National People’s Congress, the Chinese legislature, passed the EIT Law, which became effective on January 1, 2008.  On December 6, 2007, the State Council approved and promulgated the implementation rules of the EIT Law, which took effect simultaneously with the EIT Law.  However, a number of detailed implementation regulations are still in the process of promulgation.

The EIT Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises and eliminates many of the preferential tax policies afforded to foreign investors.  Furthermore, dividends out of post-2007 earnings paid by a foreign-invested enterprise to a non-resident shareholder are now subject to a withholding tax of 10%, which may be reduced under any applicable bi-lateral tax treaty between China and the jurisdiction where the non-resident shareholder resides.  According to the Administrative Measures for Non-Residents Enjoying Tax Treaty Benefits (Trial Implementation) issued by SAT on August 24, 2009 which became effective on October 1, 2009, the application of the preferential withholding tax rate under bi-lateral tax treaty is subject to the approval of competent PRC tax authority.  According to the Circular of the State Administration of Taxation on How to Understand and Identify “Beneficial Owner” under Tax Treaties which became effective on October 27, 2009, the PRC tax authorities must evaluate whether an applicant for treaty benefits in respect of dividends, interest and royalties qualifies as a “beneficial owner” on a case-by-case basis and following the “substance over form” principle.  This circular sets forth the criteria to identify a “beneficial owner” and provides that an applicant that does not carry out substantial business activities, or is an agent or a conduit company may not be deemed as a “beneficial owner” of the PRC subsidiary and therefore may not enjoy tax treaty benefits.

An enterprise registered under the laws of a jurisdiction outside China may be deemed a Chinese tax resident if its place of effective management is in China.  If an enterprise is deemed to be a Chinese tax resident, its worldwide income will be subject to the enterprise income tax.  According to the implementation rules of the EIT Law, the term “de facto management bodies” is defined as bodies that have, in substance, overall management and control over such aspects as the production and the business, personnel, accounts and properties of the enterprise.  In addition, under the EIT Law, foreign shareholders could become subject to a PRC income tax on any gains they realized from the transfer of their shares, if such gains are regarded as income derived from sources within China, and the enterprise in which they are invested is considered a “tax resident enterprise” in China.  Once a non-Chinese company is deemed to be a Chinese tax resident by following the “place of effective management” concept and any dividend distributions from such company are regarded as income derived from sources within China, Chinese income tax withholding may be imposed and applied to dividend distributions from the deemed Chinese tax resident to its foreign shareholders.

The EIT Law provides a five-year grandfathering period, starting from its effective date, for those enterprises established before the promulgation date of the EIT Law and that were entitled to enjoy preferential tax policies under then prevailing former Income Tax Law or regulations of the PRC.

Pursuant to the PRC Individual Income Tax Law, or the Individual Income Tax Law, adopted on December 29, 2007, individuals who are domiciled in China or who are not domiciled but have resided in China for at least one year shall pay individual income taxes in accordance with such law on income derived from sources in and outside China.  Individuals who are neither domiciled in nor residents of China, or who are not domiciled and reside for less than one year in China, shall pay individual income taxes in accordance with such law on income derived from sources within the PRC.

Pursuant to the Provisional Regulation and its Implementing Rules, all entities and individuals that were engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are required to pay VAT. According to the Provisional Regulation, gross proceeds from sales and importation of goods and provision of services are generally subject to a VAT rate of 17% with exceptions for certain categories of goods that are taxed at a VAT rate of 13%. When exporting goods, the exporter is entitled to a refund of a portion of or all of the VAT that it has already paid or borne. In addition, under the current Provisional Regulation, the input VAT for the purchase of fixed assets is deductible from the output VAT, except for fixed assets used in non-VAT taxable items, VAT exempted items and welfare activities, or for personal consumption. According to former VAT levy rules, equipment imported for qualified projects was entitled to import VAT exemption and the domestic equipment purchased for qualified projects was entitled to a VAT refund. However, such import VAT exemption and VAT refund were both eliminated as of January 1, 2009.

Regulations on Foreign Currency Exchange and Dividend Distribution

Foreign Currency Exchange

Foreign currency exchange regulation in China is primarily governed by the following rules: Foreign Currency Administration Rules (1996), as amended, or the Exchange Rules; and the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

Under the Exchange Rules, the RMB is convertible for current account items, including the distribution of dividends, interest and royalties payments, trade and service-related foreign exchange transactions.  Conversion of RMB for capital account items, such as direct investment, loan, securities investment and repatriation of investment, however, is still subject to the approval of the State Administration of Foreign Exchange.

Under the Administration Rules, foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from SAFE.  Capital investments by foreign-invested enterprises outside of China are also subject to limitations, including approval by the Ministry of Commerce, the SAFE and the NDRC or their local counterparts.

On August 29, 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular No. 142.  Pursuant to SAFE Circular No. 142, the RMB fund from the settlement of foreign currency capital of a foreign-invested enterprise must be used within the business scope as approved by the examination and approval department of the government, and cannot be used for domestic equity investment unless it is otherwise provided for.  Documents certifying the purposes of the RMB fund from the settlement of foreign currency capital, including a business contract, must also be submitted for the settlement of the foreign currency.  In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of a foreign-invested company.  The use of such RMB capital may not be altered without SAFE’s approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used.  Violations of SAFE Circular No. 142 could result in severe monetary or other penalties.

Dividend Distribution

The principal laws and regulations governing dividends paid by our PRC operating subsidiaries include the Company Law of the PRC (1993), amended and effective as of January 1, 2006, Wholly Foreign Owned Enterprise Law (1986), as amended in 2000, Implementation Rules of Wholly Foreign Owned Enterprise Law (1990), as amended in 2001, Chinese-Foreign Joint Venture Law (1979), as amended in 2001, and Implementation Regulation of Chinese-Foreign Joint Venture Law (1983), as amended in 2001.  Under these laws and regulations, wholly foreign-owned enterprises, joint venture enterprise and domestic companies in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations.  In addition, wholly foreign-owned enterprises, joint venture enterprise and domestic companies are required to set aside at least 10.0% of their respective after-tax profit based on PRC accounting standards each year to their respective general reserves or statutory capital reserve fund until the accumulated amount of such reserve reaches 50.0% of their respective registered capital.  These reserves are not distributable as cash dividends.  Furthermore, wholly foreign-owned enterprises and joint venture enterprises in China are also required to allocate a portion of its after-tax profits, as determined by its board of directors, to its staff welfare and bonus funds, which may not be distributed as cash dividends.

Regulation on Employee Stock Option Plans

In December 2006, the People’s Bank of China promulgated the Administrative Measures of Foreign Exchange Matters for Individuals, setting forth the respective requirements for foreign exchange transactions by individuals (both PRC or non-PRC citizens) under either the current account or the capital account.  In January 2007, SAFE issued implementing rules for the Administrative Measures of Foreign Exchange Matters for Individuals, which, among other things, specified approval requirements for certain capital account transactions, such as a PRC citizen’s participation in the employee stock ownership plans or stock option plans of an overseas publicly-listed company.  On March 28, 2007, SAFE promulgated the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Ownership Plan or Stock Option Plan of Overseas Listed Company, or the Stock Option Rules.  The purpose of the Stock Option Rules is to regulate the foreign exchange administration of PRC domestic individuals who participate in employee stock ownership plans and stock option plans of overseas listed companies.

According to the Stock Option Rules, if a PRC domestic individual participates in any employee stock ownership plan or stock option plan of an overseas listed company, a PRC domestic qualified agent or the PRC subsidiary of such overseas listed company must, among other things, file, on behalf of such individual, an application with SAFE to obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with stock purchases or stock option exercises as PRC domestic individuals may not directly use overseas funds to purchase stock or exercise stock options.  Concurrent with the filing of such application with the State Administration of Foreign Exchange, the PRC domestic qualified agent or the PRC subsidiary shall obtain approval from SAFE to open a special foreign exchange account at a PRC domestic bank to hold the funds required in connection with the stock purchase or option exercise, any returned principal or profits upon sales of stock, any dividends issued upon the stock and any other income or expenditures approved by SAFE.  The PRC domestic qualified agent or the PRC subsidiary is also required to obtain approval from SAFE to open an overseas special foreign exchange account at an overseas trust bank with custody or stock brokerage qualifications to hold overseas funds used in connection with any stock purchase.

Under the Foreign Currency Administration Rules, as amended in 2008, the foreign exchange proceeds of domestic entities and individuals can be remitted into China or deposited abroad, subject to the terms and conditions to be issued by SAFE.  However, the implementation rules in respect of depositing the foreign exchange proceeds abroad have not been issued by SAFE.  The foreign exchange proceeds from the sales of stock can be converted into RMB or transferred to such individuals’ foreign exchange savings account after the proceeds have been remitted back to the special foreign exchange account opened at the PRC domestic bank.  If stock options are exercised in a cashless exercise, the PRC domestic individuals are required to remit the proceeds to special foreign exchange accounts.

The Stock Option Rules were promulgated only recently and many issues require further interpretation.  We and our PRC employees who will participate in an employee stock ownership plan or stock option plan will be subject to the Stock Option Rules when we become an overseas listed company.  If we or our PRC employees fail to comply with the Stock Option Rules, we and our PRC employees may face sanctions imposed by the PRC foreign exchange authority or any other PRC government authorities, including restriction on foreign currency conversions and additional capital contribution to our PRC subsidiary.

In addition, SAT has issued circulars concerning employee stock options.  Under these circulars, our employees working in China who exercise stock options will be subject to PRC individual income tax.  Our PRC subsidiaries have obligations to file documents related to employee stock options with relevant tax authorities and withhold the individual income taxes of those employees who exercise their stock options.  If our employees fail to pay and we fail to withhold their income taxes, we may face sanctions imposed by tax authorities or any other PRC government authorities.

Regulations on Trade Secrets

The principal PRC laws and regulations relating to the protection of trade secrets include PRC Anti-unfair Competition Law of 1993, PRC Criminal Law of 1997, as amended, and several provisions on Prohibiting Infringements of Trade Secrets of 1998.  Under the PRC Anti-unfair Competition Law, trade secrets refer to technical and business information which is not known to the public, capable of bringing economic benefits to the information proprietor, and subject to confidentiality measures taken by the information proprietor.

Regulations on Foreign Exchange Registration of Offshore Investment by PRC Residents

In October 2005, SAFE promulgated Circular 75, which became effective as of November 1, 2005.  According to Circular 75, an SPV refers to an offshore company established or controlled by PRC residents for the purpose of carrying out capital financing with their assets or equity interests in PRC companies.  Prior to establishing or assuming control of a special purpose company, each PRC resident, whether a natural or legal person, must complete the overseas investment foreign exchange registration procedures with the relevant local SAFE branch.  The circular applies retroactively.  As a result, PRC residents who have established or acquired control of such special purpose companies that previously made onshore investments in China were required to complete the relevant overseas investment foreign exchange registration procedures by March 31, 2006.  These PRC residents must also amend the registration with the relevant SAFE branch in any of the following circumstances: (i) the PRC residents have completed the injection of equity investments or assets of a domestic company into the special purpose company; (ii) the overseas funding of the special purpose company has been completed; or (iii) there is a material change regarding the capital of the special purpose company.

In 2009, SAFE promulgated an internal notice to its local branches on the operating rules with respect to the administration of foreign exchange under capital accounts.  This internal notice provides for detailed operating processes and specific instructions for the SAFE registration under Circular 75.  It also imposes obligations on onshore subsidiaries of overseas special purpose companies to coordinate with and supervise the beneficial owners of such special purpose companies who are PRC residents to complete the SAFE registration process.  Under Circular 75 and relevant foreign exchange regulations, failure to comply with the foreign exchange registration procedures may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including restrictions on the payment of dividends and other distributions to its offshore parent company and the capital inflow from the offshore entity, and may also subject the relevant PRC residents and onshore company to penalties under the PRC foreign exchange administration regulations.  See “Risk Factors — Risks Related to Doing Business in China — PRC regulations relating to the establishment of offshore SPVs by PRC residents may subject our PRC resident shareholders or us to penalties and limit our ability to acquire PRC companies or inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or otherwise adversely affect us.”

Regulation on Overseas Listing

On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, SAT, the State Administration for Industry and Commerce, the CSRC and SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which became effective on September 8, 2006 and was amended on June 22, 2009.  This regulation, among other things, include provisions that purport to require that an offshore SPV formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.

On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by SPVs.  The CSRC approval procedures require the filing of a number of documents with the CSRC and it would take several months to complete the approval process.  The application of this new PRC regulation remains unclear with no consensus currently existing among leading PRC law firms regarding the scope of the applicability of the approval requirement of the CSRC.

Our PRC counsel, QZ & WD (Jiang Xi) Law Firm, has advised us that, based on their understanding of current Chinese laws, regulations and rules, including this regulation and the procedures of the CSRC announced on September 21, 2006:

•
Shandong Feed was owned by a foreign enterprise, AgFeed BVI, which transferred its equity in Shandong Feed to AANI, and AANI has not acquired the equity or assets of a “PRC domestic company” as such term is defined under the New M&A Rule;

•
there is no provision in the New M&A Rule that clearly classifies the contractual arrangement between Shandong Feed and Nanchang Best, between Nanchang Feed and Nanchang Best, between Shanghai Feed and Shanghai Best, and between Nanning Feed and Guangxi Huijie as the kind of transactions falling under the New M&A Rule.

•	the CSRC currently has not promulgated any definitive rule or interpretation requiring offerings like this offering to be subject to this procedure;

•
this regulation does not require us to submit an application to the Chinese Securities Regulatory Commission for its approval prior to the issuance and sale of our Class A ordinary shares and ADSs, or the listing and trading of our ADSs on the Nasdaq Global Select Market; and

•	the issuance and sale of our Class A ordinary shares and our ADSs and the listing and trading of our ADSs on the Nasdaq Global Select Market do not conflict with or violate this new regulation.

See “Risk Factors — Risks Related to Doing Business in China — The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this offering; any requirement to obtain the CSRC approval could delay this offering and failure to obtain this approval, if required, could have a material adverse effect on our business, results of operations and reputation, as well as the trading price of our ADSs and could also create uncertainties for this offering.  The regulation also establishes more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.”

Tort Liability Law

The Tort Liability Law of the People's Republic of China, which was passed during the 12th Session of the Standing Committee of the 11th National People's Congress on December 26, 2009, states that manufacturers are liable for damages caused by defects in their products and sellers are liable for damages attributable to their fault.  If the defects are caused by the fault of third parties such as the transporter or storekeeper, manufacturers and sellers are entitled to claim for compensation from these third parties after paying the compensation to the injured party.

Regulation of Loans between a Foreign Company and its Chinese Subsidiary

A loan made by foreign investors as shareholders in a foreign-invested enterprise is considered to be foreign debt in China and subject to several Chinese laws and regulations, including the Foreign Exchange Control Regulations of 1997, the Interim Measures on Foreign Debts of 2003, or the Interim Measures, the Statistical Monitoring of Foreign Debts Tentative Provisions of 1987 and its Implementing Rules of 1998, the Administration of the Settlement, Sale and Payment of Foreign Exchange Provisions of 1996, and the Notice of the SAFE in Respect of Perfection of Issues Relating Foreign Debts, dated October 21, 2005.

Under these regulations, a shareholder loan in the form of foreign debt made to a Chinese entity does not require the prior approval of SAFE.  However, such foreign debt must be registered with and recorded by SAFE or its local branch in accordance with relevant Chinese laws and regulations.  Our PRC subsidiaries can legally borrow foreign exchange loans up to their borrowing limits, which is defined as the difference between the amount of their respective “total investment” and “registered capital” as approved by the Ministry of Commerce, or its local counterparts.  Interest payments, if any, on the loans are subject to a 10% withholding tax unless any such foreign shareholders’ jurisdiction of incorporation has a tax treaty with China that provides for a different withholding agreement.

Pursuant to Article 18 of the Interim Measures, if the amount of foreign exchange debt of our Chinese subsidiaries exceed their respective borrowing limits, we are required to apply to the relevant Chinese authorities to increase the total investment amount and registered capital to allow the excess foreign exchange debt to be registered with SAFE.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.  The business address of each of our directors and executive officers is Suite A1001-1002, Tower 16, Hengmao International Center, Nanchang City, Jiangxi Province 330003, People’s Republic of China.

Directors and Executive Officers	Age	Position
Mr. Junhong Xiong	40	Chairman of the Board of Directors and Treasurer
Mr. Gerard Daignault	52	President, Chief Executive Officer and Director
Mr. Edward Pazdro	53	Chief Financial Officer
Ms. Summer Xie	25	Corporate Secrectary
Mr. K. Ivan F. Gothner	52	Director nominee
Dr. Sixiang Zou	64	Director nominee

         Mr. Junhong Xiong has been the Chairman of our board of directors since our formation in August 2010 and our Treasurer since October 2010.  Mr. Xiong has served as a member of the board of directors of AgFeed Industries since 2006 and has served as its Chief Executive Officer and Vice Chairman since that time.  Mr. Xiong has also served as chief executive officer of Nanchang Best since its founding in 1995.  Prior to that, Mr. Xiong worked for Guangzhou Huashi Animal Nutritionals Company as a sales representative, sales manager, and head of marketing from 1993 to 1995.  He was a technician at the Chongming Progressing Farm Company in Shanghai from 1992 to 1993.  Mr. Xiong graduated from Animal Husbandry & Veterinary College in Jiangxi Agricultural University and received a Bachelors Degree in 1992.

    Mr. Gerald Daignault has been our President, Chief Executive Officer and a member of our board of directors since our formation in August 2010.  Mr. Daignault has served as the chief operating officer of AgFeed Industries since August 2008.  Prior to joining AgFeed Industries, Mr. Daignault served as founder and managing director of Spectrum Agribusiness LLC from October 2007 until August 2008.  Prior to founding Spectrum Agribusiness, Mr. Daignault served as chief financial officer and director of finance for PIC North America, Inc., an international leader in providing genetically superior pig breeding stock and technical support for maximizing genetic potential to the global pork chain, from May 2004 to October 2007 through the acquisition by Genus PLC of Sygen PLC (parent company of PIC North America, Inc.) in December 2005.  During his over 27 year career, Mr. Daignault has held a number of financial and managerial positions including 18 years at the chief financial officer level for domestic and international agribusiness, including Purina Mills LLC, PMAG Products (a subsidiary of Tate & Lyle, N.A.), and Newsham Hybrid Genetics.  He received a bachelor’s degree in finance and accounting from the University of Missouri in 1979.

Mr. Edward Pazdro has been our Chief Financial Officer since our formation in August 2010. Additionally, Mr. Pazdro is a chief financial officer of AgFeed International Protein Technology Corp., a joint venture focusing on enhancing hog production systems for Chinese and other Pan Asian clients based on modern western standard, and the hog division of AgFeed Industries. Mr. Pazdro brings more than 25 years of financial expertise to Holdings. For the past five years, he served as the Controller for PIC USA Inc., a subsidiary of biotechnology leader Genus plc, an international leader in providing genetically superior pig breeding stock and technical support for maximizing genetic potential to the global pork chain. Mr. Pazdro was responsible for PIC's financial management, financial reporting, tax and audit coordination, management of cash and internal controls. Additionally, he developed inventory valuation models for compliance with US generally accepted accounting principles and international accounting standards, including agriculture-specific requirements for biological assets. Mr. Pazdro possesses broad-based financial management experience, which he gained at National Futures Association and global organizations including Tate & Lyle North America, Inc. and Gambro, Inc. Mr. Pazdro has been a certified public accountant since 1981.

    Ms. Summer Xie has been our Corporate Secretary since October 2010.  Ms. Xie also serves as a corporate communications officer for AgFeed Industries, Inc., which she joined in 2006.  She is responsible for English-Chinese two way translation and facilitating communications between its directors, officers, law firm, independent registered public accounting firm, other advisors, and regulatory agencies, including the Securities and Exchange Commission and NASDAQ, in the U.S. and its China-based directors, officers and personnel.  In 2010, Ms. Xie also completed a five month full-time advanced program for interpreter training offered by China Foreign Affairs University, which is the only institution of higher learning which operates under the guidance of the Ministry of Foreign Affairs of the People’s Republic of China.  She received a bachelor’s degree in arts and English literature from Jiangxi Sci. & Tech. Teacher’s University.

Mr. K. Ivan F. Gothner will become an independent director and a member of our audit committee upon the effectiveness of the registration statement of which this prospectus is a part.  In 1993, he founded Adirondack Partners, LLC, a private merchant-banking firm that focuses on serving small and mid-size growth companies, and has since served as Adirondack Partners’ Managing Director.  Prior to founding Adirondack Partners, Mr. Gothner was Senior Vice President of Barclays Bank from 1990 to 1992, responsible for establishing an investment banking unit to serve small and mid-sized companies.  Mr. Gothner joined Kleinwort Benson Limited in 1986, and from 1987 to 1990 he served as a Senior Vice President of the firm and General Manager of the KB Mezzanine Fund, L.P., a specialized fund which invested in equity and junior capital of small and mid-sized businesses.  Currently, Mr. Gothner serves on the Board of Directors of ArtID, LLC, a private company providing online exhibition space for artists, AgFeed Industries, Inc., where he is also Chairman of the Audit Committee and Compensation Committee and a member of the Nominating and Corporate Governance Committee, and Covenant Group of China, Inc., where he is an independent director.  Mr. Gothner received a Bachelor’s of Art from Columbia College in political science and economics and a MIA from Columbia University’s School of International Affairs in international economic policy and finance.

Dr. Sixiang Zou will become an independent director and a member of our audit committee upon the effectiveness of the registration statement of which this prospectus is a part.  Dr. Zou is currently a professor in the College of Veterinary Medicine at Nanjing Agricultural University, where he has worked since 1980.  He previously served as dean of the College of Veterinary Medicine from 1999 until 2005.  He has previously served on the visiting faculty at the University of Illinois, Urbana-Champaign, and at the University of Sydney.  His research has focused in the areas of nutrition physiology and biochemistry and has published over 15 peer reviewed papers in English.  Dr. Zou is a previous recipient of the Excellent Teaching Award by the Government of Jiangsu Province, China and the Excellent Teaching Award in Agricultural High Education from the Ministry of Agriculture, China.

Board of Directors

Upon the effectiveness of the registration statement of which this prospectus is a part, our board of directors will consist of, Messrs. Xiong, Zhou and Gothner and Dr. Zou.  Each of our directors will hold office until our next annual general meeting of shareholders and until a successor has been duly elected or appointed or until their respective resignation or removal in accordance with the provisions of our memorandum and articles of association.  A director is not required to hold any shares in our company by way of qualification.  A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested provided that the nature of such interest is disclosed prior to any vote thereon.  A director may exercise all the powers of our company to borrow money, mortgage or charge our undertakings, property and uncalled capital or any part thereof, and issue debentures or other securities whether outright or as security for any debt, liability or obligation of our company or of any third party.

A company of which more than 50% of the voting power is held by a single entity is considered a “controlled company” under the NASDAQ Stock Market Rules.  A controlled company need not comply with the applicable NASDAQ corporate governance rules requiring its board of directors to have a majority of independent directors and independent compensation and corporate governance and nominating committees.  Because more than 50% of the voting power of our company will be held by AgFeed Industries immediately following this offering, we will qualify as a “controlled company” under the NASDAQ Stock Market Rules.  Immediately following this offering, we will avail ourselves of the controlled company exception provided under those rules.  In the event that we are no longer a controlled company, a majority of our board of directors will be required to be independent and it will be necessary for us to have compensation and corporate governance and nominating committees that are composed entirely of independent directors, subject to a phase-in period during the first year we cease to be a controlled company.

Committees of the Board of Directors

Audit Committee.  Our audit committee will consist of Mr. Gothner and Dr. Zou, each of whom has agreed to become members of our board of directors and of the audit committee upon the effectiveness of the registration statement of which this prospectus is a part.  Our board of directors has determined that Mr. Gothner and Dr. Zou satisfy the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934 and Rule 5605(a)(2) of the NASDAQ Stock Market Rules.  In addition, our board of directors has determined that Mr. Gothner meets the criteria of an audit committee financial expert as set forth under the applicable SEC rules and Rule 5605(c)(2) of the NASDAQ Stock Market Rules.  The full responsibilities of our audit committee are set forth in its charter, which will be reviewed and updated annually and approved by our board, and will be posted on our website at http://www.agfeednutrition.com.  The audit committee is responsible for, among other things:

•	selecting the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	overseeing our accounting and financial reporting processes and audits of the financial statements of our company;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act and in the NASDAQ Stock Market Rules;

•	discussing the annual audited financial statements with management and the independent auditors;

•
reviewing major issues as to the adequacy of our internal controls over financial reporting and any special audit steps adopted in the light of any significant deficiencies or materially weakness in our internal controls; and

•	meeting separately and periodically with management and the independent auditors.

Duties of Directors

Under British Virgin Islands law, our directors have both a statutory and common law duty to act honestly and in good faith in what they believe to be in our best interests.  The directors are required, when exercising their powers or performing their duties, to exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances.  These directors duties are generally owed to the company rather than individual shareholders but individual shareholders may have the benefit of certain statutory and common law causes of action against us, if their interests are prejudiced.

Terms of Directors and Officers

A director may be removed from office, with or without cause, by a shareholders resolution or, with cause, by a resolution of directors.  Officers are appointed and removed by resolution of the directors.

Employment Agreements with Executive Officers

We have not entered into any employment agreements with any of Messrs. Daignault, Pazdro and Xiong and Ms. Xie.  Accordingly, we may terminate their employment with or without cause, at any time, without advance notice or remuneration.  The executive officer may also terminate his employment at any time without advance notice.

Long-Term Incentive Plan

We adopted our 2010 Long-Term Incentive Plan in August 2010, which provides for the grant of incentive plan options, restricted shares, restricted share units, share appreciation rights and other share-based awards, referred to as the “Awards.”  The maximum number of Class A ordinary shares that are available for issuance under Awards granted under the 2010 Long-Term Incentive Plan will be 3,000,000.  The purpose of the 2010 Long-Term Incentive Plan is to advance the interests of our company and our shareholders by providing incentives to certain directors, officers, employees and consultants who contribute significantly to the strategic and long-term performance objectives and growth of our company.

Plan Administration.  Our 2010 Long-Term Incentive Plan is administered by a committee appointed by our board of directors or in the absence of a committee, our board of directors.  In each case, the committee will determine the provisions and terms and conditions of each award grant, including, but not limited to, the exercise price, time at which each of the Awards will be granted, number of shares subject to each Award, vesting schedule, form of payment of exercise price and other applicable terms.  Notwithstanding anything in the foregoing to the contrary, if an Award or benefit provided under our Long-Term Incentive Plan is subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such Award shall be administered, interpreted and construed in a manner necessary in order to comply with Code Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

Award Agreement.  Awards granted under our 2010 Long-Term Incentive Plan are evidenced by an Award Agreement that sets forth the terms, conditions and limitations for each award grant, which includes, among other things, the vesting schedule, exercise price, type of option and expiration date of each award grant.

Eligibility.  We may grant awards to those persons who are our full or part-time employees or other individuals who perform services for us, including, without limitation, non-employee directors and consultants and independent contractors who perform services for us.

Amendment and Termination.  The committee may amend or suspend the 2010 Long-Term Incentive Plan in whole or in part at any time and for any reason, provided that no such change or amendment shall be made without shareholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement or other applicable law for which the committee deems it necessary or desirable to qualify or comply.  Generally, no amendment of the 2010 Long-Term Incentive Plan shall adversely affect in a material manner any participant with respect to any Award previously granted without such participant’s written consent.  Unless terminated earlier by our board of directors, our 2010 Long-Term Incentive Plan shall continue in effect for a term of ten years from the effective date of the 2010 Long Term Incentive Plan.  Generally, no termination of the 2010 Long-Term Incentive Plan shall adversely affect in a material manner any participant with respect to any Award previously granted without such participant’s written consent.

We have authorized grants of 1,685,000 restricted Class A ordinary shares to certain of our directors, officers, employees, director nominees and consultants which will become outstanding following the completion of the reorganization of AgFeed Industries.  As of the date of this prospectus, no restricted ordinary shares are outstanding.  The following table sets forth the grants of restricted Class A ordinary shares we expect to make prior to the effectiveness of our registration statement pursuant to our 2010 Long Term Incentive Plan:

Name	Number of Class A Ordinary Shares	Grant Date	Final Vesting Date

Xiong	300,000	October , 2010	October , 2013
Daignault	300,000	October , 2010	October , 2013
Pazdro	100,000	October , 2010	October , 2013
Gothner	250,000	October , 2010	October , 2013
Zou	45,000	October , 2010	October , 2013
Other employees and consultants	690,000	October , 2010	October , 2013

Compensation of Directors and Executive Officers

As of October 5, 2010, there has been no cash compensation to any of our executive officers or directors.  Other than our 2010 Long-Term Incentive Plan, we had not adopted any equity incentive plan for directors, officers or employees as of October 5, 2010.  As of June 30, 2010, we had not set aside or accrued any pension or other retirement benefits for our executive officers or directors.

PRINCIPAL SHAREHOLDER

The following table sets forth information with respect to the beneficial ownership of our shares immediately prior to the effectiveness of our registration statement by:

•	each of our directors and executive officers; and

•	each person known to us to own beneficially more than 5% of our shares.

Beneficial ownership includes voting or investment power with respect to the shares.  Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them.  Percentage of beneficial ownership of each listed person prior to this offering is based on 17,685,000 ordinary shares outstanding as of the date of this prospectus, including 1,685,000 outstanding restricted Class A ordinary shares.  Percentage of beneficial ownership of each listed person after this offering includes                     ADSs, representing                         Class A ordinary shares, and 16,000,000 Class B ordinary shares outstanding immediately after the completion of this offering, including 1,685,000 outstanding restricted Class A ordinary shares.

The table below does not reflect the exercise of the underwriter’s over-allotment option to purchase up to an additional                     ADSs from us.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After This Offering			Percentage of Votes Held After This Offering
	Number	%	Number	%		%
Directors and Executive Officers:
Junhong Xiong [1]	16,300,000	92.2%	16,300,000		%
Gerard Daignault	300,000	1.7	300,000
Edward Pazdro	100,000	—	100,000
Summer Xie	0	—	0
K. Ivan F. Gothner	250,000	1.4	250,000
Dr. Sixiang Zou	45,000	—	45,000
All directors and executive officers as a group	16,995,000	96.1%	16,995,000				%
Principal Shareholder:
AgFeed Industries, Inc.[1]	16,000,000	90.5%	16,000,000		%		%

*	Less than 1% of our total outstanding voting securities.
(1)
Includes 16,000,000 Class B ordinary shares held by AgFeed BVI, a British Virgin Islands corporation and a direct wholly owned subsidiary of AgFeed Industries, Inc. AgFeed Industries, Inc. is a publicly listed company whose shares of common stock are listed on the Nasdaq Global Select Market under the symbol “FEED.”  The address of AgFeed Industries, Inc. is Suite A1001-1002, Tower 16, Hengmao International Center, Nanchang City, Jiangxi Province 330003, China.  Mr. Xiong, our Chairman of the Board of Directors and Treasurer, is President and Chief Executive Officer and a member of the Board of Directors of AgFeed Industries, Inc.

History of Share Capital

We were incorporated in the British Virgin Islands on August 20, 2010 as a direct wholly owned subsidiary of AgFeed BVI, a direct wholly owned subsidiary of AgFeed Industries, Inc., to be the holding company for the animal nutrition business.  As of the date of this prospectus, our authorized share capital consists of 75,000,000 ordinary shares, par value $0.0001 per share, of which 55,000,000 are designated as Class A ordinary shares, of which none are issued and outstanding, and 20,000,000 are designated as Class B ordinary shares, of which one has been issued and is outstanding.  Holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to 4 votes per share.  We will issue Class A ordinary shares in this offering.  Our existing shareholder holds our Class B ordinary shares and may choose to convert its Class B ordinary shares into the same number of Class A ordinary shares at any time.  See “Description of Share Capital” for a more detailed description of our Class A ordinary shares and Class B ordinary shares.

For details of our equity compensation plan, see “Management — Long-Term Incentive Plan.”

As of the date of this prospectus, none of our outstanding ordinary shares are registered in the name of holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Upon completion of this offering, AgFeed Industries will hold        % of our outstanding ordinary shares, and will control        % of the voting power of our outstanding ordinary shares.  Following the completion of this offering, AgFeed Industries will continue to have the power acting alone to approve any action requiring a vote of the majority of our ordinary shares and to elect all our directors.

Transactions and Agreements with AgFeed Industries

Prior to the reorganization, our animal nutrition business was operated by AgFeed Industries, Inc. through its various indirect subsidiaries.  Pursuant to the reorganization, we will assume substantially all of the assets and certain liabilities related to the animal nutrition business.  As a result of the reorganization, we will conduct the animal nutrition business through our direct and indirect subsidiaries, Shandong Feed, HopeJia, Nanchang Feed, Shanghai Feed and Nanning Feed.

In connection with the reorganization, we will enter into agreements with AgFeed Industries with respect to various ongoing relationships between AgFeed Industries and us.  Pursuant to the Administrative Services Agreement, we will engage AgFeed Industries to provide certain services, including, among others, accounting and financial reporting, human resources administration, information technology maintenance and administration, and legal and compliance administration commencing upon the completion of this offering.  Each of Nanchang Feed and Nanning Feed will be parties to sublease agreements with subsidiaries of AgFeed Industries, commencing upon the completion of the reorganization, for our operations in the provinces of Jiangxi and Guangxi which terminate upon the transfer of such real estate to us.  We are also a party to a supply agreement pursuant to which AgFeed Industries and its operating subsidiaries will use commercially reasonable efforts to purchase their feed from us or our distributors.  See “Our Relationship with AgFeed Industries — Our Relationship with AgFeed Industries Prior to the Reorganization — Administrative Services Agreement”, “Our Relationship with AgFeed Industries — Our Relationship with AgFeed Industries Prior to the Reorganization — Supply Agreement” and “Our Relationship with AgFeed Industries — Our Relationship with AgFeed Industries Prior to the Reorganization —Sublease Agreements” for more details on the terms of these agreements.

In the future, for so long as AgFeed Industries remains our controlling shareholder, we intend to enter into new agreements, or make amendments to existing agreements, between us and AgFeed Industries that involve significant expenditures or commitments with reference to the terms of similar agreements between unrelated third parties.  We will also submit such agreements and amendments for review by the audit committee of our board of directors, which will assess such agreements and amendments for potential conflicts of interest in accordance with NASDAQ Listing Rules and seek to ensure that terms of such agreements and amendments are no less favorable than would be comparable agreements between us and an unaffiliated third party.  In assessing a related party transaction, the audit committee will be required to consider such factors as (i) the benefits to us of the transaction; (ii) whether such transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; (iii) the materiality of the transaction to us; and (iv) the extent of the related party’s interest in the transaction.

Other Transactions with Certain Directors and Affiliates

See “Management – Compensation of Directors and Executive Officers.”

Employment Agreements

See “Management – Employment Agreement with Executive Officers.”

Share Incentive Plan

See “Management – Long-Term Incentive Plan.”

DESCRIPTION OF SHARE CAPITAL

 General

We are a British Virgin Islands business company incorporated with limited liability and our affairs are governed by the provisions of our memorandum and articles of association, as amended and restated from time to time, and by the provisions of applicable British Virgin Islands law.

Our First Amended and Restated Memorandum and Articles of Association, which will become effective immediately prior to the effectiveness of this registration statement, provide for a dual-class ordinary share structure, with 75,000,000 ordinary shares, par value $0.0001 per share, divided into: (i) 55,000,000 Class A ordinary shares, par value $0.0001 per share, and (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share.

We intend to apply to have our ADSs listed on the NASDAQ Global Select Market under the symbol “       ” on or promptly after the date of this prospectus.  We cannot assure you that our ADSs will be or will continue to be listed on the NASDAQ Global Select Market.

The following is a summary of the material provisions of our ordinary shares, First Amended and Restated Memorandum and Articles of Association and the BVI Business Companies Act, 2004.

Ordinary Shares

Immediately following the completion of the reorganization of AgFeed Industries, 16,000,000 of our Class B ordinary shares will be beneficially owned by AgFeed Industries, Inc., a Nevada corporation whose shares of common stock are listed on the NASDAQ Global Select Market under the symbol “FEED.”

General.  Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares.  Holders of Class A ordinary shares and holders of Class B ordinary shares have the same rights, with the exception of voting and conversion rights.  All of our outstanding ordinary shares are fully paid and non-assessable.  Ordinary shares are issued in registered form.  Our shareholders who are nonresidents of the British Virgin Islands may freely hold and vote their shares.

Dividends.  The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors in accordance with the BVI Business Companies Act, 2004 and other applicable British Virgin Islands law.

Conversion and Transfer of Class B Ordinary Shares.    Each Class B ordinary share is convertible into one Class A ordinary share at any time at the election of the holder.  Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.  No Class B ordinary shares may be transferred by a holder to any person or entity that is not an affiliate of ours or an affiliate of the holder.  For purposes of this paragraph, “affiliate” means (i) in the case of a natural person, such person’s parents, parents-in-law, spouse, children or grandchildren, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing, and (ii) in the case of an entity, a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.  The term “control” shall mean the ownership, directly or indirectly, of shares possessing more than fifty percent (50%) of the voting power of the corporation, or the partnership or other entity (other than, in the case of corporation, shares having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity.

Voting Rights.    All of our shareholders have the right to receive notice of shareholders’ meetings and to attend, speak and vote at such meetings.  With respect to matters requiring a shareholder vote, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 4 votes.  Holders of Class A ordinary shares and holders of Class B ordinary shares vote together as one class.  A shareholder may participate at a shareholders’ meeting in person, by proxy or by telephone conference or other electronic means by which all the shareholders participating in the meeting can communicate with each other.  A poll may be demanded by our Chairman or any shareholder holding at least 50.0% of the voting power of shares with the right to vote at the meeting, present in person or by proxy.

A quorum for a shareholders’ meeting consists of holders of at least half of the voting rights of the total shares entitled to vote thereat present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative.  Shareholders’ meetings may be convened by our board of directors on its own initiative or by the holders of at least thirty per cent of the voting power attaching to the ordinary shares.  Advance notice of at least seven days is required for the convening of our annual general meeting and other shareholders’ meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a shareholders meeting.

Transfer of Shares.    Subject to the restrictions of our articles of association, as more fully described below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or by any other form approved by our board.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien.  Our directors may also, in its absolute discretion, decline to register any transfer of any ordinary share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of ordinary shares; and (c) in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four.  There is presently no legal requirement under British Virgin Islands law for instruments of transfer for our ordinary shares to be stamped.  In addition, our board of directors has no present intention to charge any fee in connection with the registration of a transfer of ordinary shares.

If our board of directors refuses to register a transfer it shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.  The registration of transfers may, on prior notice being given by advertisement in one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation.    On a return of capital on winding-up or otherwise (other than on conversion, redemption or purchase of shares), the surplus assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis.  If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Shares and Forfeiture of Shares.    Our First Amended and Restated Memorandum and Articles of Association permit us to issue our shares, including ordinary shares, nil paid and partially paid.  This permits us to issue shares where the payment for such shares has yet to be received.  Although our articles give us the flexibility to issue nil paid and partly paid shares, our board has no present intention to do so.  Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment.  The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares.    Subject to the provisions of the BVI Business Companies Act, 2004, the NASDAQ Stock Market Rules, our First Memorandum and Articles of Association and to any special rights conferred on the holders of any shares or class of shares, we may issue shares on terms that they are subject to redemption at our option or at the option of the holders, on such terms and in such manner as may be determined by a resolution of shareholders or resolution of directors amending and restating our memorandum and articles of association to create the rights and obligations attaching to such new redeemable shares.  Our currently outstanding ordinary shares and those to be issued in this offering will not be subject to redemption at the option of the holders or our board of directors.

Variations of Rights of Shares.    All or any of the special rights attached to any class of shares may, subject to the provisions of BVI Business Corporation Act, 2004, be varied with the sanction or written consent signed by or a resolution passed at a meeting of the holders of three-fourths of the  shares of that class.

Designations and Classes of Shares.    All of our issued shares upon the closing of this offering will be ordinary shares, divided into Class A ordinary shares and Class B ordinary shares.  Our First Memorandum and Articles of Association provide that, subject to the provisions of the BVI Business Companies Act, 2004, our authorized unissued shares shall be at the disposal of our board of directors, which may issue, allot, grant options over, or issue warrants or other similar instruments with respect to, or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as our board may in its absolute discretion determine.  In particular, our board of directors is empowered to authorize from time to time the issuance of one or more classes or series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series.

Limitation on Liability and Indemnification Matters

Under British Virgin Islands law, each of our directors when exercising powers or performing duties as a director, is required to act honestly and in good faith in what the director believes to be to our best interests and exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances.  Our First Amended and Restated Memorandum and Articles of Association provide that, to the fullest extent permitted by British Virgin Islands law or any other applicable laws, we will indemnify our directors against claims by our shareholders for any acts or omissions in the performance of their duties.  Such indemnification does not affect the availability of equitable remedies such as injunctive relief or rescission.  These provisions will not limit the liability of directors under United States federal securities laws.

We may indemnify any of our directors, officers, agents, a liquidator appointed in relation to us or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings to the maximum extent permitted by law.  We may only indemnify a person if he or she acted honestly and in good faith in what the person believed to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful.  The decision of our board of directors as to whether the person acted honestly and in good faith in what the person believed our best interests and as to whether the person had no reasonable cause to believe that his or her conduct was unlawful, is, in the absence of fraud, sufficient for the purposes of indemnification, unless a question of law is involved.  The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a person did not act honestly and in good faith and with a view to our best interests or that the person had reasonable cause to believe that his or her conduct was unlawful.  If a person to be indemnified has been successful in defense of any proceedings referred to above, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not we have or would have had the power to indemnify the directors or officers against the liability as provided in our First Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors or officers under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Differences in Corporate Law

We were incorporated under, and are governed by, the laws of the British Virgin Islands.  The corporate statutes of the State of Delaware and the British Virgin Islands are similar, and the flexibility available under British Virgin Islands law has enabled us to adopt memorandum and articles of association that will provide shareholders with rights that are similar in many respects with those they would enjoy under the Delaware General Corporation Law, or Delaware corporate law.  Set forth below is a summary of some of the differences between provisions of the BVI Business Companies Act, 2004 applicable to us and the laws applicable to companies incorporated in Delaware and their stockholders.

Director’s Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its stockholders.  This duty has two components: the duty of care and the duty of loyalty.  The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances.  Under this duty, a director must inform himself of, and disclose to stockholders, all material information reasonably available regarding a significant transaction.  The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation.  He must not use his corporate position for personal gain or advantage.  This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its stockholders take precedence over any interest possessed by a director, officer or controlling stockholder and not shared by the stockholders generally.  In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation.  However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties.  Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Directors of British Virgin Islands business companies have fiduciary duties under both statutory and common law of the British Virgin Islands.  The statutory duties include that every director of the company in exercising his powers or performing his duties, shall act honestly and in good faith and in what the director believes to be in the best interests of the company.  Additionally, the director shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account, but without limitation, the nature of the company, the nature of the decision and the position of the director and his responsibilities.  In addition, British Virgin Islands law provides that a director shall exercise his powers as a director for a proper purpose and shall not act, or agree to the company acting, in a manner that contravenes British Virgin Islands law or the memorandum or articles of association of the company.  There are also duties in disclosing any conflicts of interest and to disclose interests in a transaction which the company enters into.  The common law duties of directors include similar duties to those described above in relation to acting with skill and care in the best interests of the company for a proper purpose, disclosing interests in transactions, avoiding conflicts of interest, as well as not making secret personal profits from the director's position.

Under the BVI Business Companies Act, 2004 and common law in the British Virgin Islands, directors’ duties are owed to the company, not to individual shareholders.

Amendment of Governing Documents

Under Delaware corporate law, with very limited exceptions, a vote of the stockholders is required to amend the certificate of incorporation.  Under British Virgin Islands law, our board of directors can have broad authority to amend our memorandum and articles of association.  Under our First Amended and Restated Memorandum and Articles of Association, our board of directors may amend our memorandum and articles of association by a resolution of directors so long as the amendment does not:

•	restrict the rights or powers of the shareholders to amend the memorandum and articles of association;

•	change the percentage of shareholders required to pass a resolution of shareholders to amend the memorandum and articles of association;

•	amend the memorandum and articles of association in circumstances where the memorandum and articles of association cannot be amended by the directors; or

•
amend certain provisions of our memorandum and articles of association pertaining to rights attaching to shares, rights attaching to shares not being varied by the issue of further shares ranking pari passu, variation of rights attaching to shares, and the means of amendment of memorandum and articles.

Written Consent of Directors

Under Delaware corporate law, directors may act by written consent only on the basis of a unanimous vote.  Under British Virgin Islands law, directors’ consents need only a majority of directors signing to take effect unless otherwise provided in the memorandum and articles of association.

Written Consent of Shareholders

Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of stockholders of a corporation, may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting.  Under British Virgin Islands law, provided a company’s memorandum and articles of association so allow, shareholders’ consents need only a majority of shareholders signing to take effect.  Our First Amended and Restated Memorandum and Articles of Association provide that shareholders may approve corporate matters by way of a resolution consented to in writing by a majority of shareholders entitled to vote thereon.

Shareholder Proposals

Under Delaware corporate law, a stockholder has the right to put any proposal before the annual meeting of stockholders, provided it complies with the notice provisions in the governing documents.  A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but stockholders may be precluded from calling special meetings.  British Virgin Islands law and our First Amended and Restated Memorandum and Articles of Association provide that our directors shall call a meeting of the shareholders if requested in writing to do so by shareholders entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is requested.

Sale of Assets

Under Delaware corporate law, a vote of the stockholders is required to approve the sale of assets only when all or substantially all assets are being sold.  Under British Virgin Islands corporate law, shareholder approval is required when more than 50% of the company’s assets by value are being sold or otherwise disposed of, unless such requirement is excluded by the company's memorandum and articles.  Our memorandum and articles of association do exclude the requirement so that no such shareholder approval is required..

Dissolution; Winding Up

Under Delaware corporate law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by stockholders holding 100% of the total voting power of the corporation.  Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares.  Delaware corporate law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.  As permitted by British Virgin Islands law and our First Amended and Restated Memorandum and Articles of Association, we may be voluntarily liquidated under Part XII of the BVI Business Companies Act, 2004 if we have no liabilities and we are able to pay our debts as they fall due.  Such a liquidation would require approval by resolution of shareholders.

Redemption of Shares

Under Delaware corporate law, any stock may be made subject to redemption by the corporation at its option or at the option of the holders of such stock provided there remains outstanding shares with full voting power.  Such stock may be made redeemable for cash, property or rights, as specified in the certificate of incorporation or in the resolution of the board of directors providing for the issue of such stock.  As permitted by British Virgin Islands law, subject to the requirements set out in the BVI Business Companies Act, 2004 and our First Amended and Restated Memorandum and Articles of Association, shares may be repurchased, redeemed or otherwise acquired by us.  Generally, our directors must be able to determine that immediately following any such redemption or repurchase that we will be able to satisfy our debts as they fall due and the value of our assets will exceed our liabilities.

Variation of Rights of Shares

Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.  As permitted by British Virgin Islands law, and our First Amended and Restated Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the consent in writing of holders, or by a resolution passed at a meeting, of not less than three-fourths of the issued shares of that class and holders of not less than three-fourths of the issued shares of any other class of shares which may be affected by the variation.

Removal of Directors

Under Delaware corporate law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate provides otherwise.  As permitted by British Virgin Islands law and our First Amended and Restated Memorandum and Articles of Association, directors may be removed, with cause, by resolution of directors or, with or without cause, by resolution of shareholders.

Mergers

Under the BVI Business Companies Act, 2004 two or more companies may merge or consolidate in accordance with the statutory provisions.  A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company.  In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which, unless the merger is between a parent company and one or more subsidiaries, must be authorized by a resolution of shareholders.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum or articles of association, would entitle them to vote as a class on the proposed amendment.  In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

Under the Delaware corporate law, any two or more corporations existing under Delaware law may merge into a single corporation, which may be any one of the constituent corporations or may consolidate into a new corporation formed by the consolidation, pursuant to an agreement of merger or consolidation, as the case may be, complying and approved in accordance with the Delaware corporate law.

Inspection of Books and Records

Under Delaware corporate law, any stockholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of stockholders and other books and records.  Under the BVI Business Companies Act, 2004, a shareholder is generally entitled, on giving written notice to the company, to inspect the memorandum and articles of association, the shareholders register, the directors register and minutes of meetings and resolutions of shareholders and those classes of members of which he is a member.  However, the directors may, if they are satisfied that it would be contrary to the company's interests to allow a member to inspect any such document (other than the memorandum and articles of association), refuse to permit the member to inspect the document or limit the inspection of the document, including limiting the making of copies or taking of extracts from the records.  We will provide holders of our shares with annual audited financial statements.  See “Where You Can Find Additional Information.”

Conflict of Interest

The BVI Business Companies Act, 2004 provides that a director shall, after becoming aware that he is interested in a transaction entered into or to be entered into by the company, disclose that interest to the board of directors of the company.  A transaction entered into by a company in respect of which a director is interested is voidable by the company unless as the director’s interest was disclosed to the board prior to the company’s entry into the transaction or was not required to be disclosed (for example where the transaction is between the company and the director himself or is otherwise in the ordinary course of business and on usual terms and conditions).  Additionally, a transaction entered into by the company in respect of which that director is interested is not voidable by the company if the material facts of the interest of the director in the transaction are known by the shareholders entitled to vote at a meeting of shareholders and the transaction is approved or ratified by a resolution of shareholders or the company received fair value for the transaction.  As permitted by British Virgin Islands law and our First Amended and Restated Memorandum and Articles of Association, a director interested in a particular transaction may vote on it, attend meetings at which it is considered, and sign documents on our behalf which relate to the transaction.

Transactions with Interested Shareholders

Delaware corporate law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested stockholder” for three years following the date that such person becomes an interested stockholder.  An interested stockholder generally is a person or group who or that owns or owned 15% or more of the target’s outstanding voting stock within the past three years.  This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all stockholders would not be treated equally.  The statute does not apply if, among other things, prior to the date on which such stockholder becomes an interested stockholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested stockholder.  This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

British Virgin Islands law has no comparable statute.  As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute.  However, although British Virgin Islands law does not regulate transactions between a company and its significant shareholders, the directors in deciding whether the company should enter into any such transaction are subject to the fiduciary duties referred to under “Director's Fiduciary Duties” above.  Additionally, there are certain statutory minority shareholder actions under British Virgin Islands law which may be available to protect the interests of minority shareholders depending on the circumstances and the particular transaction with the interested shareholder.

Independent Directors

There are no provisions under Delaware corporate law or under the BVI Business Companies Act that require a majority of our directors to be independent.

Cumulative Voting

Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the company’s certificate of incorporation specifically provides for it.  Cumulative voting potentially facilitates the representation of minority stockholders on a board of directors since it permits the minority stockholder to cast all the votes to which the stockholder is entitled on a single director, which increases the stockholder’s voting power with respect to electing such director.  There are no prohibitions to cumulative voting under the laws of the British Virgin Islands, but our First Amended and Restated Memorandum and Articles of Association do not provide for cumulative voting.

Anti-takeover Provisions in Our First Amended and Restated Memorandum and Articles of Association

Some provisions of our First Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares.

History of Securities Issuances

The following is a summary of our securities issuances since our inception in August 2010.  The share numbers in this summary do not reflect the pending 16,000,000-for-one split of our outstanding Class B ordinary shares described at the end of this summary.

We were incorporated in the British Virgin Islands on August 20, 2010.  We issued one Class B ordinary share, constituting all of our share capital, to AgFeed BVI, a wholly owned subsidiary of AgFeed Industries, Inc., on the date of incorporation for a purchase price per share of $10.00.

Following the completion of the reorganization, we will effect a 16,000,000-for-one split of outstanding Class B ordinary shares by way of a bonus share issuance of 15,999,999 Class B ordinary shares for each Class B ordinary share then outstanding.

After the above-referenced stock-split, we will grant an aggregate of 1,685,000 restricted Class A ordinary shares to certain of our executive officers, directors, employees, director nominees and consultants.

Registration Rights

Pursuant to an Investor Rights Agreement dated                           , 2010, we have granted certain registration rights to AgFeed Industries.  Set forth below is a description of the registration rights under the agreement.

Demand Registration Rights

Holders of at least 10% of registrable securities have the right to demand that we file a registration statement covering the offer and sale of their securities under the Securities Act during the five years following the date of our initial public offering, subject to certain limitations.  We, however, are not obligated to effect a demand registration (1) during the period beginning on the 60th day prior to our good faith estimate of the filing date of, and ending on the 180th day after the effective date of, a public offering of our securities initiated by us; (2) if we have already effected three demand registrations; or (3) if the securities to be registered can be immediately registered on Form F-3, as applicable.  We have the right to defer filing of a registration statement for up to 90 days under certain circumstances, but we cannot exercise the deferral right more than once in any 12 month period.

Form F-3 Registration Rights

When we are eligible to register our ordinary shares using Form F-3, holders of registrable securities then outstanding have the right to request that we file a registration statement under Form F-3 so long as the aggregate amount of securities to be sold under the registration statement exceeds $1 million.  We, however, are not obligated to file a registration statement on Form F-3 (1) during the period beginning on the 30th day prior to our good faith estimate of the filing date of, and ending on the 90th day after the effective date of, a public offering of securities initiated by us, or (2) if we have already effected two registrations on Form F-3 within the 12 month period preceding the date of such request.  We may defer filing of a registration statement on Form F-3 for up to 90 days under certain circumstances, but we cannot exercise the deferral right more than once in any 12 month period.

Piggyback Registration Rights

If we propose to file a registration statement for a public offering of our securities other than certain excluded registrations, we must offer holders of registrable securities an opportunity to include in such registration all or any part of their registrable securities.  We must use our best efforts to cause to be registered all of the registrable securities so requested to be registered.  We have the right to terminate or withdraw any registration statement initiated by us before the effective date of such registration statement.

Expenses of Registration

We will pay all expenses relating to any demand, piggyback or F-3 registration other than underwriting discounts, selling commissions and fees and disbursements for counsel for selling shareholders, if applicable.  We are not required to pay the expenses of a demand registration if such registration request is subsequently withdrawn at the request of holders of at least ten percent of the registrable securities to be registered unless (1) a holder agrees to forfeit its right to one demand registration or (2) such holders learned of a material adverse change in the condition, business or prospects of the company and promptly withdrew the demand registration request as a result.

Indemnification

We are required to indemnify any selling holders of our registrable securities and any underwriters engaged in connection with sales of our ordinary shares pursuant to these registration rights.

Lock-up

The holders of our registrable securities have agreed that, without the prior written consent of our underwriter, they will not, during the period ending 90 days after the date of this prospectus, exercise any of these registration rights.  See “Shares Eligible for Future Sale — Lock-up Agreements.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs.  Each ADS will represent         Class A ordinary shares (or a right to receive         Class A ordinary shares) deposited with the principal Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary.  Each ADS will also represent any other securities, cash or other property which may be held by the depositary.  The depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286.  The Bank of New York’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution.  If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder.  This description assumes you are an ADS holder.  If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section.  You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights.  British Virgin Islands  law governs shareholder rights.  The depositary will be the holder of the shares underlying your ADSs.  As a registered holder of ADSs, you will have ADS holder rights.  A deposit agreement among us, the depositary and you, as an ADS holder, and all other persons indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary.  New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement.  For more complete information, you should read the entire deposit agreement and the form of ADR. See “Where You Can Find Additional Information” for directions on how to obtain copies of those documents.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses.  You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent.

•
Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the Class A ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States.  If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so.  It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid.  It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted.  See “Taxation.”  It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent.  If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Class A ordinary shares.  The depositary may distribute additional ADSs representing any Class A ordinary shares we distribute as a dividend or free distribution.  The depositary will only distribute whole ADSs.  It will sell Class A ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash.  If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new Class A ordinary shares.  The depositary may sell a portion of the distributed Class A ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

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Rights to purchase additional Class A ordinary shares.  If we offer holders of our securities any rights to subscribe for additional Class A ordinary shares or any other rights, the depositary may make these rights available to ADS holders.  If  the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash.  The depositary will allow rights that are not distributed or sold to lapse.  In that case, you will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the Class A ordinary shares on your behalf.  The depositary will then deposit the Class A ordinary shares and deliver ADSs to the persons entitled to them.  It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by Class A ordinary shares purchased upon exercise of rights.  For example, you may not be able to trade these ADSs freely in the United States.  In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

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Other Distributions.  The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical.  If it cannot make the distribution in that way, the depositary has a choice.  It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash.  Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property.  However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution.  The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders.  We have no obligation to register ADSs, Class A ordinary shares, rights or other securities under the Securities Act.  We also have no obligation to take any other action to permit the distribution of ADSs, Class A ordinary shares, rights or anything else to ADS holders.  This means that you may not receive the distributions we make on our Class A ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian.  Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s corporate trust office.  Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Class A ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian.  Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs.  The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs.  Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary to vote the number of deposited securities their ADSs represent.  The depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to.  Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote.  For instructions to be valid, they much reach the depositary by a date set by the depositary.

Otherwise, you won’t be able to exercise your right to vote unless you withdraw the deposited securities.  However, you may not know about the meeting enough in advance to withdraw the deposited securities.

The depositary will try, as far as practical, subject to the laws of the British Virgin Islands and of our memorandum and articles of association, to vote or to have its agents vote the Class A ordinary shares or other deposited securities as instructed by ADS holders.  The depositary will only vote or attempt to vote as instructed.

We can not assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your Class A ordinary shares.  In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions.  This means that you may not be able to exercise your right to vote and  there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to deposited securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing Class A ordinary shares or ADS holders must pay:		For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	•	Issuance of ADSs, including issuances resulting from a distribution of Class A ordinary shares or rights or other property

	•	Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	•	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been Class A ordinary shares and the Class A ordinary shares had been deposited for issuance of ADSs	•	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

$.05 (or less) per ADSs per calendar year	•	Depositary services

Registration or transfer fees	•	Transfer and registration of Class A ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw Class A ordinary shares

Expenses of the depositary	•	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)

	•	converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADSs or deposited securities underlying the ADSs, for example, stock transfer taxes, stamp duty or withholding taxes
	•	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	•	As necessary

The Bank of New York Mellon, as depositary, has agreed to reimburse us for expenses we incur that are related to establishment and maintenance of the ADS program, including investor relations expenses and stock market application and listing fees.  There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amount of fees the depositary collects from investors.

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing Class A ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them.  The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees.  The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them.  The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs.  The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid.  It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency.  If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:		Then:
•	Change the nominal or par value of our Class A ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.
•	Reclassify, split up or consolidate any of the deposited securities
•	Distribute securities on the Class A ordinary shares that are not distributed to you
The depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received.  It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

•	Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason.  If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment.  At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination.  The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since  the depositary told us it wants to resign  but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs.  Four months after termination, the depositary may sell any remaining deposited securities by public or private sale.  After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs.  It will not invest the money and has no liability for interest.  The depositary’s only obligations will be to account for the money and other cash.  After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary.  It also limits our liability and the liability of the depositary.  We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•
are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of deposited securities, the depositary may require:

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payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Class A ordinary shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADRs

ADS holders have the right to cancel their ADSs and withdraw the underlying deposited securities at any time except:

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When temporary delays arise because: (i) the depositary  has closed its transfer books or we have closed our transfer books; (ii) the transfer of deposited securities is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our Class A ordinary shares.

•	When you owe money to pay fees, taxes and similar charges.

•
When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Class A ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares.  This is called a pre-release of the ADSs.  The depositary may also deliver Class A ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out).  A pre-release is closed out as soon as the underlying Class A ordinary shares are delivered to the depositary.  The depositary may receive ADSs instead of Class A ordinary shares to close out a pre-release.  The depositary may pre-release ADSs only under the following conditions:  (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the Class A ordinary shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five  business days’ notice.  In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC.  DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.  Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code).  In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities.  The depositary will send you copies of those communications if we ask it to.  You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding                           ADSs representing approximately        % of the authorized combined total of our outstanding Class A and Class B ordinary shares.  All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.  Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs.  Prior to this offering, there has been no public market for our Class A and Class B ordinary shares or our ADSs, and while we intend to apply to have our ADSs be listed on the NASDAQ Global Select Market, we cannot assure you that such application will be approved, and if approved, we cannot assure you that a regular trading market will develop in the ADSs.  We do not expect a trading market will develop for our Class A ordinary shares not represented by the ADSs and our Class B ordinary shares.

Lock-Up Agreements

We have agreed that for a period of 365 days after the date of this prospectus, without the prior written consent of the representative, we will not, (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of our ADSs, our ordinary shares, or any securities convertible into or exchangeable or exercisable for any of our Class A ordinary shares (or the Lock-Up Securities) (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase the Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of the Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in the Lock-Up Securities within the meaning of Section 16 of the Exchange Act, or (v) file with the Commission a registration statement under the Securities Act relating to the Lock-Up Securities, or publicly disclose the intention to take any such action.  The foregoing restrictions do not apply to (A) the issuance of the ordinary shares to be sold in this offering and the sale of such ordinary shares; or (B) the grant of employee stock options or restricted ordinary shares pursuant to the terms of our 2010 Long-Term Incentive Plan.  Notwithstanding the foregoing, in the event that either (1) during the last 17 days of the 365-day lock-up period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the 365-day lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 365-day lock-up period, then in either case the 365-day lock-up period will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representative waives, in writing, such an extension.

Each of our directors, officers and existing shareholders have agreed that, for a period of 365 days after the date of this prospectus, without the prior written consent of the representative, it will not, (i) offer, sell, contract to sell, pledge or otherwise dispose of any Lock-Up Securities, or enter into a transaction which would have the same effect, or (ii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in (i) or (ii) is to be settled by delivery of the ordinary shares or such other securities, in cash or otherwise, or (iii) publicly disclose the intention to make any such offer, sale, contract to sell, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, or (iv) make any demand for or exercise any right with respect to, the registration of any Lock-Up Securities.  Notwithstanding the foregoing, in the event that either (1) during the last 17 days of the 365-day lock-up period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the 365-day lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 365-day lock-up period, then in either case the 365-day lock-up period will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representative waives, in writing, such an extension.

The representative has no present intent or understandings, tacit or explicit, to release these restrictions before the expiration of such 365-day lock-up period.  Any release by the representative of any lock-up agreement is considered on a case by case basis.  Factors the representative may consider in determining whether to release securities subject to a lock-up agreement include, but are not limited to, the length of time before the lock-up agreement expires, the number of securities involved, the reasons for the requested release, market conditions, the trading price of our ordinary shares, historical trading volumes of our ordinary shares and whether the person seeking the release is our officer, director or other affiliate.

Rule 144

In general, under Rule 144, a person or entity that has beneficially owned “restricted securities” within the meaning of Rule 144 for at least six months and is not our “affiliate” will be entitled to sell their securities subject only to the availability of current public information about us, and will be entitled to sell shares “restricted securities” held for at least one year without restriction.  A person or entity that is our “affiliate” (for so long as we are controlled by AgFeed Industries, our “affiliates” will include AgFeed Industries and its subsidiaries which it controls, and our directors and executive officers) and has beneficially owned “restricted securities” for at least six months, will be able to sell, within a rolling three month period, the number of securities that does not exceed the greater of the following:

(i)	1% of the then outstanding Class A ordinary shares, which will equal approximately Class A ordinary shares immediately after this offering; and

(ii)
the average weekly trading volume of our ADSs on the NASDAQ Global Select Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales by affiliates under Rule 144 must be made through unsolicited brokers’ transactions.  They are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such ordinary shares in the United States in reliance on Rule 701.  Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 subject only to its manner-of-sale requirements.  However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Long-Term Incentive Plan

In August 2010, we adopted the 2010 Long-Term Incentive Plan to advance the interests of our company and our shareholders by providing incentives to certain directors, officers, employees and consultants who contribute significantly to the strategic and long-term performance objectives and growth of our company.  Our board of directors will authorize the issuance of 1,685,000 restricted Class A ordinary shares following the completion of the reorganization.  See “Management – Long-Term Incentive Plan” for a description of the restricted Class A ordinary shares granted to our directors, director nominees, officers, employees, consultants and other individuals as a group.

TAXATION

The following summaries set forth the material British Virgin Islands, People’s Republic of China  and United States federal income tax consequences to certain holders of an investment in our Class A ordinary shares or ADSs, based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change.  The summaries do not deal with all possible tax consequences relating to an investment in our Class A ordinary shares or ADSs, such as the tax consequences under state, local and other tax laws.  To the extent that the discussion in any summary constitutes statements of British Virgin Islands tax law or legal conclusions with respect thereto, it represents the opinion of Walkers, our British Virgin Islands counsel.  To the extent that the discussion in any summary constitutes statements of PRC tax law or legal conclusions with respect thereto, it represents the opinion of QZ & WD (Jiang Xi) Law Firm, our PRC counsel.  To the extent that the discussion in any summary constitutes statements of United States  federal income tax law or legal conclusions with respect thereto, it represents the opinion of Stevens & Lee, P.C., our U.S. counsel, as to the material U.S. federal income tax consequences to the U.S. Holders described herein of an investment in our Class A ordinary shares or ADSs. As used in this discussion, references to “we,” “us” or “our” refer only to AgFeed Animal Nutrition Holdings, Inc., and, unless otherwise indicated, references to “ordinary shares” refers to the Class A ordinary shares represented by the ADSs issued pursuant to this prospectus.

British Virgin Islands Taxation

Under the BVI Business Companies Act, 2004 as currently in effect, a holder of our ordinary shares or ADSs who is not a resident of the British Virgin Islands is exempt from British Virgin Islands income tax on dividends paid with respect to our ordinary shares or ADSs and such holders are not liable to the British Virgin Islands for income tax on gains realized on sale or disposal of such securities.  The British Virgin Islands does not impose a withholding tax on dividends paid by a company incorporated or re-registered under the BVI Business Companies Act, 2004.

There are no capital gains, gift or inheritance taxes levied by the British Virgin Islands with respect to the shares of a company incorporated or re-registered under the BVI Business Companies Act, 2004.  In addition, shares of companies incorporated or re-registered under the BVI Business Companies Act, 2004 are not subject to transfer taxes, stamp duties or similar charges.

There is no income tax treaty or convention currently in effect between the United States and the British Virgin Islands or between China and the British Virgin Islands.

PRC Taxation

The following is a summary of the material PRC tax consequences of the acquisition, ownership and disposition of our ordinary shares or ADSs.

You should consult with your own tax adviser regarding the PRC tax consequences of the acquisition, ownership and disposition of our ordinary shares or ADSs in your particular circumstances.

Resident Enterprise Treatment

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the PRC (“EIT Law”), which became effective on January 1, 2008.  Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside the PRC whose “de facto management bodies” are located in the PRC are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate on their worldwide taxable income.  According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

On April 22, 2009, SAT issued the Notice on the Issues Regarding Recognition of Enterprises that are Domestically Controlled as PRC Resident Enterprises Based on the De Facto Management Body Criteria, which was retroactively effective as of January 1, 2008.  This notice provides that an overseas incorporated enterprise that is controlled domestically will be recognized as a “tax-resident enterprise” if it satisfies all of the following conditions: (i) the senior management responsible for daily production/business operations are primarily located in the PRC, and the location(s) where such senior management execute their responsibilities are primarily in the PRC; (ii) strategic financial and personnel decisions are made or approved by organizations or personnel located in the PRC; (iii) major properties, accounting ledgers, company seals and minutes of board meetings and stockholder meetings, etc., are maintained in the PRC; and (iv) 50% or more of the board members with voting rights or senior management habitually reside in the PRC.

Given the short history of the EIT Law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the resident enterprise status of a company organized under the laws of a foreign (non-PRC) jurisdiction, such as Holdings and/or AANI.  If the PRC tax authorities determine that we and/or AANI is a “resident enterprise” under the EIT Law, a number of tax consequences could follow.  First, we and/or AANI could be subject to the enterprise income tax at a rate of 25% on our and/or AANI’s worldwide taxable income, as well as PRC enterprise income tax reporting obligations.  Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from enterprise income tax.  As a result, if we and AANI are each treated as a “qualified resident enterprise,” all dividends paid from Shandong Feed to us (through AANI) should be exempt from the PRC enterprise income tax.

As of the date of this prospectus, neither we nor AANI or the PRC tax authorities has made a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us and AANI.  However, because it is not anticipated that we or AANI would receive dividends or generate other income in the near future, we and AANI are not expected to have any income that would be subject to the 25% enterprise income tax on worldwide taxable income in the near future.  We or AANI will make any necessary tax payment if we or AANI (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we are or AANI is a resident enterprise under the EIT Law, and if we or AANI were to have income in the future.

Dividends From Shandong Feed

If AANI is not treated as a resident enterprise under the EIT Law, then dividends that AANI receives from Shandong Feed may be subject to PRC withholding tax.  The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25% will normally be applicable to investors that are “non-resident enterprises” that (i) have an establishment or place of business inside the PRC, and (ii) have income in connection with their establishment or place of business that is sourced from the PRC or is earned outside the PRC but has an actual connection with their establishment or place of business inside the PRC, and (B) a PRC withholding tax at a rate of 10% will normally be applicable to dividends payable to non-resident enterprises that (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions on a case-by-case basis.  AANI is a holding company and substantially all of its income may be derived from dividends.  Thus, if AANI is considered a “non-resident enterprise” under the EIT Law and the dividends paid to AANI are considered income sourced within the PRC, such dividends received may be subject to PRC withholding tax as described in the foregoing paragraph.

We are a British Virgin Islands holding company that will own 100% of the outstanding equity interests in AANI, a British Virgin Islands company, which owns a 100% equity interest in Shandong Feed, a PRC company.  As a result, if AANI were treated as a “non-resident enterprise” under the EIT Law, then dividends that it receives from Shandong Feed (assuming such dividends were considered sourced within the PRC) may be subject to a 10% PRC withholding tax.  Similarly, if we were treated as a “non-resident enterprise” under the EIT Law and AANI were treated as a “resident enterprise” under the EIT Law, then dividends that we receive from AANI (assuming such dividends were considered sourced within the PRC) may be subject to a 10% PRC withholding tax.  Any such taxes on dividends could materially reduce the amount of dividends, if any, we could pay to our shareholders.

As of the date of this prospectus, neither we nor AANI or the PRC tax authorities has made a definitive determination as to our or AANI’s “resident enterprise” or “non-resident enterprise” status.  As described above, however, Shandong Feed and AANI are not expected to pay any dividends in the near future.  Shandong Feed and AANI will make any necessary tax withholding if, in the future, Shandong Feed or AANI were to pay any dividends and Shandong Feed or AANI (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that AANI is or we are a non-resident enterprise under the EIT Law.

Dividends that Non-PRC Resident Investors Receive From Us; Gain on the Sale or Transfer of Our Ordinary Shares or ADSs

If we are determined to be a resident enterprise under the EIT Law and dividends payable to (or gains realized by) our investors that are not tax residents of the PRC (“non-resident investors”) are treated as income derived from sources within the PRC, then the dividends that the non-resident investors receive from us and any such gain derived by such investors on the sale or transfer of our ordinary shares or ADSs may be subject to income tax under the PRC tax laws.  As indicated below, under the PRC tax laws, we would not have an obligation to withhold PRC income tax in respect of gains that non-resident investors may realize from the sale or transfer of our ordinary shares or ADSs (regardless of whether such gains would be regarded as income from sources within the PRC), but we would have an obligation to withhold PRC income tax at the applicable rate described below (subject to reduction by applicable tax treaties) on dividends that non-resident investors receive from us if such dividends are regarded as income derived form sources within the PRC.

Under the EIT Law and its implementing rules, PRC withholding tax at the rate of 10% is applicable to dividends payable to non-resident investors that are enterprises (but not individuals) and that (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends are deemed to be sourced within the PRC.  Similarly, any gain realized on the transfer of our ordinary shares or ADSs by such investors also is subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

Under the PRC Individual Income Tax Law and its implementing rules, a potential 20% PRC withholding tax may be applicable to dividends payable to non-resident investors who are individuals and who (i) are not domiciled in the PRC and do not reside in the PRC or (ii) are not domiciled in the PRC and have resided in the PRC for less than one year, to the extent that such dividends are deemed to be sourced within the PRC.  Similarly, any gain realized on the transfer of our ordinary shares or ADSs by such investors may be subject to a 20% PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by us to non-resident investors in respect to our ordinary shares or ADSs, or the gain non-resident investors may realize from the sale or transfer of our ordinary shares or ADSs, may be treated as PRC-sourced income and, as a result, may be subject to PRC income tax.  In such event, we may be required to withhold the applicable PRC income tax on any dividends paid to non-resident investors.  In addition, non-resident investors in our ordinary shares or ADSs may be responsible for paying the applicable PRC income tax on any gain realized from the sale or transfer of our ordinary shares or ADSs if such non-resident investors and the gain satisfy the requirements under the PRC tax laws.  However, under the PRC tax laws, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our ordinary shares or ADSs.

If we were to pay any dividends in the future, and if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we must withhold PRC tax on any dividends payable by us under the PRC tax laws, we will make any necessary tax withholding on dividends payable to our non-resident investors.  If non-resident investors as described under the PRC tax laws (including U.S. investors) realize any gain from the sale or transfer of our ordinary shares or ADSs, and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying the applicable PRC income tax on the gain from the sale or transfer of our ordinary shares or ADSs, as applicable.  As indicated above, under the PRC tax laws, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our ordinary shares or ADSs.

On December 10, 2009, the SAT released Circular Guoshuihan No. 698 (“Circular 698”) that reinforces the taxation of certain equity transfers by non-resident investors through overseas holding vehicles.  Circular 698 addresses indirect equity transfers as well as other issues.  Circular 698 is retroactively effective from January 1 2008.  According to Circular 698, where a non-resident investor that indirectly holds an equity interest in a PRC resident enterprise through a non-PRC offshore holding company indirectly transfers an equity interest in the PRC resident enterprise by selling an equity interest in the offshore holding company, and the latter is located in a country or jurisdiction where the actual tax burden is less than 12.5% or where the offshore income of its residents is not taxable, the non-resident investor is required to provide the PRC tax authorities in charge of that PRC resident enterprise with certain relevant information within 30 days from the date of the execution of the equity transfer agreement.  The PRC tax authorities in charge will evaluate the offshore transaction for tax purposes.  In the event that the tax authorities determine that such transfer is abusing forms of business organization and a reasonable commercial purpose for the offshore holding company other than the avoidance of PRC income tax liability is lacking, the PRC tax authorities will have the power to re-assess the nature of the equity transfer under the doctrine of substance over form.  If the SAT’s challenge of a transfer is successful, it may deny the existence of the offshore holding company that is used for tax planning purposes and subject the non-resident investor to PRC tax on the capital gain from such transfer.  Because Circular 698 has a short history, there is uncertainty as to its application.  We (or a non-resident investor) may become at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that we (or such non-resident investor) should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations (or such non-resident investor’s investment in us).

Penalties for Failure to Pay Applicable PRC Income Tax

A non-resident investor in us may be responsible for paying PRC income tax on any gain realized from the sale or transfer of our ordinary shares or ADSs, if such non-resident investor and the gain satisfy the requirements under the PRC tax laws, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Administration Law (the “Tax Administration Law”) and its implementing rules, the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-Resident Enterprises (the “Administration Measures”) and other applicable PRC laws or regulations (collectively the “Tax Related Laws”), where any gain derived by a non-resident investor from the sale or transfer of our ordinary shares or ADSs, is subject to any income tax in the PRC, and such non-resident investor fails to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, such investor may be subject to certain fines, penalties or punishments, including without limitation: (1) if the non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent PRC tax authorities may order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000; (2) if the non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor may be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05% of the overdue amount, beginning from the day the deferral begins) and a fine ranging from 50% to 500% of the unpaid amount of the tax payable; (3) if the non-resident investor fails to file a tax return and to pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income receivable by the non-resident investor in the PRC from other payers (the “Other Payers”) who will pay amounts to such non-resident investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and overdue fines imposed on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers; (4) if the non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50% to 500% of the unpaid tax payable, and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident investor fails to pay all or part of the amount of tax payable or the surcharge for the overdue tax payment, and can not provide a guarantee to the PRC tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or its legal representative from leaving the PRC.

United States Federal Income Taxation

General

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our ADSs or ordinary shares. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our ADSs or ordinary shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A beneficial owner of our ADSs or ordinary shares that is described above is referred to herein as a “U.S. Holder.” If a beneficial owner of our ADSs or ordinary shares is not described as a U.S. Holder and is not an entity treated as a partnership or other pass- through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This summary is based on the Code and Treasury regulations promulgated thereunder, and published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold our ADSs or ordinary shares as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long term residents of the United States;

•
persons that directly, indirectly or constructively (including as a result of ownership of our ADSs) own 5% or more of the total combined voting power of all classes of our ordinary shares (as defined above under "Conventions that apply to this Prospectus") entitled to vote or 5% or more of any class of our ordinary shares (as defined above under "Conventions that apply to this Prospectus") that can in any way determine a majority of our board of directors;

•	persons that acquired our ADSs or ordinary shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our ADSs or ordinary shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

•	persons whose functional currency is not the U.S. dollar.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. This discussion also assumes that each ADS will represent only ordinary shares in us, and will not represent cash or any other type of property. If you hold ADSs, you will be treated as the holder of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, deposits or withdrawals of ordinary shares for ADSs will not be subject to U.S. federal income tax.

The U.S. Treasury has expressed concerns that parties to whom American depositary shares are pre-released may be taking actions that are inconsistent with the claiming, by U.S. holders of American depositary shares, of foreign tax credits for U.S. federal income tax purposes. Such actions would also be inconsistent with the claiming of the reduced rate of tax applicable to dividends received by certain non-corporate U.S. holders, as described below. Accordingly, the availability of foreign tax credits or the reduced tax rate for dividends received by certain non-corporate U.S. holders could be affected by actions that may be taken by parties to whom ADSs are pre-released, or by future actions of the U.S. Treasury.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of our ADSs or ordinary shares. This discussion also does not address the tax treatment of any fees or expenses that may be payable by an ADS holder pursuant to the deposit agreement. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our ADSs or ordinary shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our ADSs or ordinary shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) in respect of our ADSs or ordinary shares and any consideration received (or deemed received) by a holder in connection with the sale or other disposition of our ADSs or ordinary shares will be in U.S. dollars.

We have not sought, and do not intend to seek, a ruling from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ADSs OR ORDINARY SHARES. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IN OUR ADSs OR ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR IN RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ADSs OR ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Taxation of Distributions Paid on ADSs or Ordinary Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on our ADSs or ordinary shares. A cash distribution on our ADSs or ordinary shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Such dividend generally will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. The portion of such distribution in excess of such earnings and profits generally will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our ADSs or ordinary shares. Any remaining excess generally will be treated as gain from the sale or other taxable disposition of such ADSs or ordinary shares.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2011, dividends may be subject to U.S. federal income tax at the lower applicable regular long term capital gains tax rate (see “—Taxation on the Disposition of ADSs or Ordinary Shares” below) provided that (1) our ADSs or ordinary shares are readily tradable on an established securities market in the United States or in the event we are deemed to be a PRC “resident enterprise” under the EIT Law, we are eligible for the benefits of the Agreement between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income (the “U.S.-PRC Tax Treaty”), (2) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Therefore, if our ADSs or ordinary shares are not readily tradable on an established securities market and if we are not eligible for benefits under the U.S.-PRC Tax Treaty, then dividends paid by us to non-corporate U.S. Holders will not be subject to U.S. federal income tax at the lower regular long term capital gains tax rate. Under published IRS authority, shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include the NASDAQ Global Select Market. Although we intend to apply to have our ADSs listed on the NASDAQ Global Select Market, we cannot guarantee that our application will be approved. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any dividends paid in respect to our ADSs or ordinary shares. For taxable years beginning on or after January 1, 2011, the regular U.S. federal income tax rate applicable to dividends currently is scheduled to return to the regular U.S. federal income tax rate generally applicable to ordinary income.

If a PRC income tax applies to any dividends paid to a U.S. Holder on our ADSs or ordinary shares, such tax should be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, such U.S. Holder should be entitled to certain benefits under the U.S.-PRC Tax Treaty if such holder is considered a resident of the United States for purposes of the U.S.-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Taxation on the Disposition of ADSs or  Ordinary Shares

Upon a sale or other taxable disposition of our ADSs or ordinary shares, and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ADSs or ordinary shares, as applicable.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum regular rate of 15% for taxable years beginning before January 1, 2011 (but currently scheduled to increase to 20% for taxable years beginning on or after January 1, 2011). Capital gain or loss will constitute long term capital gain or loss if the U.S. Holder’s holding period for the ADSs or ordinary shares exceeds one year. The deductibility of capital losses is subject to various limitations.

If a PRC income tax applies to any gain from the disposition of our ADSs or ordinary shares by a U.S. Holder, such tax should be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, such U.S. Holder should be entitled to certain benefits under the U.S.-PRC Tax Treaty if such holder is considered a resident of the United States for purposes of the U.S.-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

Based on the expected composition (and estimated values) of the assets and the nature of the income of us and our subsidiaries for our current taxable year, it is not anticipated that we will be treated as a PFIC for such year.  However, our actual PFIC status for our current taxable year or any subsequent taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our ADSs or ordinary shares, and such U.S. Holder did not make either a timely qualified electing fund (“QEF”) election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our ADSs or ordinary shares, or a mark-to-market election, as described below, such holder generally will be subject to special rules in respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its ADSs or ordinary shares; and

•
any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ADSs or ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ADSs or ordinary shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ADSs or ordinary shares;

•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we qualified as a PFIC will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our ADSs or ordinary shares by making a timely QEF election to include in income its pro rata share of our net capital gains (as long term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election.  However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election in respect to our ADSs or ordinary shares, and the special tax and interest charge rules do not apply to such ADSs or ordinary shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such ADSs or ordinary shares or a purge of the PFIC taint pursuant to a purging election, as described below), any gain recognized on the sale or other taxable disposition of such ADSs or ordinary shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to such U.S. Holders. The tax basis of a U.S. Holder’s ADSs or ordinary shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning ADSs or ordinary shares in a QEF.

Although a determination as to our PFIC status will be made annually, an initial determination that we are a PFIC generally will apply for subsequent years to a U.S. Holder who held our ADSs or ordinary shares while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our ADSs or ordinary shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such ADSs or ordinary shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime in respect to such ADSs or ordinary shares for any of our taxable years that ends within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and during which the U.S. Holder holds (or is deemed to hold) our ADSs or ordinary shares, the PFIC rules discussed above will continue to apply to such ADSs or ordinary shares unless the holder makes a “purging election” with respect to such ADSs or ordinary shares. A purging election generally creates a deemed sale of such ADSs or ordinary shares at their fair market value. The gain recognized by the purging election generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder generally will have a new basis and holding period in its ADSs or ordinary shares.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns ADSs or ordinary shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election in respect to such ADSs or ordinary shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) our ADSs or ordinary shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ADSs or ordinary shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ADSs or ordinary shares at the end of its taxable year over the adjusted tax basis in its ADSs or ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted tax basis of its ADSs or ordinary shares over the fair market value of its ADSs or ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s tax basis in its ADSs or ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ADSs or ordinary shares will be treated as ordinary income.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NASDAQ Global Select Market, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although we intend to apply to have our ADSs listed on the NASDAQ Global Select Market, we cannot guarantee that our application will be approved. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our ADSs or ordinary shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, or U.S. Holders otherwise were deemed to have disposal of an interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election in respect to the lower-tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC or that we will be able to cause the lower-tier PFIC to provide the required information. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

If a U.S. Holder owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, such holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is made) and any other information as may be required by the U.S. Treasury.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our ADSs or ordinary shares should consult their own tax advisors concerning the application of the PFIC rules to our ADSs or ordinary shares under their particular circumstances.

Additional Taxes After 2012

For taxable years beginning after December 31, 2012, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, our ADSs or ordinary shares, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our ADSs or ordinary shares.

Non-U.S. Holders

Cash dividends paid to a Non-U.S. Holder in respect to our ADSs or ordinary shares generally will not be subject to U.S. federal income tax unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our ADSs or ordinary shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Cash dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax (but not the Medicare contribution tax) at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes will apply to distributions made on our ADSs or ordinary shares within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our ADSs or ordinary shares by a non-corporate U.S. Holder to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28% (but currently scheduled to increase to 31% for taxable years beginning on or after January 1, 2011), generally will apply to dividends paid on our ADSs or ordinary shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of shares by a non-corporate U.S. Holder, in each case who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

On March 18, 2010, President Obama signed the Hiring Incentives to Restore Employment Act of 2010 (the HIRE Act).  The HIRE Act amends the Code by adding new provisions that require, among other things, (a) certain shareholders of a PFIC to file an annual report containing such information as the Secretary may require, and (b) certain shareholders of a foreign corporation to attach a disclosure statement to their income tax return.  The provisions of the HIRE Act are complex, and there are substantial penalties for failure to comply with the requirements of the HIRE Act.

EACH PROSPECTIVE INVESTOR IN OUR ADSs OR ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE TAX REPORTING OBLIGATIONS THAT ARE APPLICABLE TO SUCH INVESTOR BASED ON ITS PARTICULAR CIRCUMSTANCES.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated             , 2010, the underwriters named below, for whom Rodman & Renshaw, LLC is acting as the representative, have severally agreed to purchase, and we have agreed to sell to them, the number of ADSs indicated in the table below.

Underwriters	Number of ADSs
Rodman & Renshaw, LLC

Total

The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale.  The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions.  The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.  The underwriters are obligated to take and pay for all of the ADSs offered by this prospectus if any such ordinary shares are taken.

The representative has advised us that the underwriters propose initially to offer the ADSs to the public at the initial public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $              per ADS.  No further discount will be allowed to dealers or re-allowed by dealers to other dealers.  After the initial public offering, the public offering price, concession and discount may be changed.

Pursuant to the underwriting agreement, we have agreed to pay to the representative an aggregate cash fee equal to 7.0% of the aggregate gross proceeds raised in connection with the offering.  Subject to compliance with FINRA Rule 5110(f)(2)(D), we will also reimburse the representative for legal and other expenses incurred by it in connection with this offering in an amount equal to 1.0% of the aggregate offering proceeds but in no event more than $250,000.  The representative also will receive warrants to purchase up to  Class A ordinary shares or 5.0% of the aggregate number of Class A ordinary shares, represented by the ADSs, that are sold in the offering with an exercise price of $              per share (125% of the public offering price).  The warrants will be exercisable beginning on the first anniversary of the closing date and will have an expiration date of                  , 201   (the five year anniversary of the effective date of the Registration Statement that this prospectus is a part of).  Pursuant to FINRA Rule 5110(g), for a period of six months after the issuance date of this warrant, neither the warrant nor any ADS issued upon exercise of the warrant shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security:

(i)	by operation of law or by reason of reorganization of us;

(ii)
to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period;

(iii)	if the aggregate amount of our securities held by the holder of this warrant or related person do not exceed 1.0% of the securities being offered;

(iv)
that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

(v)	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

The following table shows the per ADS and total underwriting discounts and commissions to be paid by us in connection with this offering.  The underwriting discounts and commissions were determined by negotiations among us, AgFeed Industries and the representative and are a percentage of the offering price to the public.  Among the factors considered in determining the discounts and commissions were the size of the offering, the nature of the security to be offered and the discounts and commissions charged in comparable transactions.

Underwriting Discounts and Commissions	No Exercise
Per ADS	$
Total by the Company	$

We have agreed to pay all fees and expenses incurred by us in connection with this offering.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

We have agreed that for a period of 365 days after the date of this prospectus, without the prior written consent of the representative, we will not, (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of our ADSs, our ordinary shares, or any securities convertible into or exchangeable or exercisable for any of our ordinary shares, or the Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase the Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of the Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in the Lock-Up Securities within the meaning of Section 16 of the Exchange Act, or (v) file with the Commission a registration statement under the Securities Act relating to the Lock-Up Securities, or publicly disclose the intention to take any such action.  The foregoing restrictions do not apply to (A) the issuance of the ordinary shares to be sold in this offering and the sale of such ordinary shares; or (B) the grant of employee stock options or ordinary shares pursuant to the terms of our 2010 Long-Term Incentive Plan.  Notwithstanding the foregoing, in the event that either (1) during the last 17 days of the 365-day lock-up period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the 365-day lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 365-day lock-up period, then in either case the 365-day lock-up period will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representative waives, in writing, such an extension.

Each of our directors, officers and existing shareholders have agreed that, for a period of 365 days after the date of this prospectus, without the prior written consent of the representative, it will not, (i) offer, sell, contract to sell, pledge or otherwise dispose of any Lock-Up Securities, or enter into a transaction which would have the same effect, or (ii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in (i) or (ii) is to be settled by delivery of the ordinary shares or such other securities, in cash or otherwise, or (iii) publicly disclose the intention to make any such offer, sale, contract to sell, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, or (iv) make any demand for or exercise any right with respect to, the registration of any Lock-Up Securities.  Notwithstanding the foregoing, in the event that either (1) during the last 17 days of the 365-day lock-up period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the 365-day lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 365-day lock-up period, then in either case the 365-day lock-up period will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representative waives, in writing, such an extension.

The representative has no present intent or understandings, tacit or explicit, to release these restrictions before the expiration of such 365-day lock-up period.

We intend to apply to list our ADSs on the NASDAQ Global Select Market under the symbol “           .”

Before this offering, there has been no public market for our Class A and Class B ordinary shares or our ADSs.  The initial public offering price was determined through negotiations among AgFeed Industries, us and the representative.  In addition to prevailing market conditions, the factors considered in determining the initial public offering price were:

•	the valuation multiples of publicly traded companies that the representative believes to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our company and the industry in which we operate;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues; and

•	the present state of our development.

An active trading market for our ADSs may not develop.  It is also possible that after the offering the ADSs will not trade in the public market at or above the initial public offering price.

Until the distribution of the ADSs is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our ADSs.  However, the representative, or any person acting for them, on behalf of the underwriters, may engage in transactions that stabilize the price of the ADSs, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our ADSs in the open market.  These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions.  Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering.  “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs in the offering.  The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing ADSs in the open market.  In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option.  “Naked” short sales are sales in excess of the over-allotment option.  The underwriters must close out any naked short position by purchasing ADSs in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.  Stabilizing transactions consist of various bids for or purchases of ADSs made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid.  This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discounts received by it because the representative has repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs.  As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs.  In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.  In addition, the representative will be facilitating Internet distribution for this offering to certain of their respective Internet subscription customers.  An electronic prospectus may be made available on the Internet web site maintained by the representative.  Other than the prospectus in electronic format, the information contained on, or that may be accessed through, the web site of the representative is not part of this prospectus.

Rodman & Renshaw, LLC’s address is 1251 Avenue of Americas, New York, New York 10020, U.S.A.

Foreign Regulatory Restrictions on Purchase of the ADSs

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required.  Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

In addition to the public offering of the ADSs in the United States, the underwriters may, subject to the applicable foreign laws, also offer the ADSs to certain institutions or accredited persons in the following countries:

Australia.  If this prospectus is issued or distributed in Australia it is issued or distributed to "wholesale clients" only, not to "retail clients".  For the purposes of this paragraph, the terms "wholesale client" and "retail client" have the meanings given in section 761 of the Australian Corporations Act 2001 (Cth).  This prospectus is not a disclosure document under the Australian Corporations Act, has not been lodged with the Australian Securities & Investments Commission and does not purport to include the information required of a disclosure document under the Australian Corporations Act.  Accordingly, (i) the offer of securities under this prospectus is only made to persons to whom it is lawful to offer such securities under one or more exemptions set out in the Australian Corporations Act, (ii) this prospectus is only made available in Australia to those persons referred to in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that, by accepting this offer, the offeree represents that the offeree is such a person as referred to in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China. THIS PROSPECTUS HAS NOT BEEN AND WILL NOT BE CIRCULATED OR DISTRIBUTED IN THE PRC, AND ADSs MAY NOT BE OFFERED OR SOLD, AND WILL NOT BE OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, TO ANY RESIDENT OF THE PRC EXCEPT PURSUANT TO APPLICABLE LAWS AND REGULATIONS OF THE PRC.

United Arab Emirates.  The offering has not been approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”).

The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise.  The securities offered hereby may not be offered to the public in the UAE and/or any of the free zones, including, in particular, the DIFC.  The securities offered hereby may be offered and issued only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned, including, in particular, the DIFC.  The Company represents and warrants that the securities offered hereby will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones, including, in particular, the DIFC.

Dubai.  The Company is not licensed by the Dubai Financial Services Authority ("DFSA") to provide financial services in the Dubai International Financial Centre ("DIFC").  The offering has not been approved or licensed by the Central Bank of the United Arab Emirates (the "UAE"), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the DFSA, a regulatory of the DIFC.

The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise.  The securities offered hereby may not be offered to the public in the UAE and/or any of the free zones, including, in particular, the DIFC.

The securities offered hereby may be offered and issued only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned, including, in particular, the DIFC.

The company represents and warrants that the securities offered hereby will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones, including, in particular, the DIFC.

Israel.  The ADSs offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such ADSs been registered for sale in Israel.  The ADSs may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus.  The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the ADSs being offered.  Any resale, directly or indirectly, to the public of the ADSs offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Pakistan.  The investors / subscribers in Pakistan will be responsible for ensuring their eligibility to invest under the applicable laws of Pakistan and to obtain any regulatory consents if required for such purpose.

Saudi Arabia.  NO OFFERING OF ADSs IS BEING MADE IN THE KINGDOM OF SAUDI ARABIA, AND NO AGREEMENT RELATING TO THE SALE OF THE ADSs WILL BE CONCLUDED IN SAUDI ARABIA.  THIS PROSPECTUS IS PROVIDED AT THE REQUEST OF THE RECIPIENT AND IS BEING FORWARDED TO THE ADDRESS SPECIFIED BY THE RECIPIENT.  NEITHER THE AGENT NOR THE OFFERING HAVE BEEN LICENSED BY THE SAUDI'S SECURITIES AND EXCHANGE COMMISSION OR ARE OTHERWISE REGULATED BY THE LAWS OF THE KINGDOM OF SAUDI ARABIA.

THEREFORE, NO SERVICES RELATING TO THE OFFERING, INCLUDING THE RECEIPT OF APPLICATIONS AND/OR THE ALLOTMENT OF THE ADSs, MAY BE RENDERED WITHIN THE KINGDOM BY THE AGENT OR PERSONS REPRESENTING THE OFFERING.

United Kingdom.  The content of this prospectus has not been issued or approved by an authorized person within the meaning of the United Kingdom Financial Services and Markets Act 2000 (the “FSMA”).  Reliance on this prospectus for the purpose of engaging in any investment activity may expose an investor to a significant risk of losing all of the property or other assets invested.  This prospectus does not constitute a “Prospectus” within the meaning of the FSMA and is issued in reliance upon one or more of the exemptions from the need to issue such a prospectus contained in Section 86 of the FSMA.

    Oman.  For the attention of the residents of Oman:

The information contained in this memorandum neither constitutes a public offer of securities in the Sultanate of Oman (“Oman”) as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman (“CMA”).  Additionally, this memorandum is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman.  This memorandum has been sent at the request of the investor in Oman, and by receiving this memorandum, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this memorandum has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the ADSs within Oman.  No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman.  The Underwriters are neither companies licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor banks licensed by the Central Bank of Oman to provide investment banking services in Oman.  The Underwriters do not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products.  Nothing contained in this memorandum is intended to constitute Omani investment, legal, tax, accounting or other professional advice.  This memorandum is for your information only, and nothing herein is intended to endorse or recommend a particular course of action.  You should consult with an appropriate professional for specific advice on the basis of your situation.  Any recipient of this memorandum and any purchaser of the ADSs pursuant to this memorandum shall not market, distribute, resell, or offer to resell the ordinary shares within Oman without complying with the requirements of applicable Omani law, nor copy or otherwise distribute this memorandum to others.

Canada.

Resale Restrictions

The distribution of our securities in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of our securities are made.  Any resale of our securities in Canada must be made under applicable securities laws that will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority.  Purchasers are advised to seek legal advice prior to any resale of our securities.

Representations of Purchasers

By purchasing our securities in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase our securities without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text above under Resale Restrictions; and

•
the purchaser acknowledges and consents to the provision of specified information concerning its purchase of our securities to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information are available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of our securities, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation.  The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for our securities.  The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for our securities.  If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us.  In no case will the amount recoverable in any action exceed the price at which our securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability.  In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of our securities as a result of the misrepresentation relied upon.  These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser.  The foregoing is a summary of the rights available to an Ontario purchaser.  Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons.  All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of our securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in our securities in their particular circumstances and about the eligibility of our securities for investment by the purchaser under relevant Canadian legislation.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that are expected to be incurred in connection with the offer and sale of the ordinary shares.  With the exception of the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NASDAQ Global Select Market listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee		$1,783
FINRA Filing Fee		$3,000
NASDAQ Global Select Market Listing Fee	$
Printing Expenses	$
Legal Fees and Expenses	$
Accounting Fees and Expenses	$
Miscellaneous	$

Total	$

LEGAL MATTERS

The validity of the ADSs and certain other legal matters as to United States federal and New York law in connection with this offering will be passed upon for us by Stevens & Lee, P.C.  Certain legal matters as to United States federal and New York law in connection with this offering will be passed upon for the underwriters by Loeb & Loeb.  The validity of the ordinary shares represented by the ADSs offered in this offering and certain other legal matters as to British Virgin Islands law will be passed upon for us by Walkers, our counsel as to British Virgin Islands law.  Legal matters as to Chinese law will be passed upon for us by QZ & WD (Jiang Xi) Law Firm and for the underwriters by Han Kun Law Offices.  Stevens & Lee, P.C.  may rely upon Walkers with respect to matters governed by British Virgin Islands law and QZ & WD (Jiang Xi) Law Firm with respect to matters governed by PRC law.  Loeb & Loeb may rely on Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS

Our consolidated financial statements as of December 31, 2008 and 2009 and for each of the years ended December 31, 2007, 2008 and 2009, included in this prospectus, have been so included in reliance on the report of Goldman Kurland Mohidin LLP, an independent registered public accounting firm, given on the authority as experts in auditing and accounting.  The offices of Goldman Kurland Mohidin LLP are located at 16133 Venture Boulevard, Suite 880, Encino, California 91436.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form F-1, including relevant exhibits under the Securities Act with respect to our ordinary shares represented by the ADSs to be sold in this offering.  We will also file with the SEC a related registration statement on Form F-6 to register the ADSs.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement.  You should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares.

We will be subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers.  Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC.  As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-selling profit-recovery provisions contained in Section 16 of the Exchange Act.  All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C.  20549.  You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2

Consolidated Financial Statements

Consolidated Balance Sheets as of June 30, 2010 (unaudited), December 31, 2009 and 2008	F-3

Consolidated Statements of Income and Other Comprehensive Income for the six months ended June 30, 2010 (unaudited) and 2009 (unaudited) and for the years ended December 31, 2009, 2008 and 2007	F-4

Consolidated Statement of Stockholders’ Equity for the six months ended June 30, 2010 (unaudited) and for the years ended December 31, 2009, 2008 and 2007	F-5

Consolidated Statements of Cash Flows for the six months ended June 30, 2010 (unaudited) and 2009 (unaudited) and for the years ended December 31, 2009, 2008 and 2007	F-6

Notes to Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
AgFeed Animal Nutrition Holdings, Inc.

We have audited the accompanying consolidated balance sheets of AgFeed Animal Nutrition Holdings, Inc. and Subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of income and other comprehensive income, stockholder’s equity, and cash flows for the years ended December 31, 2009,  2008 and 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AgFeed Animal Nutrition Holdings, Inc. and Subsidiaries as of December 31, 2009 and 2008 and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 2009, 2008 and 2007, in conformity with U.S. generally accepted accounting principles.

/s/ Goldman Kurland and Mohidin LLP
Goldman Kurland and Mohidin LLP
Encino, California
September 27, 2010

AgFeed Animal Nutrition Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
as of June 30, 2010 (unaudited), December 31, 2009 and 2008

	June 30,	December 31,	December 31,
	2010	2009	2008
	(unaudited)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$6,721,056	$13,299,380	$8,487,785
Accounts receivable, net of allowance for doubtful accounts
of $606,184 (unaudited), $415,656 and $515,377	17,259,428	12,201,548	8,711,762
Advances to suppliers	125,714	104,587	254,932
Other receivables	80,678	283,231	604,204
Due from related parties	12,375,052	8,559,665	5,216,907
Inventory	5,597,159	4,189,829	3,262,121
Prepaid expenses	-	-	86,000

Total current assets	42,159,087	38,638,240	26,623,711

PROPERTY AND EQUIPMENT, net	3,618,261	3,783,900	3,359,382
CONSTRUCTION-IN-PROCESS	387,778	2,934	461,784
INTANGIBLE ASSETS	3,357,119	3,419,141	3,444,740
OTHER ASSETS	202,616	211,534	200,334

TOTAL ASSETS	$49,724,861	$46,055,749	$34,089,951

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Short-term loans	$4,419,000	$4,401,000	$-
Accounts payable	4,583,979	4,140,243	2,583,219
Other payables	2,309,717	1,648,817	1,595,891
Unearned revenue	299,797	326,539	267,871
Accrued expenses	112,175	-	136,922
Accrued payroll	349,762	372,029	323,965
Tax and welfare payable	465,176	391,186	462,011
Due to parent company	5,254,302	6,611,687	7,554,187

Total current liabilities	17,793,908	17,891,501	12,924,066

COMMITMENTS AND CONTINGENCIES	-	-	-

STOCKHOLDERS' EQUITY:
Common stock, $0.0001 per share; 75,000,000 shares authorized;
16,000,000 issued and outstanding	1,600	1,600	1,600
Additional paid-in capital	5,103,923	5,103,923	4,303,923
Other comprehensive income	1,908,904	1,765,703	1,770,873
Statutory reserve	2,657,244	2,175,949	1,472,517
Retained earnings	22,259,282	19,117,073	13,616,972
Total stockholders' equity	31,930,953	28,164,248	21,165,885

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$49,724,861	$46,055,749	$34,089,951

The accompanying notes are an integral part of these consolidated financial statements.

AgFeed Animal Nutrition Holdings, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
For the Six Months Ended June 30, 2010 (unaudited) and 2009 (unaudited)
 and for the Years Ended December 31, 2009, 2008 and 2007

	Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)	(unaudited)

Revenues	$55,411,380	$26,559,656	$75,989,609	$57,959,134	$36,309,539

Cost of goods sold	46,178,644	20,872,298	61,719,484	44,195,070	25,933,228

Gross profit	9,232,736	5,687,358	14,270,125	13,764,064	10,376,311

Operating expenses
Selling expenses	1,987,139	1,814,353	3,840,793	3,851,830	2,692,932
General and administrative expenses	2,619,797	1,337,041	3,308,254	2,794,709	1,171,345
Total operating expenses	4,606,936	3,151,394	7,149,047	6,646,539	3,864,277

Income from operations	4,625,800	2,535,964	7,121,078	7,117,525	6,512,034

Non-operating income (expense):
Other income	29,675	277,757	274,583	5,167	79,536
Interest income	296,181	48,858	118,785	90,987	26,470
Interest and financing costs	(229,486)	(15,359)	(168,809)	(39,861)	(94,675)
Foreign currency transaction gain (loss)	(3,947)	(3,198)	-	(559,299)	81,311

Total non-operating income (expense)	92,423	308,058	224,559	(503,006)	92,642

Income before provision for income taxes	4,718,223	2,844,022	7,345,637	6,614,519	6,604,676

Provision (benefit) for income taxes	1,094,719	501,508	1,142,104	587,223	(193,203)

Net income	3,623,504	2,342,514	6,203,533	6,027,296	6,797,879

Other comprehensive income
Foreign currency translation gain (loss)	143,201	(42,296)	(5,170)	1,022,585	629,855

Comprehensive Income	$3,766,705	$2,300,218	$6,198,363	$7,049,881	$7,427,734

Weighted average shares outstanding :
Basic	16,000,000	16,000,000	16,000,000	16,000,000	16,000,000
Diluted	16,000,000	16,000,000	16,000,000	16,000,000	16,000,000

Earnings per share:
Basic	$0.23	$0.15	$0.39	$0.38	$0.42
Diluted	$0.23	$0.15	$0.39	$0.38	$0.42

The accompanying notes are an integral part of these consolidated financial statements.

AgFeed Animal Nutrition Holdings, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity
For The Six Months Ended June 30, 2010 (unaudited)
and for the Years Ended December 31, 2009, 2008 and 2007

				Other			Total
	Common Stock		Additional Paid	Comprehensive	Statutory	Retained	Stockholder's
	Shares	Amount	in Capital	Income	Reserve	Earnings	Equity
Balance, December 31, 2006	16,000,000	$1,600	$2,062,437	$118,433	$271,115	$1,993,199	$4,446,784
							-
Subsidy from Chinese governement	-	-	16,451	-	-	-	16,451
Captial contribution from parent company	-	-	2,024,436	-	-	-	2,024,436
Foreign currency translation gain	-	-	-	629,855	-	-	629,855
Transfer to statutory reserve	-	-	-	-	481,109	(481,109)	-
Net income	-	-	-	-	-	6,797,879	6,797,879

Balance, December 31, 2007	16,000,000	1,600	4,103,324	748,288	752,224	8,309,969	13,915,405
							-
Subsidy from Chinese governement	-	-	599	-	-	-	599
Captial contribution from parent company	-	-	200,000	-	-	-	200,000
Foreign currency translation gain	-	-	-	1,022,585	-	-	1,022,585
Transfer to statutory reserve	-	-	-	-	720,293	(720,293)	-
Net income	-	-	-	-	-	6,027,296	6,027,296

Balance, December 31, 2008	16,000,000	1,600	4,303,923	1,770,873	1,472,517	13,616,972	21,165,885
							-
Captial contribution from parent company	-	-	800,000	-	-	-	800,000
Foreign currency translation loss	-	-	-	(5,170)	-	-	(5,170)
Transfer to statutory reserve	-	-	-	-	703,432	(703,432)	-
Net income	-	-	-	-	-	6,203,533	6,203,533

Balance, December 31, 2009	16,000,000	1,600	5,103,923	1,765,703	2,175,949	19,117,073	28,164,248

Captial contribution from parent company	-	-	-	-	-	-	-
Foreign currency translation gain	-	-	-	143,201	-	-	143,201
Transfer to statutory reserve	-	-	-	-	481,295	(481,295)	-
Net income	-	-	-	-	-	3,623,504	3,623,504

Balance, June 30, 2010 (unaudited)	16,000,000	$1,600	$5,103,923	$1,908,904	$2,657,244	$22,259,282	$31,930,953

The accompanying notes are an integral part of these consolidated financial statements.

AgFeed Animal Nutrition Holdings, Inc.  and Subsidiaries
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2010 (unaudited) and 2009 (unaudited)
and for the Years Ended December 31, 2009, 2008 and 2007

	Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,623,504	$2,342,514	$6,203,533	$6,027,296	$6,797,879
Adjustments to reconcile net income
to net cash provided by (used in) operating activities:
Depreciation	199,054	146,878	298,916	203,865	110,213
Amortization	75,691	3,013	25,583	63,425	13,373
(Increase) / decrease in assets:
Accounts receivable	(4,985,996)	(3,164,704)	(3,487,458)	(1,793,401)	(3,795,177)
Other receivables	3,605,382	14,780	322,864	(100,794)	(212,210)
Inventory	(1,384,436)	188,523	(927,139)	(1,369,032)	(775,832)
Advances to suppliers	(20,614)	(104,609)	150,254	215,162	(329,183)
Prepaid expenses	-	40,547	85,947	(6,891)	(55,901)
Other assets	9,743	10628	(11,193)	(196,852)	-
Due from related parties	(8,534,279)	(3,380,374)	(4,284,179)	(5,311,442)	(851,822)
Increase / (decrease) in current liabilities:
Accounts payable	425,035	876,229	1,556,069	727,549	519,903
Other payables	651,447	(434,297)	52,894	1,352,005	220
Unearned revenue	(27,962)	(106,554)	58,632	159,665	10,287
Accrued expenses	111,710	127,659	(136,838)	117,883	(76,282)
Accrued payroll	(23,690)	(77,175)	48,035	141,089	117,798
Tax and welfare payable	72,090	(183,728)	(70,781)	447,236	(268,413)

Net cash provided by (used in) operating activities	(6,203,321)	(3,700,670)	(114,861)	676,763	1,204,853

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(401,929)	(126,452)	(264,603)	(835,206)	(84,595)
Acquisition of intangible assets	-	-	-	(118,361)	(251,613)
Cash paid for purchase of subsidiaries	-	-	-	95,573	-

Net cash used in investing activities	(401,929)	(126,452)	(264,603)	(857,994)	(336,208)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term loans	-	4,397,100	4,398,300	-	-
Payments on short-term loans	-	-	-	(1,167,615)	-
Collection of stock subscription receivable	-	-	-	-	220,355
Advances from parent company	-	-	-	2,665,653	1,880,709
Capital contributed by parent company	-	800,000	800,000	200,000	2,024,436
Captal contribution — subsidy paid by Chinese government	-	-	-	599	16,451

Net cash provided by financing activities	-	5,197,100	5,198,300	1,698,637	4,141,951

Effect of exchange rate changes on cash and cash equivalents	26,926	(22,629)	(7,241)	393,985	394,917

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	(6,578,324)	1,347,349	4,811,595	1,911,391	5,405,513

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	13,299,380	8,487,785	8,487,785	6,576,394	1,170,881

CASH & CASH EQUIVALENTS, ENDING BALANCE	$6,721,056	$9,835,134	$13,299,380	$8,487,785	$6,576,394

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$179,611	$22,504	$168,809	$39,861	$94,675
Income taxes paid	$492,843	$416,012	$1,211,610	$408,435	$-

The accompanying notes are an integral part of these consolidated financial statements.

AgFeed Animal Nutrition Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 2010 (unaudited) and 2009 (unaudited), and for the Years Ended December 31, 2009, 2008, and 2007

Note 1 - Organization and Basis of Presentation

Organization and Lines of Business

AgFeed Animal Nutrition Holdings, Inc. (hereinafter referred to as the “Company”) was incorporated in the British Virgin Islands on August 20, 2010.  The Company’s animal nutrition business was started by AgFeed Industries, Inc. (“AgFeed US”), the Company’s ultimate parent and is operated through various indirect subsidiaries.  As part of the corporate reorganization of AgFeed US, the Company was incorporated to be the holding company for the animal nutrition business.  On May 24, 2010, AgFeed Industries, Inc. (“AgFeed BVI”), a British Virgin Islands business company and wholly owned subsidiary of AgFeed US., contributed 100% of the issued and outstanding shares of Shandong AgFeed Agribusiness Co., Ltd. (“Shandong Feed”) to AgFeed Animal Nutrition Inc. (“AANI”), a British Virgin Islands business company and wholly owned subsidiary of AgFeed BVI.  Between July 2010 and September 2010, AgFeed BVI invested a total of approximately RMB 80.3 million (US $11.8 million) in AANI, which was treated as additional paid-in capital.  Concurrently, AANI contributed approximately RMB 80.3 million (US $11.8 million) to Shandong Feed.  Shandong Feed will use the proceeds (a) to capitalize each of its direct subsidiaries, Nanchang AgFeed Animal Feed Co., Ltd. (“Nanchang Feed”), Shanghai AgFeed Animal Feed Co., Ltd. (“Shanghai Feed”), and Nanning AgFeed Animal Feed Co., Ltd. (“Nanning Feed”) and (b) to, together with its subsidiaries, purchase (i) substantially all of the assets related to the animal nutrition business of AgFeed US from Nanchang Best Animal Husbandry Co., Ltd. (“Nanchang Best”), Shanghai Best Animal Husbandry Co., Ltd. (“Shanghai Best”), and Guangxi Huijie Sci & Tech Feed Co., Ltd. (“Guangxi Huijie”), each of which are subsidiaries of AgFeed BVI, and (ii) 100% of the issued and outstanding shares of Hainan HopeJia Feed Co., Ltd. (“HopeJia”) from Nanchang Best.  The acquisition of HopeJia from Nanchang Best was effective July 7, 2010 with the initial purchase price payment made on July 21, 2010.  The acquisition of the remaining assets related to the animal nutrition business by Shandong Feed and its subsidiaries will be effective following receipt of certain regulatory approvals which the Company expects to receive in October 2010.  Immediately following these acquisitions, AgFeed BVI will contribute 100% of the issued and outstanding shares of AANI to the Company.  Following the reorganization, the Company will conduct their animal nutrition business through AANI and its direct and indirect subsidiaries.  Following the completion of the reorganization, the Company will effect a 16,000,000:1 stock split.  After giving effect to the stock split, the Company had 16,000,000 Class B ordinary shares outstanding, all of which are owned by AgFeed BVI.  After the Company acquires AANI, it will authorize grants of 1,685,000 restricted Class A ordinary shares to certain of its directors, officers, employees, director nominees and consultants.

As a result of the above transactions, all of the animal nutrition operations of AgFeed US will be contained within the Company. The reorganization will be accounted for using the historical cost basis for the assets and liabilities transferred to the Company since all of the entities involved in the reorganization are under the common control of AgFeed US.

The Company is engaged in the research and development, manufacturing, marketing, distribution and sale of additive premix, concentrates and complete feed primarily for use in China's domestic pork husbandry market. Following the completion of the above transactions, the Company will operate production plants in Nanchang, Guangxi, Shandong, and Hainan provinces as well as the municipality of Shanghai.  The Company sells to distributors and large-scale swine farms.

Basis of Presentation

The accompanying consolidated financial statements present the financial position and results of operations and cash flows for the animal nutrition business of AgFeed US which included the following entities: Nanchang Best, Shanghai Best, Guangxi Huijie, HopeJia and Shandong Feed.  For the period from January 1, 2007 to June 30, 2010, the accompanying financial statements were prepared by combining the assets, liabilities, revenues and expenses of the above mentioned entities that were directly engaged in the animal nutrition business.  The statements of income and comprehensive income include all the historical costs related to the animal nutrition business segment and an allocation of certain general corporate expenses of AgFeed US.  These general corporate expenses primarily relate to corporate employee compensation costs, professional service fees and other expenses arising from the provisions of certain corporate functions, including finance, legal, technology, investment and executive management.  The Company allocated these expenses based on estimates that management believes are a reasonable reflection of the utilization of services provided to, or benefits received by the Company.  All significant inter-company accounts and transactions have been eliminated in consolidation.  Earnings per share is calculated assuming the 16,000,000 Class B ordinary shares that will be outstanding after the effects of the transactions described in “– Organization and Line of Business” above were outstanding for all periods presented.  In addition, the 16,000,000 Class B ordinary shares are assumed to be issued and outstanding for all periods presented in the accompanying balance sheets.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). The Company’s functional currency is the Chinese Yuan Renminbi (“RMB”); however the accompanying consolidated financial statements have been translated and presented in United States Dollars ("USD").

AgFeed Animal Nutrition Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 2010 (unaudited) and 2009 (unaudited), and for the Years Ended December 31, 2009, 2008, and 2007

Foreign Currency Translation

The accounts of the Company’s Chinese feed operations are maintained in RMB.   The accounts were translated into USD in accordance with Accounting Standards Codification (“ASC”) Topic 830 “Foreign Currency Matters,” with the RMB as the functional currency.  According to Topic 830, all assets and liabilities were translated at the exchange rate on the respective balance sheet dates, stockholders’ equity is translated at historical rates and statement of income items are translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with ASC Topic 220, “Comprehensive Income.”  Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the statements of income.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.

Advances to Suppliers

The Company makes advances to certain vendors for purchases of material. The advances to suppliers are interest free and unsecured.

Inventory

Inventory is stated at the lower of cost, as determined by weighted-average method, or market. Management compares the cost of inventories with the market value, and allowance is made for writing down the inventory to its market value, if lower.

Inventory consisted of the following at June 30, 2010, December 31, 2009 and 2008:

	June 30,	December 31,	December 31,
	2010	2009	2008
	(unaudited)
Raw material	$4,564,125	$3,644,986	$2,583,795
Work in process	110,280	84,494	103,262
Finished goods	922,754	460,349	575,064
	$5,597,159	$4,189,829	$3,262,121

AgFeed Animal Nutrition Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 2010 (unaudited) and 2009 (unaudited), and for the Years Ended December 31, 2009, 2008, and 2007

Property and Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Office equipment	5 years
Operating equipment	10 years
Vehicles	5 years
Buildings	20 years

The following are the details of property and equipment at June 30, 2010, December 31, 2009 and 2008:

	June 30,	December 31,	December 31,
	2010	2009	2008
	(unaudited)
Office equipment	$200,702	$190,668	$164,322
Operating equipment	1,442,723	1,406,980	1,281,353
Vehicles	329,190	346,011	321,761
Buildings	2,862,002	2,852,574	2,305,180
Total	4,834,617	4,796,233	4,072,616
Less: accumulated depreciation	(1,216,356)	(1,012,333)	(713,234)
	$3,618,261	$3,783,900	$3,359,382

Construction-in-Process

Construction-in-process consists of amounts expended for building construction. Once building construction is completed, the cost accumulated in construction-in-process is transferred to property and equipment.

Long-Lived Assets

The Company applies the provisions of ASC Topic 360, “Property, Plant, and Equipment,” which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal. Based on its review, the Company believes that as of June 30, 2010, December 31, 2009 and 2008, there was no significant impairment of its long-lived assets.

AgFeed Animal Nutrition Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 2010 (unaudited) and 2009 (unaudited), and for the Years Ended December 31, 2009, 2008, and 2007

Intangible Assets

The following are the details of intangible assets at June 30, 2010, December 31, 2009 and 2008:

	June 30,	December 31,	December 31,
	2010	2009	2008
	(unaudited)
Right to use land	$771,091	$825,007	$809,174
Customer list	294,600	293,400	293,400
Computer software	182,262	155,839	105,389
Goodwill	2,366,447	2,356,808	2,356,808
Total	3,614,400	3,631,054	3,564,771
Less: accumulated amortization	(257,281)	(211,913)	(120,031)
	$3,357,119	$3,419,141	$3,444,740

Per the People's Republic of China's (“PRC”) governmental regulations, the PRC government owns all land. The Company leases land per real estate contracts with the government of the PRC for periods ranging from 30 years to 50 years.  Accordingly, the right to use land for these feed companies is amortized over 50 years or the lease term, if shorter, and the computer software is amortized over three to nine years.

Revenue Recognition

The Company's revenue recognition policies are in compliance with SEC Staff Accounting Bulletin (SAB) 104. Revenue is recognized when services are rendered to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. The Company is not subject to VAT withholdings.  The Company gives volume rebates to certain customers based on volume achieved. The Company accrues sales rebates based on actual sales volume.

Advertising Costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place.  Advertising costs for the six months ended June 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007 were not significant.

Research and Development

The Company expenses its research and development costs as incurred.  Research and development costs for six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007 were not significant.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, “Income Taxes.” ASC 740 requires a company use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

AgFeed Animal Nutrition Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 2010 (unaudited) and 2009 (unaudited), and for the Years Ended December 31, 2009, 2008, and 2007

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s consolidated financial statements.

Income tax is allocated to each subsidiary on a separate return basis.

Foreign Currency Transactions and Comprehensive Income

US GAAP requires that recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The functional currency of the Company’s Chinese feed operations is the RMB. The unit of Renminbi is in Yuan. Translation gains are classified as an item of other comprehensive income in the stockholders’ equity section of the consolidated balance sheet.

Basic and Diluted Earnings Per Share

Earnings per share is calculated in accordance with the ASC Topic 260, “Earnings Per Share.”  Basic earnings per share is based upon the weighted average number of common shares outstanding.  Diluted earnings per share is based on the assumption that all dilutive convertible shares and stock options and warrants were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.  The Company currently does not have any outstanding dilutive securities.

Statement of Cash Flows

In accordance ASC Topic 230, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies using the average translation rates. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities, inter-company receivables/ payables and short-term debt, the carrying amounts approximate their fair values due to their short maturities.

ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.  The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

•	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

AgFeed Animal Nutrition Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 2010 (unaudited) and 2009 (unaudited), and for the Years Ended December 31, 2009, 2008, and 2007

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

As of June 30, 2010, December 31, 2009 and December 31, 2008, the Company did not identify any assets and liabilities that are required to be presented on the balance sheets at fair value.

Recent Accounting Pronouncements

In October 2009, the FASB issued Accounting Standards Update 2009-15 ("ASU 2009-15") regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing.  This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation.  This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The adoption of this ASU did not have a significant impact on the Company’s consolidated financial statements.

On December 15, 2009, the FASB issued ASU No. 2010-06 Fair Value Measurements and Disclosures Topic 820 “Improving Disclosures about Fair Value Measurements”.  This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting.  The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In December 2009, FASB issued ASU No. 2009-17 Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. This Accounting Standards Update amends the FASB Accounting Standards Codification for the issuance of FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R). The amendments in this Accounting Standards Update replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity. The amendments in this Update also require additional disclosures about a reporting entity’s involvement in variable interest entities, which will enhance the information provided to users of financial statements. This ASU is effective for fiscal years beginning on or after November 15, 2009, and interim periods within those fiscal years. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In March 2010, FASB issued ASU No. 2010-10 Amendments for Certain Investment Funds. This update defers the effective date of the amendments to the consolidation requirements made by FASB Statement 167 to a reporting entity’s interest in certain types of entities. The deferral will mainly impact the evaluation of reporting enterprises’ interests in mutual funds, private equity funds, hedge funds, real estate investment entities that measure their investment at fair value, real estate investment trusts, and venture capital funds. The ASU also clarifies guidance in Statement 167 that addresses whether fee arrangements represent a variable interest for all service providers and decision makers. The ASU is effective for interim and annual reporting periods in fiscal year beginning after November 15, 2009. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

AgFeed Animal Nutrition Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 2010 (unaudited) and 2009 (unaudited), and for the Years Ended December 31, 2009, 2008, and 2007

On February 25, 2010, the FASB issued ASU 2010-09 Subsequent Events Topic 855 “Amendments to Certain Recognition and Disclosure Requirements,” effective immediately. The amendments in the ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. The FASB believes these amendments remove potential conflicts with the SEC’s literature. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

On March 5, 2010, the FASB issued ASU No. 2010-11 Derivatives and Hedging Topic 815 “Scope Exception Related to Embedded Credit Derivatives.” This ASU clarifies the guidance within the derivative literature that exempts certain credit related features from analysis as potential embedded derivatives requiring separate accounting. The ASU specifies that an embedded credit derivative feature related to the transfer of credit risk that is only in the form of subordination of one financial instrument to another is not subject to bifurcation from a host contract under ASC 815-15-25, Derivatives and Hedging — Embedded Derivatives — Recognition. All other embedded credit derivative features should be analyzed to determine whether their economic characteristics and risks are “clearly and closely related” to the economic characteristics and risks of the host contract and whether bifurcation is required. The ASU is effective for the Company on July 1, 2010.  Early adoption is permitted. The adoption of this ASU will not have a material impact on the Company’s consolidated financial statements.

Note 3 – Short-Term Loan

Short term loan at June 30, 2010 and December 31, 2009 and 2008 is as follows:

	June 30,	December 31,	December 31,
	2010	2009	2008
	(unaudited)
Short term bank loan payable to Shanghai Pudong Development Bank. The loan accrues interest at 5.84%. The note was renewed in May 2010 and is due May 4, 2011. The loan is collateralized by buildings and land use rights.	$4,419,000	$4,401,000	$-

Note 4 – Employee Common Welfare

The total expense for the employee common welfare was $161,253 (unaudited) and $215,199 (unaudited) for the six months ended June 30, 2010 and 2009, respectively and $768,963, $207,709 and $62,431 for the years ended December 31, 2009, 2008 and 2007, respectively.  The Company has recorded welfare payable of $0 (unaudited), $1,940 and $3,336 at June 30, 2010, December 31, 2009 and 2008, respectively, which is included in tax and welfare payable in the accompanying consolidated balance sheet.  The Chinese government abolished the 14% welfare plan policy at the beginning of 2007.  The Company is not required to establish welfare and common welfare reserves. The balance of welfare payable is remaining amount due under the welfare plan provided for prior to 2007.

AgFeed Animal Nutrition Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 2010 (unaudited) and 2009 (unaudited), and for the Years Ended December 31, 2009, 2008, and 2007

Note 5 – Statutory Common Welfare Fund

As stipulated by the Company Law of the PRC, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i.	Making up cumulative prior years’ losses, if any;

ii.
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital;

iii.
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company’s “Statutory common welfare fund”, which is established for the purpose of providing employee facilities and other collective benefits to the Company’s employees; and

iv.	Allocations to the discretionary surplus reserve, if approved in the stockholders’ general meeting.

Pursuant to the new Corporate Law effective on January 1, 2006, there is now only one "Statutory surplus reserve" requirement. The reserve is 10 percent of income after tax, not to exceed 50 percent of registered capital.

The Company appropriated $481,295 (unaudited), $703,432, and $720,293 as reserve for the statutory surplus reserve and welfare fund for the six months ended June 30, 2010 and for years ended December 31, 2009 and, 2008, respectively.

Note 6 – Related Party Transactions

At June 30, 2010, December 31, 2009 and 2008, the Company had amounts due from related parties of $12,375,052 (unaudited), $8,559,665 and $5,216,907, respectively.  These amounts are due from hog farms owned by the Company’s parent, AgFeed US and relate to advances to the hog farms and accounts receivables arising from the sale of products to the hog farms.  During the six months ended June 30, 2010 and 2009 and during the years ended December 31, 2009, 2008 and 2007, the Company sold feed products to hog farms owned by AgFeed US of $5,314,231 (unaudited), $1,998,016 (unaudited), $12,341,966, $6,213,790 and $234,746, respectively.

Below is a rollforward of the due from related parties:

Balance, December 31, 2006	$87,018
Sales of product	234,746
Payments	(125,593)
Balance, December 31, 2007	196,171
Sales of product	6,213,790
Payments	(1,193,054)
Balance, December 31, 2008	5,216,907
Sales of product	12,341,966
Advances	4,401,000
Payments	(13,400,208)
Balance, December 31, 2009	8,559,665
Sales of product	5,314,231
Payments	(1,498,844)
Balance, June 30, 2010 (unaudited)	$12,375,052

AgFeed Animal Nutrition Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 2010 (unaudited) and 2009 (unaudited), and for the Years Ended December 31, 2009, 2008, and 2007

At June 30, 2010, December 31, 2009 and 2008, the Company had amounts due to its parent, AgFeed US related to advances to the Company and allocation of parent company expenses of $5,254,302 (unaudited), $6,611,687, and $7,554,187, respectively.  During the six months ended June 30, 2010 and 2009 and during the years ended December 31, 2009, 2008 and 2007, AgFeed US allocated $1,046,738 (unaudited), $590,183 (unaudited), $1,180,366, $662,952 and $257,812, respectively, of expenses to the Company which are recorded as general and administrative expenses and interest expense in the accompanying statements of income.  Management of AgFeed US allocated corporate expenses to the feed companies (the Company) and the hog companies that it owns based on management’s best estimate of the benefits received by each company.  The allocations were based on revenues, time spent, head count and other acceptable basis.

Below is a rollforward of the due to AgFeed US:

Balance, December 31, 2006	$-
Allocation of corporate expenses	257,812
Advances from parent, net	745,802
Balance, December 31, 2007	1,003,614
Allocation of corporate expenses	662,952
Advances from parent, net	5,887,621
Balance, December 31, 2008	7,554,187
Allocation of corporate expenses	1,180,366
Repayment to/payment made on behalf of parent, net	(2,122,866)
Balance, December 31, 2009	6,611,687
Allocation of corporate expenses	1,046,738
Repayment to/payment made on behalf of parent, net	(2,404,123)
Balance, June 30, 2010 (unaudited)	$5,254,302

Note 7 – Taxes

Local PRC Income Tax

Pursuant to the tax laws of China, general enterprises are subject to income tax at an effective rate of 25%.

On June 5, 2007, Shanghai received a tax exemption certificate from the local tax bureau and is exempt from income tax from January 1, 2007 to December 31, 2008, followed by a reduced tax rate of 15% for the next three years.

A reconciliation of tax at United States federal statutory rate to provision for income tax recorded in the financial statements is as follows for the years ended December 31:

	2009	2008	2007
Tax provision at statutory rate	34%	34%	34%
Foreign tax rate difference	(9)%	(9)%	(1)%
Allocation of parent company expenses for which no benefit is realized	2%	1%	-
Effective of tax holiday/tax exemption	(11)%	(17)%	(36)%
	16%	9%	(3)%

The effect of the change of tax status was recorded in accordance with ASC Topic 740-10, which states that the effect of a change in tax status is computed as of the date of change and is included in the tax provision for continuing operations. Management believes the local tax authorities would not have waived past taxes had it not been for the change in the Company’s subsidiary’s tax status.

AgFeed Animal Nutrition Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 2010 (unaudited) and 2009 (unaudited), and for the Years Ended December 31, 2009, 2008, and 2007

If the Company had not been exempt from paying income taxes, income tax expense for the years ended December 31, 2009, 2008 and 2007 would have been approximately $1,770,000, $1,673,000 and $1,764,000 and earnings per share would have been reduced by $0.08, $0.14 and $0.24, respectively.

Foreign pretax earnings approximated $8,200,000, $7,300,000 and $6,900,000 for the years ended December 31, 2009, 2008 and 2007, respectively. Pretax earnings of a foreign subsidiary are subject to U.S. taxation when effectively repatriated. The Company provides income taxes on the undistributed earnings of non-U.S. subsidiaries except to the extent that such earnings are indefinitely invested outside the United States. At December 31, 2009, approximately $20,900,000 of accumulated undistributed earnings of non-U.S. subsidiaries was indefinitely invested. At the existing U.S. federal income tax rate, additional taxes of $1,800,000 would have to be provided if such earnings were remitted currently.

Note 8 – Commitments and Contingencies

The Company leases certain office space and equipment under operating leases.

Future minimum lease payments under non-cancelable operating leases with initial or remaining terms of one year or more are as follows as of December 31, 2009:

Year ending December 31,
2010	$151,724
2011	136,347
2012	136,347
2013	136,347
2014	136,347
Thereafter	161,271
$858,383

The Company incurred rent expense of $91,892 (unaudited), $87,517 (unaudited),  $175,035, $155,056 and $0 for the six months ended June 30, 2010 and 2009, and for the years ended December 31, 2009, 2008 and 2007, respectively.

Note 9 – Subsequent Events

HopeJia Securities Purchase Agreement

On July 7, 2010, Shandong Feed entered into the Securities Purchase Agreement with Nanchang Best pursuant to which Shandong Feed acquired all of the issued and outstanding equity interest of HopeJia, all of which were owned by Nanchang Best.  The acquisition by Shandong Feed was effective July 7, 2010 with the purchase price paid in installments to Nanchang Best by Shandong Feed between July 21, 2010 and September 17, 2010.

AgFeed Animal Nutrition Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 2010 (unaudited) and 2009 (unaudited), and for the Years Ended December 31, 2009, 2008, and 2007

Master Separation Agreement

On July 19, 2010, AANI entered into the Master Separation Agreement with AgFeed BVI.  This agreement contains key provisions regarding the transfer of substantially all of the assets related to the animal nutrition business (including applicable intellectual property rights and real estate interests) from AgFeed BVI to AANI. The following is a brief summary of its material provisions:

Contribution and Transfer.  AgFeed BVI agreed to transfer to AANI the real properties, intellectual property rights, and other tangible properties related to the animal nutrition business.

Indemnification.  Pursuant to the Master Separation Agreement, AANI is responsible for all liabilities associated with the assets and operations related to the animal nutrition business, while AgFeed BVI is responsible for all liabilities associated with AgFeed BVI’s other assets and operations, in each case, regardless of the time those liabilities arise.  The Master Separation Agreement also contains indemnification provisions under which AANI and AgFeed BVI indemnify each other with respect to breaches of the Master Separation Agreement or any related intercompany agreement.

In addition to AANI’s general indemnification obligations described above, AANI has agreed to indemnify AgFeed BVI against liabilities arising from misstatements or omissions in this prospectus or the registration statement of which it is a part, except for misstatements or omissions relating to information that AgFeed BVI provided to AANI specifically for inclusion in this prospectus or the registration statement of which it forms a part.  AANI also has agreed to indemnify AgFeed BVI against liabilities arising from any misstatements or omissions in AANI’s subsequent SEC filings and from information AANI provides to AgFeed specifically for inclusion in AgFeed Industries, Inc.’s annual or quarterly reports following the completion of this offering, but only to the extent that information pertains to AANI or its business or to the extent AgFeed BVI provides AANI prior written notice that the information will be included in its annual or quarterly reports and the liability does not result from the action or inaction of AgFeed BVI.

In addition to AgFeed BVI’s general indemnification obligations described above, AgFeed BVI will indemnify AANI against liabilities arising from misstatements or omissions with respect to information that AgFeed BVI provided to AANI specifically for inclusion in this prospectus or the registration statement of which it forms a part. AgFeed BVI will also indemnify AANI against liabilities arising from information AgFeed BVI provides to us specifically for inclusion in our annual report or quarterly reports following the completion of this offering, but only to the extent that the information pertains to AgFeed BVI or its business to the extent AANI provides AgFeed BVI prior written notice that the information will be included in our annual or quarterly reports and the liability does not result from AANI’s action or inaction.

Liability Release.  AANI releases AgFeed BVI from all liabilities associated with assets and operations related to the animal nutrition business to be transferred to AANI, and AgFeed BVI releases AANI from liabilities associated with all of AgFeed Industries’ other assets and operations, in each case regardless of the time those liabilities arise.

No Representation or Warranties.  Except as set forth in the Master Separation Agreement or other documents, neither AANI nor AgFeed BVI makes any representation or warranty to each other relating to the transaction contemplated in the Master Separation Agreement.

Furthermore, AANI agreed not to amend or terminate any of our contracts with third parties that were entered into for the benefit of AgFeed BVI and its subsidiaries.  AANI also agreed to take actions reasonably requested by AgFeed BVI to enable AgFeed BVI and its subsidiaries to receive substantially the same rights and benefits received by AANI under such contracts with third parties.

Supply Agreement

On September 30, 2010, the Company and AgFeed US entered into a supply agreement pursuant to which AgFeed US and its currently existing operating subsidiaries in China have agreed, for a period of three years commencing August 1, 2010, to use commercially reasonable efforts to procure feed for the existing hog farms in which AgFeed US owns at least a majority interest from the Company and its distributors, on an exclusive basis, subject to certain terms and conditions.  The Company has agreed that any premix, concentrates or complete feed offered to AgFeed US and its operating subsidiaries by the Company or its distributors shall have “most favored nation” pricing for customers purchasing quantities of the Company’s products similar to those being purchased by AgFeed US and its operating subsidiaries.  AgFeed US shall continue to purchase from the Company on an exclusive basis during this three-year term to the extent (i) the Company’s feed products are of equal or superior quality to that of a product produced by a third-party as determined in the sole discretion of AgFeed US, (ii) the pricing for the Company’s products is competitively priced and continues to be market-based, and (iii) the Company or its distributor, as applicable, are able to meet the specifications as far as quality, composition, quantities and delivery requested by AgFeed US.  The Company or its distributor retain the absolute right to accept or reject any individual order placed by an operating subsidiary of AgFeed US.

American Depositary Shares

Representing                        Class A Ordinary Shares

PROSPECTUS

Rodman & Renshaw, LLC

, 2010

Until            , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under British Virgin Islands law, each of our directors when exercising powers or performing duties as a director, is required to act honestly and in good faith in what the director believes to be to our best interests and exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances.  Our First Amended and Restated Memorandum and Articles of Association will provide that, to the fullest extent permitted by British Virgin Islands law or any other applicable laws, our directors will not be personally liable to us or our shareholders for any acts or omissions in the performance of their duties.  Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.  These provisions will not limit the liability of directors under United States federal securities laws.

We may indemnify any of our directors, officers, agents, a liquidator appointed in relation to us or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings to the maximum extent permitted by law.  We may only indemnify a person if he or she acted honestly and in good faith in what the person believed to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful.  The decision of our board of directors as to whether the person acted honestly and in good faith in what the person believed our best interests and as to whether the person had no reasonable cause to believe that his or her conduct was unlawful, is, in the absence of fraud, sufficient for the purposes of indemnification, unless a question of law is involved.  The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a person did not act honestly and in good faith and with a view to our best interests or that the person had reasonable cause to believe that his or her conduct was unlawful.  If a person to be indemnified has been successful in defense of any proceedings referred to above, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not we have or would have had the power to indemnify the directors or officers against the liability as provided in our First Amended and Restated Memorandum and Articles of Association.

Pursuant to the form of indemnification agreements filed as Exhibits to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.  RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we issued our securities as described below in transactions not required to be registered under the Securities Act.  We believe that the issuances were exempt from registration under the Securities Act pursuant to Regulation S under the Securities Act because our securities qualify under “Category 1” in Rule 903 of Regulation S and (1) the issuances were made in offshore transactions (and we determined that the none of the persons to whom offers and sales were directed was a “U.S. person”) and (2) neither we nor any person acting on our behalf made any directed selling efforts in the United States.

On August 20, 2010, we issued one Class B ordinary share, par value $0.0001 per share, to AgFeed Industries, Inc., a British Virgin Islands corporation and wholly-owned subsidiary of AgFeed Industries, Inc., a Nevada corporation, for a purchase price per share of $10.00.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hendersonville, State of Tennessee, on October 8, 2010.

AGFEED ANIMAL NUTRITION HOLDINGS, INC.

By:	/s/ Gerard Daignault
Name:	Gerard Daignault
Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

We, the undersigned officers and directors of AgFeed Animal Nutrition Holdings, Inc., hereby severally constitute and appoint Junhong Xiong, Gerard Daignault, Edward Pazdro and William W. Uchimoto, Esquire, each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the date indicated below.

Signature	Title	Date

/s/ Gerard Daignault	President, Chief Executive Officer and Director	October 8, 2010
Gerard Daignault

/s/ Edward Pazdro	Chief Financial Officer (principal financial and principal	October 8, 2010
Edward Pazdro	accounting officer)

/s/ Junhong Xiong	Chairman of the Board	October 8, 2010
Junhong Xiong

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of AgFeed Animal Nutrition Holdings, Inc., has signed this registration statement in West Trenton, New Jersey on September 28, 2010.

CORPORATION SERVICE COMPANY

By:	/s/ Elizabeth R. Konieczny
Name:	Elizabeth R. Konieczny
Title:	Assistant Vice President

AGFEED ANIMAL NUTRITION HOLDINGS, INC.

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1†	Form of Underwriting Agreement

3.1†	First Amended and Restated Memorandum and Articles of Association of the Registrant

4.1†	Registrant’s Specimen Certificate for Class A Ordinary Shares

5.1†	Opinion of Walkers regarding the validity of the Class A Ordinary Shares being registered

8.1†	Opinion of Stevens & Lee, P.C. regarding certain U.S. tax matters

8.2†	Opinion of Walkers regarding certain British Virgin Islands tax matters

10.1†	AgFeed Animal Nutrition Holdings, Inc. 2010 Long-Term Incentive Plan

10.2†	Form of Indemnification Agreement with the Registrant’s directors

10.3†	Form of Restricted Class A Ordinary Share Agreement

10.4†	Master Separation Agreement, dated July 19, 2010, by and between AgFeed Industries, Inc. and AgFeed Animal Nutrition Inc.

10.5†	Form of Administrative Services Agreement between AgFeed Industries, Inc., AgFeed Animal Nutrition Inc. and AgFeed Animal Nutrition Holdings, Inc.

10.6†	Form of Investor Rights Agreement between AgFeed Industries, Inc. and AgFeed Animal Nutrition Holdings, Inc.

10.7†	Securities Purchase Agreement, dated July 7, 2010, between Nanchang Best Animal Husbandry Co., Ltd. and Shandong AgFeed Agribusiness Co., Ltd.

10.8†	Form of Non-Compete Agreement between AgFeed Industries, Inc. and AgFeed Animal Nutrition Holdings, Inc.

10.9†	Supply Agreement, dated September 30, 2010, between AgFeed Industries, Inc. and AgFeed Animal Nutrition Holdings, Inc.

21.1	Subsidiaries of the Registrant

23.1	Consent of Goldman Kurland Mohidin LLP, an Independent Registered Public Accounting Firm

23.2	Consent of Walkers (included in Exhibit 5.1)

23.3	Consent of Stevens & Lee, P.C. (included in Exhibit 8.1)

23.4	Consent of QZ & WD (Jiang Xi) Law Firm (included in Exhibit 99.2)

23.5	Consent of K. Ivan F. Gothner

23.6	Consent of Sixiang Zou

24.1	Powers of Attorney (included on signature page)

99.1†	Code of Ethics and Conduct for Directors, Officers and Employee

99.2†	Opinion of QZ & WD (Jiang Xi) Law Firm, counsel to AgFeed Animal Nutrition Holdings, Inc., regarding certain PRC legal matters

†	To be filed by amendment.